EXHIBIT 10.1

EXECUTION VERSION

INTERESTS PURCHASE AGREEMENT

by and among

CAREERBUILDER, LLC,

SELLERS

and

PURCHASER

Dated as of June 17, 2017

i

TABLE OF CONTENTS

		Page
	ARTICLE I
	DEFINITIONS; INTERPRETATION
Section 1.1	Defined Terms and Rules of Construction	1
Section 1.2	Other Definitions	18
Section 1.3	Interpretation; Absence of Presumption	21
	ARTICLE II
	THE TRANSACTIONS
Section 2.1	The Transactions	22
Section 2.2	Aggregate Common Equity Price	25
Section 2.3	Closing	27
Section 2.4	Adjustment of the Aggregate Common Equity Price	28
Section 2.5	Withholding	32
Section 2.6	Tax Treatment	32
	ARTICLE III
	REPRESENTATIONS AND WARRANTIES CONCERNING SELLERS AND PURCHASER
Section 3.1	Representations and Warranties of Sellers	32
Section 3.2	Representations and Warranties of Purchaser	34

	ARTICLE IV
	REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSFERRED ENTITIES
Section 4.1	Organization and Qualification; Authority; Enforceability	39
Section 4.2	Capitalization	40
Section 4.3	Consents and Approvals; No Violations	40
Section 4.4	Financial Statements; Liabilities	41
Section 4.5	Absence of Certain Changes or Events	42
Section 4.6	Litigation; Compliance with Laws	42

Schedules

Schedule I:  Sellers

Company Disclosure Schedule

Purchaser Disclosure Schedule

Exhibits

Exhibit A:Working Capital Calculation

Exhibit B:Certificate of Formation of Parent

Exhibit C:Limited Liability Company Agreement of Parent

Exhibit D:Certificate of Formation of Parent Holdings

Exhibit E:Limited Liability Company Agreement of Parent Holdings

Exhibit F:Certificate of Formation of Parent Acquisition

Exhibit G:Limited Liability Company Agreement of Parent Acquisition

Exhibit H:Amended and Restated Limited Liability Company Agreement of the Company

Exhibit I:Registration Rights Agreement

v

INTERESTS PURCHASE AGREEMENT

This INTERESTS PURCHASE AGREEMENT (this “Agreement”), dated as of June 17, 2017, is by and among CareerBuilder, LLC, a Delaware limited liability company (the “Company”), the Sellers named on Schedule I hereto (collectively, “Sellers” and each, a “Seller”), and AP Special Sits Camaro Holdings, LLC, a Delaware limited liability company, (“Purchaser”) (each of Purchaser and Sellers, a “Party” and collectively, the “Parties”).

RECITALS

WHEREAS, Sellers collectively hold, of record and beneficially, all of the outstanding membership interests (the “Interests”) of the Company;

WHEREAS, the Parties desire to effect a series of transactions which will result in (a) the formation of the New Entities, (b) the Interests ultimately being owned by Parent Acquisition, (c) Sellers and Purchaser owning Common Units, (d) Purchaser owning Preferred Units, (e) Sellers receiving the Distribution Amount and (f) Sellers receiving cash for the sale of Common Units to Purchaser, as more particularly described in, and subject to the terms and conditions of, this Agreement and the Operating Agreement;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Sellers’ willingness to enter into this Agreement, each of Apollo Special Situations Fund, L.P. (“ASSF”) and Ontario Teachers’ Pension Plan Board (“OTPP” and together with ASSF, the “Guarantors”) has duly executed and delivered to the Company a limited guaranty, dated as of the date of this Agreement, in favor of the Company (a “Guaranty”) pursuant to which the Guarantors have agreed to guarantee obligations of Purchaser hereunder subject to the limitations set forth therein; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

Article I DEFINITIONS; INTERPRETATION
Section 1.1 Defined Terms and Rules of Construction. For the purposes of this Agreement, the following terms shall have the following meanings:

“30% Rule” means Section 79 of regulation 909 under Section 62 of the Pension Benefits Act (Ontario).

“Acquisition Transaction” means any of the following (other than with or by Purchaser or any of its Affiliates), (a) any merger, consolidation, joint venture, partnership,

dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Transferred Entities as a result of which any third party would acquire, or (b) any acquisition by a third party in any manner, directly or indirectly, by operation of law or otherwise, of, in each case, beneficial ownership of or other interest in any equity securities of any of the Transferred Entities or of thirty percent (30%) or more of the fair market value of the total consolidated assets of the Transferred Entities.  For the avoidance of doubt, any transaction involving the of securities of TEGNA Inc.,  Tribune Media Company or The McClatchy Company shall not be considered an Acquisition Transaction.

“Additional Equity Contribution” means the amount, by which the sum of the Purchaser Transaction Expenses plus the Bank Fee Amount, exceeds $25 million, if any.

“Action” means any action, claim, suit, litigation, proceeding or (to the knowledge of the applicable Party) investigation (including any civil, criminal, administrative or appellate proceeding) by or before any Governmental Entity, self-regulatory organization or private arbitral body with jurisdiction over any Party hereto or any Transferred Entity.

“Affiliate” means, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such Person; provided that (a) no Transferred Entity or New Entity shall be considered an Affiliate of any Seller or of any Affiliate of any Seller; (b) no Seller or Affiliate of any Seller shall be considered an Affiliate of any Transferred Entity or New Entity; (c) no Seller or Affiliate of any Seller shall be considered an Affiliate of any other Seller or of any of such other Seller’s Affiliates; (d) Affiliates of a Seller shall not include any Person other than (i) in case of TEGNA Inc. or Cape Publications, Inc., TEGNA Inc. and its controlled Affiliates, (ii) in case of Tribune National Marketing Company, LLC, Tribune Media Company and its controlled Affiliates, and (iii) in case of McClatchy Interactive West, The McClatchy Company and its controlled Affiliates; and (e) except with respect to Section 8.2(b) and Section 10.13, in no event shall Purchaser be considered an Affiliate of any portfolio company or investment fund (excluding Apollo Special Situations Fund, L.P.) affiliated with Apollo Global Management, LLC, nor shall any portfolio company or investment fund (excluding Apollo Special Situations Fund, L.P.) affiliated with Apollo Global Management, LLC, be considered to be an Affiliate of Purchaser.  For the avoidance of doubt, following the Closing, Affiliates of Purchaser shall include the New Entities, the Company and their respective Subsidiaries.  For purposes of this Agreement, “control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise (and the terms “controlled by” and “under common control with” shall have correlative meanings).

“Balance Sheet Cash Amount” means an amount of cash up to $10 million, to be retained by the Company and/or its Subsidiaries from the proceeds of the Debt Financing funded on or prior to Closing, which amount (up to $10 million) shall be determined by Purchaser in good faith to be necessary or advisable.

“Bank Fee Amount” means the sum of (a) fees, costs and expenses incurred or paid by Purchaser or its Affiliates to their advisors, ratings agencies, the Lenders or their respective advisors and (b) fees, costs and expenses incurred or paid by any of the Transferred

Entities, in each case, (i) prior to, at or around Closing in connection with the borrowing under the Debt Financing and (ii) including, without limitation, all arrangement fees, upfront fees, original issue discount, administration fees and other fees and expenses payable or reimbursable under the Debt Commitment Letter and any related fee letter (including any “flex” provisions thereof); provided that the Bank Fee Amount shall exclude any amount paid or payable to Purchaser or any Affiliate of Purchaser other than to Apollo Global Securities, LLC and its Affiliates in the capacity as an arranger for the Debt Financing pursuant to the fee letter relating to the Debt Commitment Letter as of the date hereof.  For the avoidance of doubt, any amounts included in the Bank Fee Amount shall not be duplicative of amounts included in Purchaser Transaction Expenses.

“Benefit Plan” means any employee benefit plan, program, policy, practice, agreement, understanding or other arrangement providing compensation or benefits to any current or former employee or other individual service provider of the Transferred Entities, or any beneficiary or dependent thereof that is sponsored or maintained by the Transferred Entities, or to which the Transferred Entities contributes or is obligated to contribute or has any liability, whether actual or contingent, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, whether or not such plan is subject to ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA, whether or not such plan is subject to ERISA, and any retirement, pension, redundancy, old age, death, bonus, incentive, deferred compensation, vacation, holiday, cafeteria, medical, disability, share purchase, stock option, stock appreciation, phantom stock, restricted stock, free shares, company savings, profit-sharing or other stock-based compensation, severance, employment, change in control or fringe benefit plan, program, policy, practice, agreement, understanding, custom or other arrangement, other than any of the foregoing which is a statutorily-maintained, mandated or sponsored plan, program or policy.

“Benefits Cash” means an amount equal to (a) all cash and cash equivalents, other than Trapped Cash, held by any of the Transferred Entities (other than Employee Benefits Specialists, Inc. and/or its Subsidiaries), plus (b) all cash and cash equivalents held by Employee Benefits Specialists, Inc. and/or its Subsidiaries; provided that Benefits Cash shall not exceed the Customer Obligations.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in New York, New York, are required or authorized by Law to be closed.

“Capital Expenditures” means expenditures of the Transferred Entities that are classified as capital expenditures in accordance with GAAP to acquire or improve the useful life of fixed, physical or other non-consumable assets, including software, real property, equipment, machinery, vehicles, and other similar assets.

“Capital Expenditures Budget” means a summary of all budgeted Capital Expenditures of the Transferred Entities, for the period beginning on January 1, 2017 and ending on December 31, 2017, as set forth in Section 1.1(a) of the Company Disclosure Schedule.

“Capital Expenditures Budget Proration” means an amount determined by multiplying the aggregate budgeted Capital Expenditures set forth in the Capital Expenditures

Budget by the actual number of days elapsed in 2017 prior to Closing, and dividing the resulting amount by 365.

“Cash” means all cash and cash equivalents of the Transferred Entities.  Cash shall (a) be reduced by issued but uncleared checks and drafts of any Transferred Entity, and (b) be increased by uncleared checks and drafts deposited for the account of any Transferred Entity.

“Class A Common Units” has the meaning set forth in the Operating Agreement.

“Class B Common Units” has the meaning set forth in the Operating Agreement.

“Class B Common Valuation” means the quotient obtained by dividing Equity Value by 1,000,000.

“Class B Common Prorated Valuation” means the product obtained by multiplying the Class B Common Valuation by 2/3.

“Closing Date Cash” means the aggregate amount of all Cash as of immediately prior to the Closing, excluding Trapped Cash; provided (a) that Closing Date Cash shall exclude any Cash received in connection with borrowings under the Debt Financing, and (b) Closing Date Cash (other than Benefits Cash) in excess of $10 million shall be disregarded (such excess Cash, “Excess Cash”).   Notwithstanding the foregoing, if any cash is generated following the date hereof from the liquidation of marketable securities previously held by or for the benefit of the Company or its Subsidiaries in respect of any forfeited LTIP and ELTIP amounts, such cash shall not be taken into account for purposes of Closing Date Cash but shall instead be subject to Section 5.9(e).

“Closing Date Indebtedness” means all Indebtedness of the Transferred Entities as of immediately prior to the Closing.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Common Units” has the meaning set forth in the Operating Agreement.

“Compliant” means, with respect to the Required Information, that (a) the Company’s auditors have not withdrawn any audit opinion with respect to any audited financial statements contained in such Required Information, (b) such Required Information, when taken as a whole, does not contain any untrue statement of a material fact regarding the Company and its Subsidiaries or omit to state any material fact regarding the Company and its Subsidiaries, in each case, necessary in order to make such Required Information not misleading under the circumstances (giving effect to all supplements and updates provided thereto), (c) neither any Seller nor the Company has publicly announced its intention to, or determined that it must, restate any historical financial statements or other financial information included in such Required Information or any such restatement is otherwise required in accordance with GAAP (it being understood that such Required Information may be Compliant under this subclause (c) if such restatement is completed and the applicable Required Information has been amended or supplemented or such Seller or the Company, as applicable, has determined that no such restatement shall be required), and (d) the financial statements and other information included in such Required Information would not be deemed stale under Regulation S-X or Regulation S-K under the Securities Act for a registered public offering of non-convertible debt securities on Form S-1 by an entity that is not a “large accelerated filer” or an “accelerated filer” as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

“Confidentiality Agreement” means the Non-Disclosure Agreement, dated as of December 16, 2016, by and between the Company and Apollo Management VIII, L.P.

“Contract” means any agreement, license, joint venture agreement, and research and development contract or other legally binding obligation or undertaking, excluding any Benefit Plan.

“Covered Indebtedness” means Indebtedness of the types described in subclauses (1) (a),  (b) and (c) of the definition of “Indebtedness”, and (2) to the extent relating to Indebtedness described in subclauses (a), (b) or (c), subclauses (i) , (j) and (k) of the definition of “Indebtedness.”

“Credit Support Arrangements” means guaranties, performance bonds, performance guaranties, keep-wells, sureties, bankers’ acceptances, letters of credit, agreements to assume liabilities, and other security, credit support or similar financial assurances.

“Customer Obligations” has the meaning set forth in the definition of Indebtedness.

“Distribution Amount” means (a) $350 million, less (b) the Balance Sheet Cash Amount, less (c) the sum of the Bank Fee Amount plus Purchaser Transaction Expenses, collectively up to $25 million, less (d) Seller Transaction Expenses.

“Dutch Subsidiary” means each of CareerBuilder International Holding B.V., Jobbingmall B.V., Textkernel B.V. and CareerBuilder ProfilSoft Dutch Holdings B.V.

“ELTIP” means the Amended and Restated CareerBuilder, LLC Executive Long Term Incentive Plan.

“Environmental Laws” means any Law relating to (a) pollution or protection of the environment or natural resources; or (b) the manufacture, handling, transport, use, treatment, storage, or disposal of or exposure to hazardous materials.

“Environmental Permits” means any permit, license, registration, consent, order, filing, authorization or approval required under applicable Environmental Laws.

“Equity Value” means an amount equal to (i) $500 million, minus (ii) the Preferred Unit Price, minus (iii) the Distribution Amount, and minus (iv) Seller Transaction Expenses.

“ERISA” means the Employment Retirement Income Security Act of 1974, as amended.

“Excess Cash” has the meaning set forth in the definition of Closing Date Cash.  For the avoidance of doubt, “Excess Cash” shall not include Benefits Cash.

“Excluded Taxes” means any liability, without duplication, (a) for Taxes of the Transferred Entities for any Pre-Closing Period, (b)  for the payment of Taxes of any Pre-Closing Period as a result of a Transferred Entity being a member of an affiliated, consolidated, combined or unitary group under Treasury Regulations 1.1502-6 (or any similar provision of state, local, or non-U.S. income Tax law), (c) of a Transferred Entity for the payment of any amounts as a result of being a party, prior to Closing, to any Tax sharing, allocation or indemnity agreements or arrangements (other than ordinary course agreements with respect to the acquisition of goods or services, loan agreements for borrowed money and agreements the primary subject of which is not Taxes), (d) of a Transferred Entity for the payment of Taxes for any Pre-Closing Period as a successor or transferee, (e) for any Taxes arising out of or resulting from the breach of any covenant or agreement contained in this Agreement by (i) any Seller or (ii) any Transferred Entity, (f) for any Taxes imposed as a result of any action or failure to act in the Pre-Closing Period by (i) a Seller, any of its Affiliates or (ii) any Transferred Entity which action or failure to act results in the inability of Purchaser or its applicable Affiliate to file a valid new domestic use election pursuant to Section 9.8(b), (g) for any Taxes imposed pursuant to Treasury Regulations Section 1.1503(d)-6(h) in a Pre-Closing Period or Post-Closing Period with respect to the domestic use in any Pre-Closing Period of any dual consolidated loss and (h) for any Specified Indemnified Taxes.  To the extent permitted by applicable Law, the taxable year of each of the Transferred Entities that includes the Closing Date shall be treated as closing on (and including) the Closing Date.  To the extent not permitted by applicable Law, for purposes of this Agreement, in the case of any Straddle Period, Taxes attributable to the Pre-Closing Period shall be computed as if such taxable period ended as of the end of the day on the Closing Date; provided, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period.

“Fundamental Representations” means (a) with respect to Sellers and the Company, the representations and warranties contained in Section 3.1(a) (Organization; Authority), Section 3.1(b) (Enforceability), Section 3.1(c) (Title to Interests), Section 3.1(e) (Brokers), Sections 4.1(a)(i) and (ii) (Organization and Qualification), Section 4.1(c) (Authority; Enforceability), Sections 4.2 (Capitalization), Section 4.16 (Brokers); and (b) with respect to Purchaser, the representations and warranties contained in Section 3.2(b) (Authority; Enforceability) and Section 3.2(h) (Brokers).

“GAAP” means generally accepted accounting principles in the United States as in effect at the time any applicable financial statements were prepared.

“Governmental Entity” means any foreign, domestic, federal, territorial, state, local or supranational governmental entity, court, tribunal, arbitral body, judicial body, commission, board, bureau, agency or instrumentality, or any regulatory or administrative agency, or any political or other subdivision, department or branch of any of the foregoing.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” of any Person means, without duplication, (a) all obligations for money borrowed, whether or not contingent, or evidenced by notes, debentures, bonds or other similar instruments, (b) any obligations under any surety bond, performance bond, letter of credit, bankers’ acceptance or similar instrument, in each case solely to the extent drawn, (c) capital leases that would be classified as balance sheet liabilities in accordance with GAAP, (d) all obligations for the payment of any deferred purchase price of any property (including any obligations secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of the property subject to such Lien), in each case other than any put or call options or similar rights or obligations, (e) all obligations in respect of swaps or other hedging agreements, (f) all matured obligations to purchase, redeem, retire, defease or otherwise make any payment in respect of any membership interests, shares of capital stock or other ownership or profit interest of such Person, in each case other than any put or call options or similar rights or obligations, (g) all obligations in respect to overdrafts, (h) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person or its subsidiaries (even if the rights and remedies of seller or lender under such agreement following an event of default are limited to repossession of such sale or property), (i) all accrued interest and premiums, penalties, make whole or similar payments payable in connection with the obligations described in any other clause of this definition, (j) all obligations described in the foregoing clauses (a) through (i) of any Person that are guaranteed, directly or indirectly, by such Person, (k) all obligations described in the foregoing clauses (a) through (i) of a third party secured by any Lien on property or assets of such Person, (l) unfunded pension or defined benefit retirement plan obligations, whether or not accrued or reflected in the Financial Statements, calculated in accordance with US GAAP, including French and other statutory pension obligations, (m) unpaid amounts required to be paid over to Governmental Entities under escheat, unclaimed property or similar Laws, and (n) all obligations to return cash amounts paid by clients or to remit payments to satisfy client’s benefits obligations, in each case in this clause (n), as reflected in the Company’s books and records or any Subsidiary of the Company’s books and records as “Liabilities for Client’ Obligations” (the aggregate amount of the obligations described in this clause (n), “Customer Obligations”); provided that Indebtedness shall not include (A) trade payables, to the extent such trade payables are included in the calculation of Working Capital, (B) any indebtedness incurred by any Transferred Entity (or Purchaser or its Affiliates and subsequently assumed by any Transferred Entity) in connection with the Closing or as otherwise directed by Purchaser or its Affiliates, including any debt incurred to finance the Distribution Amount on the Closing Date, (C) any obligations under the LTIP or ELTIP, which are addressed in Section 5.9(e), and/or (D) any endorsement of negotiable instruments for collection in the ordinary course of business.

“Indemnifying Party” means Sellers for the purposes of Section 8.2 and Purchaser for the purposes of Section 8.3, as the case may be.

“Initial Fully Diluted Purchase Percentage” means 75%.

“Initial Purchase Percentage” means 100% minus the Initial Rollover Percentage.

“Initial Rollover Percentage” means 33.3333%.

“Intellectual Property” means rights in and to all of the following as they exist worldwide: (a) all inventions (whether or not patentable or reduced to practice), all improvements, enhancements, and updates thereto, patents and patent applications and continuations, continuations-in-part, revisions, divisionals, extensions, reexaminations or reissues of any of the foregoing, (b)  trademarks, service marks, designs, trade dress, and trade names, registrations and pending applications to register the foregoing, and common law trademarks, service marks and trademarks, designs, logos, and all other designations of origin along with all goodwill associated therewith, (c) all copyrights and other works of authorship, including registered copyrights and applications to register copyrightable works, (d) trade secrets and know-how, and (e) all registered and applied-for domain names.

“Key Transferred Employee” means any employee of any of the Transferred Entities set forth in Section 1.1(b) of the Company Disclosure Schedule.

“Law” means any law (including common law), statute, constitution, ordinance, rule or regulation of any Governmental Entity.

“Liens” means all liens (statutory or otherwise), pledges, charges, security interests, restrictions on transfer, deeds of trust, options, rights of first refusal, rights of way, easements, mortgages or other encumbrance of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same) other than Liens arising under applicable  securities Laws.

“Lookback Date” means January 1, 2014.

“Losses”  means all losses, costs, charges, expenses, fees (including reasonable fees of attorneys, consultants and advisors), liabilities, settlement payments, awards, judgments, fines, interest awards, penalties, damages, or assessments, in each case, whether incurred in advance of or following the final disposition of any claim.

“LTIP” means the Amended and Restated CareerBuilder, LLC Long Term Incentive Plan.

“Marketing Period” means the first period of 17 consecutive calendar days after the date of this Agreement throughout and at the end of which (i)(A) Purchaser shall have the Required Information and (B) the Required Information shall be Compliant; provided that, unless the conditions set forth in Section 6.1 and Section 6.2 (other than those conditions that by their nature are to be satisfied at the Closing, provided that such conditions are capable of being satisfied) shall be satisfied or waived, the Purchaser may, by delivery of a written notice to the Company, elect to delay the start of such 17 consecutive calendar day period for up to 7 calendar days following receipt of the Compliant Required Information; provided further that the Marketing Period shall not commence or be deemed to have commenced if, following the delivery of the Required Information but prior to the completion of such 17 consecutive calendar day period, any such Required Information would not be Compliant or otherwise ceases to meet the requirements of “Required Information” (it being understood that if any Required Information provided at the commencement of the Marketing Period ceases to be Compliant prior to the completion of such 17 consecutive calendar day period, then the Marketing Period shall be deemed not to have commenced until, at the earliest, the Required Information is provided and is Compliant) and (ii) nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 6.1 and Section 6.2 (other than Section 6.1(a) and Section 6.2(f)) to fail to be satisfied as of the Closing Date; provided that (x) if such 17 consecutive calendar day period has not ended on or prior to August 18, 2017, then such period shall commence no earlier than September 5, 2017 and (y) in no event shall such 17 consecutive calendar day period commence earlier than July 5, 2017.   If the Company in good faith believes that it has provided the Required Information and that the Required Information is Compliant, it may deliver to Purchaser a written notice to that effect (stating when it believes it completed such delivery and that the Required Information so delivered is Compliant), in which case the Company shall be deemed to have complied with the foregoing requirements set forth in clauses (i)(A) and (i)(B) unless Purchaser in good faith believes the Company has not completed the delivery of the Required Information or that such Required Information is not Compliant and, within three (3) Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with specificity which Required Information the Company has not delivered or why Purchaser believes such Required Information is not Compliant), it being understood that, whether or not the Company or Purchaser delivers any such notice, the Marketing Period shall be deemed to commence and be completed as and when provided in the preceding sentence, subject to the terms and conditions thereof.  Notwithstanding anything in this definition to the contrary, the Marketing Period shall end on any earlier date prior to the expiration of the 17 consecutive calendar day period described above if the Debt Financing is consummated on such earlier date.

“Material Adverse Effect” means an event, change or development that has or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise) or results of operations of the Transferred Entities, taken as a whole; provided,  however, that no event, change or development to the extent resulting from any of the following shall be deemed by itself or by themselves, either alone or in combination, to constitute or be taken into account in determining whether there has been a Material Adverse Effect:

(a) general conditions in the global or national economy, financial or securities markets, including interest rates or currency exchange rates, or any events, changes or developments therein;
(b) any events, changes or developments in the industries in which any of the Transferred Entities conduct business or any segment thereof;
(c) any changes (or proposed changes) in applicable Laws, protocols or programs of any Governmental Entity or industry standards, or the interpretation, implementation or enforcement thereof;
(d) any changes in GAAP or other accounting standards, or the interpretation, implementation or enforcement thereof;
(e) any changes in global or national political conditions, including outbreaks or escalation of acts of war, armed hostility or terrorism;

(f) natural disasters and weather conditions;

(g) any failure by any Transferred Entity to meet any internal or published projections or forecasts or estimates of revenues or earnings for any period (provided that any change, event or development underlying such failure to meet projections or forecasts shall be taken into account in determining whether a Material Adverse Effect has occurred (to the extent such change, event or development is not otherwise excluded from this definition of Material Adverse Effect pursuant to any of the other clauses));

(h) any event, change or development, including impacts on relationships with customers, suppliers, employees, labor organizations, or Governmental Entities, in each case attributable to, arising from, or related to the execution, announcement or pendency of this Agreement or the consummation of the transactions contemplated hereby, including as a result of the identity of Purchaser or any of its Affiliates or plans or announced intentions of Purchaser with respect to the Transferred Entities (provided that this clause (h) shall not apply in the context of the representations and warranties explicitly addressing the execution of this Agreement or the consummation of the transactions contemplated hereby);

(i) actions required to be taken under applicable Laws; and
(j) any action or omission required pursuant to the terms of this Agreement, or pursuant to the written request or consent of Purchaser;

except, in the case of clauses (a),  (b),  (c),  (d),  (e) and (f), to the extent, and only to the extent, that such event, change or development has a disproportionate effect on the Transferred Entities, taken as a whole, relative to similarly situated participants in the industries in which the Transferred Entities operate.

“Material Contract” means each Contract to which any Transferred Entity is a party or otherwise bound by as of the date hereof:

(a) pursuant to which the Transferred Entities have made or provided or are reasonably expected to be required to make or provide, payments or consideration during any twelve month period including the date of this Agreement, of more than $1,500,000;

(b) pursuant to which the Transferred Entities have collected or received or are reasonably expected to collect or receive, payments or consideration during any twelve month period including the date of this Agreement, of more than $1,500,000;

(c) (i) which is a note, indenture, or other evidence of third-party Covered Indebtedness or which relates to a Credit Support Agreement, in each case, in excess of $1,000,000, or (ii) pursuant to which a Transferred Entity has mortgaged, pledged or otherwise placed a Lien on any of its material assets;

(d) which contains any covenant (including exclusivity provisions) materially limiting the ability of any Transferred Entity to engage in its currently conducted business or compete with respect to its currently conducted business with any third party or in any geographic area after the Closing;

(e) which contains any so-called “most favored nation” provisions or any similar provisions, in each case, that are or would reasonably be expected to be material to the Transferred Entities taken as a whole;

(f) which is a partnership, limited liability or joint venture agreement or similar arrangement, or pursuant to which a Transferred Entity has any ownership interest in any other Person, which interest is less than 100% of the outstanding equity interests of such Person;

(g) which is (or, since the Lookback Date, was) a settlement with any Governmental Entity or pursuant to which any Transferred Entity is (or, since the Lookback Date, was) obligated to pay consideration to any Governmental Entity in excess of $1,000,000;

(h) which provides for the lease of real or personal property by or to a Transferred Entity and provides for annual payments after the date of this Agreement in excess of $750,000;

(i) which provides for the acquisition (by merger, consolidation, acquisition of all or substantially all of the assets or otherwise) by any Transferred Entity from any Person or divestiture or disposition by any Transferred Entity to any Person of material properties, assets, capital stock or other equity interests, in each case, for consideration in excess of $10,000,000; and

(j) which provides for (in each case if material to the Transferred Entities, taken as a whole) (A) any license with respect to any third party Intellectual Property (other than licenses for non-customized commercially-available, off the shelf Software) through which any of the Transferred Entities use any third party Intellectual Property;  (B) any license with respect to any Intellectual Property owned by a Transferred Entity through which such Transferred Entity has granted any third party the right to use its Intellectual Property; or (C) joint venture or research and development arrangements with a third party for the development of any Intellectual Property.

“Net Capital Expenditures Amount” means, as of immediately prior to the Closing, the amount (which may be a positive or negative number) by which (i) the sum of (w) out-of-pocket expenditures actually made, (x) purchase price actually paid, (y) investments actually made, and/or (z) expenses actually incurred and paid in cash, in each case, by the Transferred Entities, in respect of Capital Expenditures, from January 1, 2017 to the Closing less any prepaid Capital Expenditures included as current assets in the calculation of Closing Date Working Capital, exceeds (ii) the Capital Expenditures Budget Proration; provided that if (A) such amount is positive and (1) is equal to or less than $2,000,000, then the “Net Capital Expenditures Amount” shall be zero dollars, (2) exceeds $2,000,000 but is less than $5,000,000, then the “Net Capital Expenditures Amount” shall be equal to the amount by such amount exceeds $2,000,000 (i.e., such amount minus $2,000,000) or (3) equals or exceeds $5,000,000, then the “Net Capital Expenditures Amount shall be equal to $3,000,000 (e.g., if such amount is $6,000,000, the “Net Capital Expenditures Amount” shall be deemed equal to $5,000,000), or (B) such amount is negative and the absolute value of which (1) is equal to or less than $2,000,000, then the “Net Capital Expenditures Amount” shall be zero dollars or (2) exceeds $2,000,000, then the “Net Capital Expenditures Amount” shall be equal to negative one multiplied by the amount by which such absolute value amount exceeds $2,000,000.

“New Entities” means Parent, Parent Holdings and Parent Acquisition.

“Non-Wholly Owned Subsidiaries” means Economic Modeling, LLC, Economic Modeling UK Limited, Employee Benefits Specialists, Inc. and Textkernel B.V.

“Order” means any outstanding judgment, stipulation, award, verdict, ruling, injunction, decree, subpoena, writ, award or order of a Governmental Entity.

“PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council, as may be revised from time to time.

“Permits” means all licenses, permits, franchises, approvals, registrations, authorizations, consents or orders of, or filings with, any Governmental Entity.

“Permitted Liens” means the following Liens:  (a) Liens disclosed or reflected on the Financial Statements; (b) Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested in good faith by appropriate Actions and for which adequate reserves have been set aside in accordance with GAAP; (c) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other Liens imposed by Law or in the ordinary course of business with respect to any amounts that are not yet due and payable or which are being contested in good faith by appropriate Actions; (d) Liens incurred or deposits made in the ordinary course of business of any Transferred Entity in connection with workers’ compensation, unemployment insurance or other types of social security; (e) Liens incurred in the ordinary course of business, securing obligations or liabilities that are not material to, not incurred in connection with the borrowing of money, and that do not materially interfere with the ordinary course of business of the Transferred Entities or materially impair the value of the assets of the Transferred Entities taken as a whole; (f) easements, declarations, covenants, rights-of-way, restrictions and other similar charges or encumbrances not incurred in connection with the borrowing of money and not impairing in any material respect the use of or access to any leased or owned real property; (g) zoning ordinances, variances, conditional use permits and similar regulations, permits, approvals and conditions; (h) Liens not created by any Transferred Entity that affect the underlying fee interest of any Leased Real Property, including master leases or ground leases and any set of facts that an accurate up-to-date survey would show; provided,  however, that any such item set forth in subsections (g) or (h) of this definition would not or do not materially interfere with the ordinary conduct of the business of the Transferred Entities or materially affect the value of the Transferred Entities taken as a whole; (i) Liens imposed by applicable securities laws; and/or (j) non-exclusive licenses granted to Intellectual Property in the ordinary course of business.

“Person” means an individual, partnership (general or limited), corporation, limited liability company, joint venture, association or other form of business organization (whether or not regarded as a legal entity under applicable Law), trust or other entity or organization, including a Governmental Entity.

“Personal Information” means any information that, alone or in combination with other information, identifies or allows the identification of, or contact with, any individual, including an individual’s name, address, telephone number, e-mail address, date of birth, photograph, social security number or tax identification number, credit card number, bank information, or biometric identifiers.

“Post-Closing Period” means, with respect to the Transferred Entities, any taxable year or period that begins after the Closing Date and, in the case of any Straddle Period, the portion of such period beginning immediately after the Closing Date.

“Pre-Closing Period” means, with respect to the Transferred Entities, any taxable year or period that ends on or before the Closing Date and, in the case of any Straddle Period, the portion of such period ending on and including the Closing Date.

“Preferred Units” has the meaning set forth in the Operating Agreement.

“Preferred Unit Number” means 5 million.

“Preferred Unit Price” means $50 million.

“Purchaser Transaction Expenses” means, any fees, costs and expenses (including any legal, accounting, financial advisory, broker’s, finder’s and other third party advisory or consulting fees and other expenses) incurred by or on behalf of the Purchaser and paid or payable to a third party (who is not Purchaser or any of its Affiliates) in connection with, arising from, or relating to the preparation, execution, performance and/or consummation of the transactions contemplated hereby (including due diligence investigation, preparation and negotiation of documents, arrangement of financing and securing any regulatory approvals or third-party consents). For the avoidance of doubt, “Purchaser Transaction Expenses” shall (a) include to the extent payable by the Purchaser in accordance with and as limited by Section 10.4, expenses of the Transferred Entities or the Sellers in connection with seeking any third–party consents and approvals in connection with this Agreement and (b) include amounts initially paid by an Affiliate of Purchaser, and for which reimbursement is sought hereunder, so long as such amounts would otherwise constitute “Purchaser Transaction Expenses” if initially paid by Purchaser, (c) include any fees, costs or expenses incurred prior the Closing so long as such amounts would otherwise constitute “Purchaser Transaction Expenses”, but for which the applicable Person has not received an invoice or other demand for payment by the Closing, and (d) exclude any fees, costs or expenses incurred following the Closing.

“Registration Rights Agreement” means a registration rights agreement, to be entered into at Closing among Parent and the Holders party thereto (as defined therein) in the form attached hereto as Exhibit I.

“Related Party” means, (a) with respect to the Transferred Entities, including the Company, any Affiliate or any former, current or future direct or indirect equity holders, controlling Persons, stockholders, directors, officers, employees, members, managers, general or limited partners, agents, attorneys, advisors or other representatives of any of the Transferred Entities or any the Transferred Entities’ Affiliates, or any of the foregoing’s respective successors or assigns (in each case of this clause (a), other than any Person covered by the following clause (b) and other than the Sellers and their respective Affiliates), and (b) with respect to Purchaser, Apollo Global Management, LLC, any Affiliate or any former, current or future direct or indirect equity holders, controlling Persons, stockholders, directors, officers, employees, members, managers, general or limited partners, agents, attorneys, advisors or other representatives of any of  Purchaser or Apollo Global Management, LLC, or of their respective Affiliates or any of the foregoing’s respective successors or assigns (in each case other than Purchaser or any party to either Equity Commitment Letter or Guaranty).

“Required Information” means (i) audited consolidated balance sheets and related statements of operations, equity and cash flows of the Transferred Entities for the three most recently completed fiscal years ended at least 90 days prior to the end of the Marketing Period, (ii) unaudited consolidated balance sheets and related statements of operations, equity and cash flows of the Transferred Entities for each subsequent fiscal quarter ended subsequent to the most recent fiscal year in respect of which financial statements have been delivered pursuant to clause (i) above and ended at least 45 days prior to the end of the Marketing Period (but excluding the fourth quarter of any fiscal year), in each case prepared in accordance with GAAP (except, in the case of financial statements provided pursuant to clause (ii), for the omission of footnotes), and (iii) all other financial statements, financial data, audit reports and other information reasonably requested by Purchaser of the type and form customarily included in marketing documents used to syndicate credit facilities of the type to be included in the Debt Financing, in each case that is required to be delivered to the Debt Financing Sources or reasonably necessary to satisfy the conditions in Paragraphs 3, 4 and 5 of Exhibit C to the Debt Commitment Letter, in each case, assuming that the Debt Financing were consummated at the same time during the Company’s fiscal year as such Debt Financing will be consummated; provided, that in no event shall the Required Information be deemed to include or shall the Company or any of its Subsidiaries otherwise be required to provide any (1) pro forma financial statements or adjustments (including regarding any synergies, cost savings, ownership or other post-Closing adjustments) or projections, (2) risk factors relating to all or any component of the Debt Financing (or any alternative financing in accordance with Section 5.13), (3) separate financial statements in respect of any of the Company’s Subsidiaries, or (4) other information required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X or any Compensation, Discussion and Analysis required by Item 402(b) of Regulation S-K.

“Reverse Termination Fee” means $31,500,000, in cash.

“Sanctions Authority” means the United States of America (including U.S. Department of the Treasury’s Office of Foreign Assets Control, Department of State and the Bureau of Industry and Security of the Department of Commerce), Her Majesty’s Treasury of the United Kingdom, and the Council of the European Union.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Transaction Expenses” means, to the extent not paid prior to the Closing, (a) any legal, accounting, financial advisory, broker’s, finder’s and other third party advisory or consulting fees, or other out-of-pocket fees, costs and expenses (other than any fees, costs or expenses in respect of insurance matters and obtaining consents or approvals as addressed by other provisions of this Agreement), incurred or required to be paid by the Transferred Entities and based on arrangements made prior to the Closing by any of the Sellers or any of the Transferred Entities or any of their respective Affiliates in connection with or arising from (1) the preparation, execution, performance and/or consummation of the Sale and (2) any auction or other process leading up to the execution of this Agreement, (b) 25% of any amounts payable by the Transferred Entities under the Benefit Plans (such Benefit Plans, the “Employee Retention Awards”) set forth on Section 1.1(c) of the Company Disclosure Schedule (regardless of when after the Closing such payments are required to be made), including any related payroll Tax obligations resulting therefrom, the Transferred Entities or any of their respective Affiliates in respect of such payments, and, (c) to the extent provided in (and as limited by) Section 10.4, expenses of the Transferred Entities in connection with seeking any third–party consents and approvals in connection with this Agreement.  For the avoidance of doubt, certain matters related to Section 280G(b)(5)(B) of the Code shall constitute “Seller Transaction Expenses” as described in Section 5.9(f).  Notwithstanding anything herein to the contrary, fees, costs and expenses incurred by any of the Transferred Entities in connection with or related to the Debt Financing (including any amount included as part of the Bank Fee Amount) shall not be Seller Transaction Expenses.

“Sensitive Data” means all confidential information, proprietary information, Personal Information, trade secrets and any other information protected by Law or Contract that is collected, created, maintained, stored, transmitted, used, disclosed or otherwise processed by or for the business of the Transferred Entities, including any information that is governed, regulated or protected by any Law, Contract, or that is subject to PCI DSS.

“Series A Convertible Preferred Units” has the meaning set forth in the Operating Agreement.

“Series B Convertible Preferred Units” has the meaning set forth in the Operating Agreement.

“Software” means all computer software, including all source code, object code, and documentation related thereto and all software modules, algorithms, assemblers, applets, compilers, flow charts or diagrams, tools and databases.

“Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the fair value of the assets of such person and its subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of such person and its subsidiaries on a consolidated basis, (b) the present fair saleable value of the property of such Person and its subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of such person and its subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such Person and its subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, and (d) such Person and its subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

“Specified Indemnified Taxes” means (a) Taxes imposed as a result of the breach by the Company of any representation contained in Section 4.10(f), (b) Taxes arising out income items described in Section 4.10(l) (as read prior to giving effect to items scheduled in Section 4.10 of the Company Disclosure Schedules) and (c) Taxes on gain recognized under any gain recognition agreements entered into in a Pre-Closing Period (including those outlined in Section 4.10(o)(iii) of the Company Disclosure Schedules).

“Specified Matters” means the matters described in item 4 of Section 8.2(a)(iv) of the Purchaser Disclosure Schedules.

“Straddle Period” means, with respect to the Transferred Entities, any taxable period beginning on or prior to and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, entity or other organization whether incorporated or unincorporated, of which (a) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of managers or directors or others performing similar functions or (b) such first Person is a general partner or managing member. For the avoidance of doubt, each of Economic Modeling, LLC, Economic Modeling UK Limited, Employee Benefits Specialists, Inc. and Textkernel B.V. shall be a “Subsidiary” of the Company for all purposes hereunder.  Notwithstanding anything herein to the contrary, no Transferred Entity or New Entity shall be considered a Subsidiary of any Seller or any Affiliate of any Seller.

“Tax” means (a) any tax of any kind, including any federal, state and local income, profits, branch, license, severance, occupation, windfall profits, capital gains, capital stock, transfer, registration, social security (or similar), production, franchise, gross receipts, payroll, sales, employment, use, property, excise, value added, estimated, stamp, alternative or add-on minimum, environmental, withholding and any other tax or similar assessment imposed by a Governmental Entity, and (b) any interest, penalties and additional amounts imposed with respect to the foregoing, whether disputed or not.

“Tax Benefit” means the Tax effect of any Tax Item which decreases Taxes paid or payable.  For the purposes of determining the amount and timing of the Tax effect of any Tax Item, such Tax effect shall be determined based on a “with or without” calculation with respect to the applicable Tax Item, and any dispute with respect to such calculation shall be referred to the Accounting Referee, who shall resolve such dispute in accordance with such procedures and on the basis of such information as the Accounting Referee deems proper and whose determination shall be conclusive.

“Tax Claim” means any claim with respect to Taxes made by any Taxing Authority that, if pursued successfully, would reasonably be expected to serve as the basis for a claim for indemnification under Article IX.

“Taxing Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection or other imposition of any Tax.

“Tax Item” means any item of income, gain, loss, deduction, credit, recapture or credit or any other item which increases or decreases Taxes paid or payable.

“Tax Return” means all returns, declarations, reports, statements, estimates, claims for refunds, information statements and other forms and documents (including all schedules, exhibits and other attachments thereto), and any amendments to any of the foregoing, filed or required to be filed with any Taxing Authority in connection with the calculation, determination, assessment or collection of any Taxes.

“to the knowledge of the Company” and phrases of similar import means the actual knowledge of the individuals identified in Section 1.1(e) of the Company Disclosure Schedule and the knowledge such persons would reasonably be expected to obtain if such person had made reasonable due inquiry of his direct reports.

“to the knowledge of Purchaser” and phrases of similar import means the actual knowledge of the individuals identified in Section 1.1(f) of the Purchaser Disclosure Schedule.

“to the knowledge of such Seller” and phrases of similar import means the actual knowledge of the individuals identified below the names of the applicable Seller in Section 1.1(g) of the Company Disclosure Schedule.

“Total Seller Payment” means the sum of (a) the Distribution Amount, plus (b) the Aggregate Common Equity Price, plus (c) the Preferred Unit Price, plus (d) the Class B Common Prorated Valuation.

“Transaction Documents” means, collectively, this Agreement, the Confidentiality Agreement, each Guaranty, each Equity Commitment Letter, the Debt Commitment Letter, the Operating Agreement, the Voting Agreement, the Registration Rights Agreement, and any other agreement or document contemplated thereby or any document or instrument delivered in connection herewith or therewith.

“Transferred Entities” means, collectively, the Company and its Subsidiaries, as of immediately prior to the Closing.

“Trapped Cash” means any cash or cash equivalent of the of the Transferred Entities which (a) is classified as restricted cash in accordance with GAAP on a balance sheet of the Transferred Entities, (b) is held as a deposit or advance toward purchases including, for the avoidance of doubt, advance billings (in each case of this clause (b) to the extent there is no corresponding current liability included as part of Working Capital), (c) would be subject to taxes if repatriated from a foreign jurisdiction, (d) is held by any of the Non-Wholly Owned Subsidiaries and, pursuant to applicable Law or Contract as in effect as of immediately prior to the Closing, cannot be distributed or dividended out of such Subsidiary without the consent of one or more third-party equity owners of such Non-Wholly Owned Subsidiary, (e) is held by any other Non-Wholly Owned Subsidiaries, in an amount equal to the product of (A) the amount of such cash and cash equivalents multiplied by (B) the ownership percentage of such Non-Wholly Owned Subsidiary held by third persons (i.e., persons who are not Transferred Entities), (f) is held in a custody account or is otherwise custodial cash, (g) is a cash equivalent and has a maturity greater than 90 days (i.e., cannot be converted to cash within 90 days), and (h) any other cash that cannot be transferred by the Company or any other Transferred Entity in immediately available funds within 5 Business Days following the Closing (excluding cash which may be subject to being held in deposit less than 90 days).  Notwithstanding the foregoing or anything else in this Agreement to the contrary, “Trapped Cash” shall not include (but “Cash” shall include) Benefits Cash.

“Voting Agreement” means a voting agreement to be entered into among the Purchaser, the Sellers (other than Cape Publications, Inc.) and any other holders of Class B Common Units party thereto reflecting the voting, nomination, election and removal terms contemplated by Section 9 of the limited liability company agreement set forth in Exhibit C hereto, and customary representations and warranties (power and authority, enforceability, etc.) and customary miscellaneous provisions that are consistent with such limited liability company agreement.

“Willful Breach” means a material breach, or a material failure to perform, in each case that is the consequence of an act or omission by a party with the actual knowledge that the taking of such act or failure to take such act would cause a breach of this Agreement.

“Working Capital” has the meaning set forth in Exhibit A hereto.

Section 1.2 Other Definitions. The following terms shall have the meanings defined on the page number indicated:

280G Shareholder Vote	68
280G Waiver	68
Accounting Referee	29
Aggregate Common Equity Price	26
Agreement	1
Antitrust Laws	58
ASSF	1
Bankruptcy and Equity Exception	32
Base Amount	66
Business Employee	66
Cash Equity	35
Closing	22
Closing Date	26
Closing Statement	28
Combined Tax Return	93
Commitment Letters	35
Company	1

Company Disclosure Schedule	32
Company Indemnified Parties	85
Company Releasor Parties	91
Company Releasor Party	91
Company Software	51
Company Systems	52
Controlling Party	95
D&O Indemnitees	65
De Minimis Threshold	89
Debt Commitment Letter	35
Debt Financing	35
Debt Financing Sources	73
Deductible	89
Definitive Agreements	71
Delayed Payment	28
Dispute Notice	29
Distribution	22
DOJ	57
Employee Retention Allocation	69
Equity Commitment Letters	35
Equity Investors	35
ERISA Affiliate	44
ERP	66
Estimated Aggregate Common Equity Price	26
Estimated Closing Date Cash	25
Estimated Closing Date Indebtedness	25
Estimated Closing Date Working Capital	25
Estimated Net Capital Expenditures Amount	25
Estimated Seller Transaction Expenses	25
Export Control Laws	42
Financial Statements	40
Financing	35
Foreign Benefit Plan	45
FTC	57
Guarantors	1
Guaranty	1
Hazardous Materials	49
HIPAA	52
Indemnified Parties	86
Initial Contribution	23
Interests	1
Interim Financial Statements	41
Labor Agreement	46
Leased Real Property	54
Lenders	35
Material IP	50
Negotiation Period	29

New Plans	67
Non-controlling Party	95
Open Source License Terms	51
Operating Agreement	23
OTPP	1
Outside Date	82
Owned Real Property	53
Parent	23
Parent Acquisition	23
Parent Holdings	23
Parties	1
Party	1
Positive Adjustment	28
Preferred Exchange	24
Prohibited Party	43
Purchased Common Units	24
Purchaser	1
Purchaser Disclosure Schedule	34
Purchaser Indemnified Parties	85
Purchaser Pre-Closing Statement	25
Purchaser Pre-Closing Update Statement	25
Purchaser Released Parties	91
Purchaser Released Party	91
Registered IP	50
Related Software	51
Release	49
Representatives	63
Required Payment Amount	36
Restricted Business	69
Sale	24
Sanctions	42
Sanctions Laws	42
Second Contribution	23
Second Quarter Financial Statements	79
Seller	1
Seller Indemnified Parties	86
Seller Indemnitees	85
Seller Pre-Closing Statement	25
Seller Proportions	23
Seller Releasor Parties	91
Seller Releasor Party	91
Sellers	1
Specified Termination	83
Tax Proceeding	95
Terminated Contracts	77
Third Contribution	23
Third Party Claim	86

Transaction Tax Treatment	32
Transfer Taxes	96
Unpaid Retention Amount	69
WARN	46
WLRK	103
Work	51

Section 1.3 Interpretation; Absence of Presumption.

(a) For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa, case sensitive words shall include the meaning of the defined term unless the context otherwise requires or unless otherwise specified and words of one gender shall be held to include the other gender as the context requires; (ii) the terms “hereof,” “herein,” “hereby,” “hereto” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Exhibits to this Agreement) and not to any particular provision of this Agreement, and Article, Section, paragraph and Exhibit references are to the Articles, Sections, paragraphs and Exhibits to this Agreement unless otherwise specified; (iii) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation” unless the context otherwise requires or unless otherwise specified; (iv) the word “or” shall not be exclusive; (v) references to “written” or “in writing” include in electronic form; (vi) provisions shall apply, when appropriate, to successive events and transactions; (vii) the Company, Sellers and Purchaser have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any of the provisions in this Agreement; (viii) a reference to any Person includes such Person’s successors and permitted assigns; (ix) all pronouns and any variations thereof refer to the masculine, feminine or neuter, single or plural, as the context may require; (x) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified; (xi) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end at the close of business on the next succeeding Business Day; (xii) all references to dollars or $ shall be to U.S. dollars; and (xiii) if a document is posted to the online data room hosted on behalf of Sellers or the Company entitled “Project Camaro” or is delivered by email or other electronic transmission or otherwise to Purchaser or any of its Affiliates or any of their respective representatives, such document shall be deemed to have been “delivered,” “furnished” and “made available” (or any phrase of similar import) to Purchaser; provided that with respect to the use of the term “made available” in Article IV, such posting, delivery, or other electronic transmission shall have occurred prior to 12:01 AM Eastern time on the date of this Agreement.  The Section and Article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

(b) It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Company Disclosure Schedule or Purchaser Disclosure Schedule is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material or required to be disclosed (including whether such items are required to be disclosed as material, threatened or otherwise) or are within or outside of the ordinary course of business, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Company Disclosure Schedule or the Purchaser Disclosure Schedule in any dispute or controversy between the Parties as to whether any obligation, item or matter not described in this Agreement or included in the Company Disclosure Schedule or the Purchaser Disclosure Schedule is or is not material or required to be disclosed or within or outside the ordinary course of business for purposes of this Agreement.  The information contained in this Agreement and in the Company Disclosure Schedule, the Purchaser Disclosure Schedule and Exhibits hereto is disclosed solely for purposes of this Agreement and no information contained herein or therein shall be deemed to be an admission by any Party hereto to any third party of any matter whatsoever (including any violation of Law or breach of contract).  Any disclosure made by a party in the Company Disclosure Schedule or the Purchaser Disclosure Schedule shall be deemed to be a disclosure with respect to all Sections (or subsections) or Schedules to which the relevance of such disclosure is reasonably apparent on its face.

Article II THE Transactions

Section 2.1 The Transactions.  Upon the terms and subject to the conditions set forth in this Agreement, at the closing of the transactions contemplated by this Agreement (the “Closing”), the following transactions shall occur:

(a) Debt Financing.  Subject to the Transferred Entities’ compliance with the covenant set forth in Section 5.13(e), Purchaser shall cause the proceeds of the Debt Financing in an amount equal to $350 million (less an amount up to the Bank Fee Amount) to be disbursed to the Company by wire transfer of immediately available funds to the bank accounts specified by the Company in writing at least three (3) Business Days prior to the Closing Date.  To the extent fees, costs and expenses contemplated by the Bank Fee Amount are not so netted against and paid out of the proceeds of such Debt Financing, the Company shall pay any such remaining fees, costs and expenses out of such net proceeds.

(b) Distributions.  The Company shall declare and, following the funding of the Debt Financing as contemplated by the Debt Commitment Letter, pay cash distributions in an aggregate amount equal to the Distribution Amount to the Sellers (the “Distribution”), with each Seller (or any of such Seller’s designee(s)) being entitled to receive an amount in cash equal to such Seller’s proportion (determined in accordance with the Seller Proportions) of the Distribution Amount by wire transfer of immediately available funds to the bank accounts specified by such Seller in writing at least three (3) Business Days prior to the Closing Date.  For the avoidance of doubt, (i) the payment of the Distribution Amount shall be expressly conditioned on the funding of the Debt Financing in accordance with Section 2.1(a) and (ii) the

Sellers’ obligations under this Section 2.1 shall be conditioned on their receipt of the Distribution Amount.

(c) Entity Formation.  The Sellers shall form a Delaware limited liability company, to be called “Camaro Parent, LLC” (or another name selected by Sellers with the consent of the Purchaser, which consent shall not be unreasonably withheld) (“Parent”), by filing with the Secretary of State of the State of Delaware a certificate of formation in the form attached hereto as Exhibit B, and shall enter into a limited liability company agreement with Parent in the form attached hereto as Exhibit C (as it shall be revised prior to its execution in accordance with the footnotes to Section 9 thereof, the “Operating Agreement”).

(d) Initial Contribution.  Immediately upon the completion of the steps specified in Section 2.1(c), each Seller shall transfer, contribute, assign and deliver to Parent, and Parent shall receive from such Seller (as a contribution to capital), all of such Seller’s rights, title and interests in and to the percentage of Interests set forth opposite such Seller’s name on Schedule I (such percentage, the “Seller Proportions”) (such contribution, the “Initial Contribution”).  Upon the Initial Contribution, the Sellers shall be admitted as the initial members of Parent.  In exchange for the Interests, Sellers shall cause Parent to issue, to each Seller, such Seller’s respective Seller Proportion of a total number of Common Units of each class equal to the sum of (i) the Preferred Unit Number, plus (ii) the quotient obtained by dividing the Equity Value by $10.

(e) Subsequent Formations and Contributions.

(i) Immediately following the Initial Contribution, the Sellers shall cause Parent to form a member managed Delaware limited liability company, to be called “Camaro Holdings, LLC” (or another name selected by Sellers with the consent of the Purchaser, which consent shall not be unreasonably withheld) (“Parent Holdings”), by filing with the Secretary of State of the State of Delaware a certificate of formation in the form attached hereto as Exhibit D, and shall cause Parent to enter into a limited liability company agreement with Parent Holdings in the form attached hereto as Exhibit E, and immediately thereafter, Sellers shall cause Parent to transfer, contribute, assign and deliver to Parent Holdings all of Parent’s rights, title and interest in and to the Interests, as a contribution to capital (the “Second Contribution”).  Upon the Second Contribution, Parent shall be admitted as the sole member of Parent Holdings.  In exchange for the Second Contribution, Parent Holdings shall issue to Parent 100% of its membership interests.

(ii) Immediately following the Second Contribution, the Sellers shall cause Parent to cause Parent Holdings to form a member managed Delaware limited liability company, to be called “Camaro Acquisition, LLC” (or another name selected by Sellers with the consent of the Purchaser, which consent shall not be unreasonably withheld) (“Parent Acquisition”), by filing with the Secretary of State of the State of Delaware a certificate of formation in the form attached hereto as Exhibit F, and shall cause Parent to cause Parent Holdings to enter into a limited liability company agreement with Parent Acquisition in the form attached hereto as Exhibit G, and immediately thereafter, Sellers shall cause Parent to cause Parent Holdings to transfer, contribute, assign and deliver to Parent Acquisition all of Parent Holdings’ rights, title and interest in and to the Interests, as a contribution to capital (the

“Third Contribution”).  Upon the Third Contribution, Parent Holdings shall be admitted as the sole member of Parent Acquisition.  In exchange for the Third Contribution, Parent Acquisition shall issue to Parent Holdings 100% of its membership interests.

(iii) Subject to Section 2.1(h), immediately following the Third Contribution, each Seller shall transfer, convey, assign and deliver to Purchaser , and Purchaser shall purchase and acquire from such Seller, its respective rights, title and interests in and to its respective Seller Proportion of a total number of Common Units of each class equal to the sum of (A) the Preferred Unit Number, plus (B) the quotient obtained by dividing (1) the product of the Initial Purchase Percentage multiplied by the Equity Value, by (2) $10 (such Common Units, the “Purchased Common Units”).  As consideration for the Purchased Common Units, Purchaser shall pay to each Seller (or any respective designee(s) designated by such Seller) such Seller’s proportion (as determined in accordance with the Seller Proportions) of the sum of (x) the Preferred Unit Price, (y) the Estimated Aggregate Common Equity Price, and (z) the Class B Common Prorated Valuation.  Notwithstanding the foregoing, the Parties agree that the Cape Publications, Inc. shall sell to Purchaser all of its Common Units and the number of Common Units that Purchaser will acquire from TEGNA Inc. shall be reduced by the additional number of Common Units that Cape Publications, Inc. will sell to Purchaser as a result of this sentence, and the payments required therefor shall be similarly adjusted.  Thereafter, any payments required by this Agreement to be made to Cape Publications, Inc. shall be made to TEGNA Inc.  Upon receipt of the payment described in this Section 2.1(f), Sellers shall cause Parent to admit Purchaser as a member of Parent, with rights and obligations set forth in the Operating Agreement, and Cape Publications, Inc. shall cease to be a member of Parent.  The Distribution, the Initial Contribution and the sale and purchase (including payment therefor) of the Purchased Common Units pursuant to this Agreement is referred to herein as the “Sale”.

(f) Preferred Exchange.  Immediately following the Sale, Purchaser shall (and/or shall cause its designee to) transfer, convey, assign and deliver to Parent five million Class A Common Units and five million Class B Common units, in exchange for five million Series A Convertible Preferred Units (which shall represent 100% of the outstanding Series A Convertible Preferred Units) and five million Series B Convertible Preferred Units (which shall represent 100% of the outstanding Series B Convertible Preferred Units) (together, the “Preferred Exchange”).

(g) Additional Equity Contributions.   Immediately following the Preferred Exchange, Purchaser shall pay to Parent an amount in cash equal to the Additional Equity Contribution, and in consideration therefor, the Purchaser shall cause Parent to issue to Purchaser, (A) a total number of each class of Common Units equal to the product of (i) the Additional Equity Contribution, multiplied by (ii) one-half multiplied by (iii) one-tenth, and (B) a total number of Series A Convertible Preferred Units equal to the product of (i) the Additional Equity Contribution, multiplied by (ii) one-half multiplied by (iii) one-tenth.

(h) Certain Adjustments.  Notwithstanding anything to the contrary in this Section 2.1 or otherwise, if requested in writing pursuant to a notice (an “Issuance Notice”) by Purchaser to Parent, the Company and the Sellers, delivered not less than two Business Days prior to Closing, the portion of the Class B Common Units and/or Series B Convertible

Preferred Units issued, issuable, transferred or transferrable to Purchaser hereunder and set forth in the Issuance Notice shall instead be issued or transferred to the Initial Class B Designee (as defined in the Operating Agreement) or another Person identified in the Issuance Notice, in each case, for nominal consideration paid by such Person (which shall not reduce the aggregate consideration payable pursuant to Section 2.1(e)(iii)), so long as such Person duly executes a copy of the Operating Agreement and is admitted as a member of Parent substantially concurrently with its receipt of such Class B Common Units and/or Series B Convertible Preferred Units.

(i) For the purposes of this Section 2.1, all contributions, transfers and deliveries of equity interests contemplated by this Section 2.1 shall be made free and clear of any Liens, except as imposed by applicable securities Laws.

Section 2.2 Aggregate Common Equity Price.

(a) At least five (5) Business Days prior to the Closing Date, Purchaser shall deliver to the Sellers a written statement (the “Purchaser Pre-Closing Statement”) setting forth (i) its good-faith estimate of Purchaser Transaction Expenses and wire instructions for the payment thereof, and (ii) its good faith estimate of the Bank Fee Amount, and (iii) its desired Balance Sheet Cash Amount (up to $10 million).  If the Purchaser Pre-Closing Statement is not delivered in accordance with this Section 2.2(a), the amount of the Purchaser Transaction Expenses plus the Bank Fee Amount shall be deemed to be $25 million and the amount of the Balance Sheet Cash Amount shall be deemed to be $10 million, in each case solely for purposes of determining the Distribution Amount and the Equity Value.

(b) At least three (3) Business Days prior to the Closing Date, the Sellers shall deliver to Purchaser a written statement (the “Seller Pre-Closing Statement”), executed by each Seller, setting forth (i) Sellers’ good-faith estimate of (A) Working Capital as of immediately prior to the Closing (the “Estimated Closing Date Working Capital”), (B) the Closing Date Indebtedness (the “Estimated Closing Date Indebtedness”) (C) the Closing Date Cash (the “Estimated Closing Date Cash”), (D) the Net Capital Expenditures Amount (the “Estimated Net Capital Expenditures Amount”) and (E) the Seller Transaction Expenses (the “Estimated Seller Transaction Expenses”), (ii) the resulting amount, and the calculation of, the Estimated Aggregate Common Equity Price and the Equity Value, and (iii) each Seller’s proportion (as determined in accordance with the Seller Proportions) of the sum of (1) the Preferred Unit Price plus (2) the Estimated Aggregate Common Equity Price plus (3) the Class B Common Prorated Valuation.

(c) At least two (2) Business Days prior to the Closing Date, Purchaser shall deliver to Sellers either (A) a written statement affirming the Balance Sheet Cash Amount set forth in the Purchaser Pre-Closing Statement or (B) a written statement (the “Purchaser Pre-Closing Updated Statement”) setting forth (i) its updated desired Balance Sheet Cash Amount (up to $10 million), (ii) any resulting changes in the resulting amount, and the calculation of, solely as a result of the updated Balance Sheet Cash Amount, the Estimated Aggregate Common Equity Price and the Equity Value, and (iii) any resulting changes in each Seller’s proportion (as determined in accordance with the Seller Proportions) of the sum of (1) the Preferred Unit Price plus (2) the Estimated Aggregate Common Equity Price plus (3) the Class

B Common Prorated Valuation.  If the Purchaser fails to provide the notice contemplated by this Section 2.2(c), the amount of the Balance Sheet Cash Amount shall be deemed to be the amount set forth in the Purchaser Pre-Closing Statement.

(d) During the preparation of the Seller Pre-Closing Statement (if requested by Purchaser) and after the delivery of the Seller Pre-Closing Statement and prior to the Closing, Purchaser and its representatives shall have a reasonable opportunity to review and to discuss with the Company and its representatives the Company’s and its Subsidiaries’ working papers and other books and records relating to the preparation of the Seller Pre-Closing Statement and the calculation of the Estimated Aggregate Common Equity Price.

(e) For purposes of this Agreement the term “Estimated Aggregate Common Equity Price” means the sum of (A) the product of (I) the Initial Purchase Percentage, multiplied by (II) the Equity Value, and (B) the product of (I) the Initial Fully Diluted Purchase Percentage, multiplied by (II) the sum of (i) Estimated Closing Date Cash, minus (ii) Estimated Closing Date Indebtedness, plus (iii) the Estimated Net Capital Expenditures Amount (if the Estimated Net Capital Expenditures Amount is a positive number), minus (iv) the absolute value of the Estimated Net Capital Expenditures Amount (if the Estimated Net Capital Expenditures Amount is a negative number), minus (v) the amount, if any, by which negative $36,000,000 exceeds the Estimated Closing Date Working Capital (e.g., if the Estimated Closing Date Working Capital is negative $40,000,000, such amount shall be positive $4,000,000), and plus (vi) the amount, if any, by which the Estimated Closing Date Working Capital exceeds negative $30,000,000 (e.g., if the Estimated Closing Date Working Capital is negative $20,000,000, such amount shall be positive $10,000,000), in each case, as set forth in the Seller Pre-Closing Statement or the Purchaser Pre-Closing Statement, as applicable.  For the avoidance of doubt, if Estimated Closing Date Working Capital is less than or equal to negative $30,000,00 and greater than or equal to negative $36,000,000, the amounts in foregoing clauses (v) and (vi) shall be zero.

(f) For purposes of this Agreement the term “Aggregate Common Equity Price” means the Estimated Aggregate Common Equity Price, as it may be adjusted and finally determined pursuant to the provisions of Section 2.4.

Section 2.3 Closing.

(a) The Closing shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, NY 10019 at 10:00 a.m., New York time, on (a) the third (3rd) Business Day following the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing); provided that if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), the Closing shall occur on the earlier of (x) a date during the Marketing Period specified by Purchaser on no fewer than three (3) Business Days’ written notice to the Sellers and (y) the third (3rd) Business Day immediately following the last day of the Marketing Period or (b)

such other place, time or date as may be mutually agreed upon in writing by the Sellers and Purchaser (the date on which the Closing actually occurs, the “Closing Date”).
(b) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, in addition to the actions specified in Section 2.1:
(i) Each Seller shall:

(A) deliver to Purchaser a duly executed certificate of non-foreign status from such Seller (or if such Seller is a “disregarded entity” for U.S. federal income tax purposes, from the owner for U.S. federal income tax purposes of such disregarded entity), substantially in the form of the sample certification set forth in Treasury Regulations Section 1.1445 2(b)(2)(iv)(B), to the effect that such Seller (or such regarded owner of such Seller) is not a foreign Person;

(B) deliver to Purchaser a copy of each of the Operating Agreement, the Voting Agreement and the Registration Rights Agreement, to the extent not previously executed and delivered by the Sellers party thereto, duly executed by each Seller party thereto;

(C) deliver to Parent interest powers, other instruments of transfer duly executed in blank, or such other instruments or documentation reasonably evidencing the assignment such Seller’s percentage of Interests set forth opposite such Seller’s name on Schedule I;

(D) cause the delivery to Purchaser of an amended and restated limited liability company agreement of the Company in the form attached hereto as Exhibit H executed by Parent Acquisition, which shall only be effective upon the consummation of the Closing;

(E) cause the delivery to Purchaser of the applicable certificate required to be delivered pursuant to Section 6.2(e).
(ii) Purchaser shall:

(A) Subject to Section 2.3(c), pay to each Seller (or any of such Seller’s designee(s)) an amount in cash equal to such Seller’s proportion (determined in accordance with the Seller Proportions) of the sum of (1) the Preferred Unit Price, plus (2) the Class B Common Prorated Valuation, plus (3) the Estimated Aggregate Common Equity Price as stated on the Seller Pre-Closing Statement (or, if applicable, the Purchaser Pre-Closing Updated Statement), by wire transfer of immediately available funds in accordance with the Seller Pre-Closing Statement (or the Purchaser Pre-Closing Updated Statement if applicable), free of any costs, fees, set-off, deductions or withholding;

(B) pay, or cause to be paid, on behalf of the Transferred Entities, the Estimated Seller Transaction Expenses, by wire transfer of immediately available funds to the Persons or bank accounts specified in the Pre-Closing Statement; and

(C) deliver to the Sellers a copy of each of the Operating Agreement and the Voting Agreement, to the extent not previously executed and delivered by Purchaser, duly executed by Purchaser;
(D) deliver to the Sellers a copy of the Registration Rights Agreement, duly executed by Purchaser;
(E) deliver to Sellers the certificate required to be delivered pursuant to Section 6.3(c).

(c) If the amount calculated pursuant to clause (B) of the first sentence of Section 2.2(e) is positive (any such positive amount, the “Positive Adjustment”), Purchaser may, subject to the terms of this Section 2.3(c), elect to delay until after the Closing the payment of a portion of the amount payable at Closing pursuant to Section 2.1(e)(iii) and Section 2.3(b)(ii)(A) by an amount up to the Positive Adjustment (such amount, the “Delayed Payment”) by delivering written notice of such election to the Company and Sellers no later than one (1) Business Day prior to the Closing.  If the Purchaser so delivers such notice, the amount payable at the Closing pursuant to Section 2.1(e)(iii) and Section 2.3(b)(ii)(A) shall be reduced by the Delayed Payment and the Company or Parent shall, and Purchaser shall cause the Company or Parent to, promptly (but in any event within twenty (20) Business Days after the Closing), pay or cause to be paid to each Seller, an amount in cash equal to such Seller’s proportion (determined in accordance with the Seller Proportions) of the quotient equal to (x) the Delayed Payment divided by (y) the Initial Fully Diluted Purchase Percentage, without interest and rounded to the nearest cent, free of any costs, fees, set-off, deductions and withholding, by wire transfer of immediately available funds to the account or accounts designated in writing by such Seller.

Section 2.4 Adjustment of the Aggregate Common Equity Price.

(a) Closing Statement.  No later than ninety (90) days after the Closing Date, Purchaser shall cause to be prepared in good faith and delivered to Sellers a statement (the “Closing Statement”) setting forth Purchaser’s good faith calculation of the Closing Date Indebtedness, the Closing Date Cash, Net Capital Expenditures Amount, the Seller Transaction Expenses and the Working Capital as of immediately prior to the Closing and the derivation of the Aggregate Common Equity Price therefrom, as well as such schedules and data with respect to the determination thereof as may be appropriate to support the calculations set forth in the Closing Statement.  For the avoidance of doubt, the Closing Statement shall include a calculation of Closing Date Indebtedness resulting from French and other statutory pension obligations, as calculated by a third-party actuary retained by the Company for such purpose.  The foregoing items shall be calculated by Purchaser in accordance with this Agreement and Exhibit A hereto.  If Purchaser fails to deliver the Closing Statement and supporting documentation within such ninety (90) day period, then in addition to any other rights Sellers may have under this Agreement, the Sellers shall have the right to elect that the Estimated Aggregate Common Equity Price be deemed to be the amount of the Aggregate Common Equity Price and be final and binding upon the Parties for purposes of this Agreement in which case such amount shall be used for purposes of calculating the payments required pursuant to Section 2.4(c).

(b) Disputes.

(i) If Sellers disagree with Purchaser’s calculation of any of the items set forth in the Closing Statement, Sellers may, within forty-five (45) days after receipt of the Closing Statement, deliver a notice to Purchaser (a “Dispute Notice”) disagreeing with any such calculation and, to the extent Sellers are reasonably able to so specify, setting forth the basis for any such disagreement.  If Sellers fail to deliver such notice during such forty-five (45) day period after receipt of the Closing Statement, Sellers shall have waived their rights to deliver a Dispute Notice pursuant to this Section 2.4(b)(i) with respect to the Closing Statement and the calculations of the Aggregate Common Equity Price set forth therein shall be deemed to be final and binding upon the Parties for purposes of this Agreement and such amount shall be used for purposes of calculating the required payments pursuant to Section 2.4(c).

(ii) If a Dispute Notice is duly delivered pursuant to Section 2.4(b)(i), the Sellers and Purchaser shall, during the thirty (30) days following such delivery (the “Negotiation Period”), use their reasonable best efforts to reach agreement on the disputed items to determine, as may be required, the amount of the Aggregate Common Equity Price.  Any such agreement shall be in writing and shall be final and binding upon the Parties for purposes of this Agreement.  If during the Negotiation Period, the Sellers and Purchaser are unable to reach such agreement with respect to all items in dispute, then Purchaser and the Sellers shall jointly appoint the Accounting Referee as provided below and all items remaining in dispute shall, at the request of either Purchaser or a Seller, be submitted by Purchaser and the Sellers within fifteen (15) days after the end of the Negotiation Period to KPMG or another nationally recognized accounting firm mutually agreed upon by the Parties (the “Accounting Referee”) for a determination resolving such disputed items for the purpose of calculating the Aggregate Common Equity Price (it being agreed and understood that the Accounting Referee shall act as an arbitrator to determine such disputed items (and, as a result thereof, the Aggregate Common Equity Price) and shall do so based solely on presentations and information provided by Purchaser and the Sellers and not by independent review); provided that if KPMG is unable or unwilling to serve as Accounting Referee and Purchaser and the Sellers fail to mutually agree upon a nationally recognized accounting firm to be the Accounting Referee within ten (10) days after the end of the Negotiation Period, then the Accounting Referee shall be a nationally recognized accounting firm appointed by the American Arbitration Association of New York, New York (provided that such firm shall not be the independent auditor of Sellers (or any of their Affiliates) or Purchaser (or any of its Affiliates)).  Purchaser and the Sellers shall agree, promptly after the appointment of the Accounting Referee, on the process and procedures governing the resolution of any disputed items by the Accounting Referee; provided that if Purchaser and the Sellers fail to agree on such process and procedures within ten (10) days following the appointment of the Accounting Referee, then such process and procedures shall be determined by the Accounting Referee (it being agreed and understood that such process shall include, at a minimum, appropriate measures to ensure compliance by the Sellers and Purchaser with Section 2.4(d) and the process and procedures for the submission of any written presentations by the Sellers and Purchaser and the time periods thereof).  In conducting its review, the Accounting Referee shall consider only those items in the Closing Statement and Purchaser’s calculations of the Aggregate Common Equity Price as to which the Sellers have disagreed.  The scope of the disputes to be resolved by the Accounting Referee shall be limited to determining the correct values for the items in dispute, determined in accordance with this Agreement (including the definition of

Working Capital and Exhibit A hereto), and the Accounting Referee shall not be limited to determining whether either Party has presented sufficient evidence of its position on disputed items.  The Accounting Referee shall deliver to the Sellers and Purchaser, as promptly as practicable (but in any case no later than thirty (30) days from the date of appointment of the Accounting Referee), a report setting forth the resolution of each disputed item of the Closing Statement submitted to it (determined in accordance with the provisions of this Section 2.4 and Exhibit A hereto) and its calculations of the Aggregate Common Equity Price (taking into account any agreed upon (or deemed agreed upon) items of the Closing Statement pursuant to this Section 2.4), which amounts shall not be less than the applicable amount thereof shown in Purchaser’s calculation delivered pursuant to Section 2.4(a) nor more than the amount thereof shown in the Sellers’ calculation delivered pursuant to Section 2.4(b)(i).  Such report (and the calculation of the Aggregate Common Equity Price set forth therein) shall be final and binding upon the Parties for purposes of this Agreement and such Aggregate Common Equity Price shall be used for purposes of calculating the required payments pursuant to Section 2.4(c).  Notwithstanding anything herein to the contrary, the dispute resolution mechanism contained in this Section 2.4(b) shall be the exclusive mechanism for resolving disputes regarding the Aggregate Common Equity Price adjustment, if any.  Judgment may be entered upon the determination of the Accounting Referee in any court having jurisdiction over the Party (or Parties) against which such determination is to be enforced.  The fees, costs and expenses of the Accounting Referee shall be borne by Sellers and Purchaser in proportion to the relative amount by which the determination by the Sellers, on the one hand, and by Purchaser, on the other hand, has been modified.  If any such fees, costs and expenses are to be borne by Sellers, each Seller shall be severally, and not jointly, liable for such Seller’s proportion of such fees, costs and expenses in accordance with the Seller Proportions.  For example and for illustrative purposes only, if the Sellers challenge the calculation of the Aggregate Common Equity Price by an amount of $100,000, but the Accounting Referee determines that the Sellers have a valid claim for only $60,000, Sellers shall bear, in the aggregate, forty percent (40%) of the fees and expenses of the Accounting Referee and Purchaser shall bear the other sixty percent (60%) of such fees and expenses.

(c) Final Aggregate Common Equity Price Adjustment. Following the time that the Aggregate Common Equity Price is finally determined pursuant to this Section 2.4, payment shall be made as follows:

(i) If the Aggregate Common Equity Price is greater than or equal to (or deemed greater than or equal to pursuant to this Agreement) the Estimated Aggregate Common Equity Price, then either (at Purchaser’s option) (A) the Company or Parent shall, and Purchaser shall cause the Company or Parent to, promptly (but in any event within three (3) Business Days after the Aggregate Common Equity Price is determined pursuant to this Section 2.4), pay or cause to be paid to each Seller, an amount in cash equal to such Seller’s proportion (determined in accordance with the Seller Proportions) of the quotient equal to (x) such excess divided by (y) the Initial Fully Diluted Purchase Percentage, without interest and rounded to the nearest cent, free of any costs, fees, set-off, deductions and withholding, by wire transfer of immediately available funds to the account or accounts designated in writing by such Seller or (B) Purchaser shall promptly (but in any event within three (3) Business Days after the Aggregate Common Equity Price is determined pursuant to this Section 2.4), pay or cause to be paid to each Seller, an amount in cash equal to such Seller’s proportion (determined in accordance with the Seller Proportions) of such excess, without interest and rounded to the nearest cent, free of any costs, fees, set-off, deductions and withholding, by wire transfer of immediately available funds to the account or accounts designated in writing by such Seller.

(ii) If the Aggregate Common Equity Price is less than the Estimated Aggregate Common Equity Price, then each Seller shall promptly (but in any event within three (3) Business Days after the Aggregate Common Equity Price is determined pursuant to this Section 2.4), pay to Purchaser, an amount equal to such Seller’s proportion (determined in accordance with the Seller Proportions) of such deficiency, without interest and rounded to the nearest cent, free of any costs, fees, set-off, deductions and withholding, by wire transfer of immediately available funds to the account or accounts designated in writing by Purchaser.

(d) Cooperation.  During the period of time from and after the Closing Date through the final determination of the Aggregate Common Equity Price and the required payments in accordance with this Section 2.4,  (i) the Sellers and Purchaser shall, and Purchaser shall cause the Transferred Entities and the Transferred Entities’ representatives to, cooperate and assist in any review by the Accounting Referee of the Closing Statement (and the items included therein) and the calculations of the Aggregate Common Equity Price (including the components thereof) and in the conduct of the review referred to in this Section 2.4 and (ii) Purchaser shall afford, and shall cause the Transferred Entities to afford, to the Sellers and any accountants, counsel or financial advisers or other representatives retained by or on behalf of the Sellers in connection with the review of the Closing Statement and the items included therein (including the calculation of the Aggregate Common Equity Price), and afford to the Sellers, their accountants, counsel or financial advisers or other representatives retained by or on behalf of any of the Sellers and the Accounting Referee in connection with any review by them in accordance with this Section 2.4, reasonable access during normal business hours upon reasonable advance notice to all the properties, books, records, contracts, documents, information, personnel and representatives (including the Transferred Entities’ accountants) of the Transferred Entities and such representatives (including the work papers of the Transferred Entities’ accountants, subject to any customary consents or other documentation required by such accountants) relevant to the review or preparation of the Closing Statement and to the determination of the Aggregate Common Equity Price; provided that such access shall not unreasonably interfere with the business and operations of the Transferred Entities.  For the avoidance of doubt, without limiting the ability to clarify or confirm the existence of facts or circumstances that existed on or prior to the Closing Date, the determination of the Aggregate Common Equity Price shall not take into account any developments or events taking place after the Closing Date.

(e) Coordination with Sellers.  Solely for the purposes of this Section 2.4, the Purchaser shall be entitled to conclusively rely on any action of Sellers holding a majority of the Seller Proportion in respect of any approval, waiver, settlement, consent or other action on behalf of the Sellers, which actions shall bind all the Sellers, and the Purchaser may disregard any other purported action of any individual Seller or Sellers in connection therewith.

Section 2.5 Withholding.  Purchaser shall be entitled to deduct and withhold from any payments made pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of any such payment under any applicable Tax Law.  To the extent that amounts are so withheld, and paid to the proper Taxing Authority pursuant to any applicable Tax Law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such person in respect of which such deduction and withholding was made.

Section 2.6 Tax Treatment.  The Parties agree that (i) the Distribution shall be treated for U.S. federal income tax purposes as a “distribution” for purposes of Section 731 of the Code, (ii) the sale and purchase (including payment therefor) of Purchased Common Units pursuant to this Agreement shall be treated for U.S. federal income tax purposes as a “sale or exchange” of partnership interests for purposes of Section 741 of the Code and as a “transfer” of partnership interests for purposes of Section 754 of the Code and (iii) all tax basis adjustments with respect to such “sale or exchange” shall be made pursuant to Section 743 of the Code (the “Transaction Tax Treatment”). The Parties shall (and shall cause their respective Affiliates to) report the relevant federal, state, local and other Tax consequences of the Sale in a manner consistent with the Transaction Tax Treatment.  None of the Parties or any of their respective Affiliates shall take any position inconsistent with the Transaction Tax Treatment on any Tax Return or in connection with any proceeding relating to Taxes with a Taxing Authority, in each case, except to the extent required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or foreign law).

Article III REPRESENTATIONS AND WARRANTIES CONCERNING SELLERS AND PURCHASER

Section 3.1 Representations and Warranties of Sellers.  Except as disclosed in the corresponding sections of the disclosure schedule (giving effect to Section 1.3(b)) delivered by the Company and Sellers to Purchaser at or prior to the execution of this Agreement (the “Company Disclosure Schedule”), each Seller, severally and not jointly, represents and warrants to Purchaser as of the date of this Agreement and as of the Closing Date (except to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date, in which case, as of such specific date) as follows:

(a) Organization; Authority.  Such Seller is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation, and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted.  Such Seller has all the necessary power and authority, and has taken all action necessary, to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby in accordance with the terms of this Agreement.

(b) Enforceability.  This Agreement has been duly and validly executed and delivered by such Seller and, assuming the due authorization, execution and delivery of this Agreement by the other Parties, constitutes a valid, legal and binding agreement of such Seller, enforceable against such Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(c) Title to Interests.  Such Seller is the lawful record and beneficial owner of and has good and valid title to the percentage of Interests set forth opposite such Seller’s name on Schedule I, free and clear of any Lien, except as imposed by applicable securities laws.  Such Seller is not party to any option, warrant, purchase right, or other Contract (other than this Agreement), including any voting agreement or voting trust, obligating such Seller to sell, transfer, pledge or otherwise dispose of any membership interest of the Transferred Entities, or otherwise related to the voting of such membership interest.

(d) Consents and Approvals; No Violations.  No filing with or notice to, and no permit, authorization, registration, consent or approval of, any Governmental Entity is required on the part of such Seller for the execution, delivery and performance by such Seller of this Agreement or the consummation of the Sale and the other transactions contemplated by this Agreement, except (i) compliance with any applicable requirements of the HSR Act and any applicable Antitrust Laws; or (ii) those the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to impair in any material respect the ability of such Seller to perform its obligations under this Agreement or to prevent or materially delay the consummation of the Sale by such Seller.  Assuming compliance with the items described in clause (i) of the preceding sentence, neither the execution, delivery or performance of this Agreement by such Seller nor the consummation by such Seller of the transactions contemplated by this Agreement will (x) conflict with or result in any breach or violation of any provision of the respective certificate or articles of formation or incorporation and bylaws or operating agreement (or similar governing documents) of such Seller; (y) result in a breach or violation of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to the creation of any Lien, except for Permitted Liens, or any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract to which such Seller is a party or by which such Seller may be bound; or (z) violate any Law applicable to such Seller, except in the case of the foregoing clauses (ii) and (iii), for breaches, violations, defaults, Liens or other rights that would not, individually or in the aggregate, reasonably be expected to impair in any material respect the ability of such Seller to perform its obligations under this Agreement or to prevent or materially delay the consummation of the Sale by such Seller.

(e) Brokers.   Except for Morgan Stanley & Co. LLC, whose fees with respect to the transactions contemplated by this Agreement will be borne by Sellers, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee, commission or payment in connection with the Sale or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Seller for which any of the Transferred Entities or Purchaser would have any liability.

(f) Litigation.  As of the date of this Agreement, there is no Action pending or, to the knowledge of such Seller, threatened against such Seller that would be reasonably expected to impair in any material respect the ability of such Seller to perform its obligations under this Agreement or prevent or materially delay the consummation of the Sale by such Seller.

Section 3.2 Representations and Warranties of Purchaser. Except as disclosed in the corresponding sections of the disclosure schedule delivered by Purchaser to Sellers at or prior to the execution of this Agreement (giving effect to Section 1.3(b)) (the “Purchaser Disclosure Schedule”), Purchaser hereby represents and warrants to Sellers as of the date of this Agreement and as of the Closing Date (except to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date, in which case, as of such specific date) as follows:

(a) Organization and Qualification.  Purchaser is duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and is qualified to do business and is in good standing, if applicable, as a foreign limited liability company in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification.

(b) Authority; Enforceability.  Purchaser has all necessary power and authority, and has taken all action necessary, to execute, deliver and perform this Agreement and to consummate the Sale and the other transactions contemplated hereby in accordance with the terms of this Agreement.  This Agreement has been duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery of this Agreement by the other Parties, constitutes a valid, legal and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the Bankruptcy and Equity Exception.  The sole member of Purchaser has approved and adopted this Agreement and the transactions contemplated herein.  No vote of the holders of any class of securities of Purchaser or any of its Affiliates is required to approve and adopt this Agreement or to consummate the Sale or the other transactions contemplated herein.

(c) Consents and Approvals; No Violations.  No filing with or notice to, and no permit, authorization, registration, consent or approval of, any Governmental Entity is required on the part of Purchaser for the execution, delivery and performance by Purchaser of this Agreement or the consummation by Purchaser of the Sale and the other transactions contemplated by this Agreement, except compliance with the applicable requirements of the HSR Act and applicable Antitrust Laws.  Assuming compliance with the items described in the preceding sentence, neither the execution, delivery or performance of this Agreement by Purchaser nor the consummation by Purchaser of the Sale or the other transactions contemplated by this Agreement will (i) conflict with or result in any breach or violation of any provision of the respective certificate or articles of incorporation and bylaws (or similar governing documents) of Purchaser or any of its Affiliates; (ii) result in a breach or violation of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to the creation of any Lien, except for Permitted Liens, or any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract to which Purchaser or any of its Affiliates is a party or by which any of them or any of its material properties or assets may be bound; or (iii) violate any Law applicable to Purchaser or any of its Affiliates or any of their respective properties or assets, except in the case of the foregoing clauses (ii) and (iii), for breaches, violations, defaults, Liens or other rights that would not, individually or in the aggregate, reasonably be expected to impair in any material respect the ability of Purchaser to perform its obligations under this Agreement or prevent or materially delay the consummation of the Sale.

(d) Financing.

(i) Purchaser is a party to and has accepted a fully executed commitment letter dated June 17, 2017 (together with all exhibits and schedules thereto, the “Debt Commitment Letter”) from the lenders party thereto (collectively, the “Lenders”) pursuant to which the Lenders have agreed, subject to the terms and conditions thereof, to provide the debt financing in the amounts set forth therein.  The debt financing committed pursuant to the Debt Commitment Letter is collectively referred to in this Agreement as the “Debt Financing.”

(ii) Purchaser is a party to and has accepted a fully executed commitment letter dated June 17, 2017 (together with all exhibits and schedules thereto, the “Equity Commitment Letters” and, together with the Debt Commitment Letter, the “Commitment Letters”) from each of ASSF and OTPP (collectively, the “Equity Investors”) pursuant to which the Equity Investors have agreed, subject to the terms and conditions thereof, to invest in Purchaser the amounts set forth therein.  The cash equity committed pursuant to the Equity Commitment Letters is collectively referred to in this Agreement as the “Cash Equity.”  The Cash Equity and the Debt Financing are collectively referred to as the “Financing.”

(i) As of the date of this Agreement, Purchaser has delivered to Sellers true, complete and correct copies of the executed Commitment Letters and any fee letters related thereto, subject to Sellers’ compliance with the confidentiality provisions of the Debt Commitment Letter and such fee letters.

(i) Except as expressly set forth in the Commitment Letters and any related fee letters, there are no conditions precedent to the obligations of the Lenders and the Equity Investors to provide the Financing or any contingencies that would permit the Lenders or the Equity Investors to reduce the total amount of the Financing.  As of the date of this Agreement, assuming the satisfaction of Purchaser’s obligation to consummate the Sale, Purchaser does not have any reason to believe that any of the conditions to the Financing will not be satisfied on a timely basis, nor does Purchaser have actual knowledge that any of the Lenders or the Equity Investors will not perform its obligations thereunder.  As of the date of this Agreement, there are no side letters, understandings or other agreements, contracts or arrangements of any kind relating to the Commitment Letters that could impair the enforceability of the Commitment Letters, impose new or additional conditions precedent to the Financing or affect the availability of the Financing contemplated by the Commitment Letters.

(ii) The Financing, when funded in accordance with the Commitment Letters (after netting out of applicable fees, expenses, original issue discount and similar premiums and charges provided under the Debt Commitment Letter and any related fee letter), shall provide Purchaser and the Company with cash proceeds on the Closing Date sufficient for the satisfaction of (i) Purchaser’s obligations under this Agreement at the Closing, to pay (A) the sum of (1) the Preferred Unit Price plus (2) the Estimated Aggregate Common Equity Price plus (3) the Class B Common Prorated Valuation and (B) any fees and expenses of or payable by Purchaser on or before the Closing Date which remain unpaid at the Closing and (ii) all obligations of the Transferred Entities under this Agreement to (A) pay the Distribution Amount, and (B) pay fees and expenses on the Closing Date, to the extent such fees and expenses constitute Purchaser Transaction Expenses (collectively, the “Required Payment Amount”).

(iii) As of the date of this Agreement, the Commitment Letters are legal, valid and binding obligations of Purchaser and, to the knowledge of Purchaser, each of the other parties thereto and are in full force and effect (except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).  As of the date of this Agreement, to the knowledge of Purchaser, assuming the satisfaction of the conditions to Purchaser’s obligation to consummate the Sale, (i) no event has occurred which (with or without notice, lapse of time or both) would constitute a breach or failure to satisfy a condition by Purchaser under the terms and conditions of the Commitment Letters and (ii) Purchaser does not have any reason to believe that any of the conditions to the Financing will not be satisfied on a timely basis or that the Financing will not be available on the Closing Date.    Purchaser has paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Commitment Letters on or before the date of this Agreement and will pay, or cause to be paid, in full any such amounts due on or before the Closing Date, which, assuming the Closing Date occurs, will be paid as contemplated by Section 2.1(a).  As of the date of this Agreement, none of the Commitment Letters has been modified, amended or altered, and, to the knowledge of Purchaser, none of the respective commitments under any of the Commitment Letters has been withdrawn or rescinded in any respect and no withdrawal or rescission thereof is contemplated (other than pursuant to an assignment of commitments in accordance with the terms of the Debt Commitment Letter as of the date hereof) and Purchaser does not have any reason to believe that any such withdrawal or rescission would occur prior to the Closing.  As of the date of this Agreement, no modification or amendment to the Commitment Letters is contemplated, except in connection with any amendments or modifications to effectuate any “market flex” set forth in the fee letter relating to the Debt Commitment Letter as of the date hereof and to add additional lenders, lead arrangers, bookrunners, documentation agents, syndication agents or similar entities who had not executed such Debt Commitment Letter as of the date of this Agreement in accordance with the terms of the Debt Commitment Letter as of the date hereof.

(i) In no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Financing (or any alternative financing in accordance with Section 5.13)) be a condition to any of Purchaser’s obligations under this Agreement.

(e) Acquisition of Interests for Investment.  Purchaser has such knowledge and experience in financial and business matters, and is capable of evaluating the merits and risks of Purchaser’s purchase of the Purchased Common Units and Preferred Units.  Purchaser confirms that Sellers have made available to Purchaser and its agents the opportunity to ask questions of Sellers and the officers and management employees of the Transferred Entities as well as access to the documents, information and records of the Transferred Entities and to acquire additional information about the business and financial condition of the Transferred Entities and the Interests, the Purchased Common Units and Preferred Units (as well as of Parent, Parent Holdings and Parent Acquisition), and Purchaser confirms that it has made an independent investigation, analysis and evaluation of the Transferred Entities (as well as of Parent, Parent Holdings and Parent Acquisition) and its properties, assets, business, financial condition, prospects, documents, information and records.  Purchaser is acquiring the Purchased Common Units and Preferred Units for its own use and account and not as a nominee or agent, for investment purposes, and not with a view toward any resale or distribution.  Purchaser acknowledges that the Purchased Common Units and Preferred Units have not been registered under the Securities Act or any applicable securities Laws, and agrees that the Purchased Common Units and Preferred Units may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, in each case, to the extent applicable.

(f) Litigation.  As of the date of this Agreement, there is no Action pending or, to the knowledge of Purchaser, threatened against Purchaser or any of its Subsidiaries, that would reasonably be expected to impair in any material respect the ability of Purchaser to perform its obligations under this Agreement or prevent or materially delay the consummation of the Sale by Purchaser.

(g) Guaranty.  Concurrently with the execution of this Agreement, Purchaser has delivered to the Company a true, complete and correct copy of each executed Guaranty.  Each Guaranty is valid, binding and enforceable in accordance with its terms, and is in full force and effect, and no event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a default or breach or a failure to satisfy a condition precedent on the part of the Guarantor under the terms and conditions of each Guaranty.

(h) Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee, commission or payment in connection with the Sale or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser for which any Seller or any of its Affiliates or any of the Transferred Entities would have any liability.

(i) Solvency.  Purchaser is not entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either its present or future creditors.  Assuming (a) that the representations and warranties of the Company contained in this Agreement are true and correct in all material respects, (b) that the conditions to the obligations of Purchaser to consummate the Sale have been satisfied or waived, (c) that the Required Information fairly presents, in all material respects, the consolidated financial condition of the Company and its Subsidiaries as of and as at the end of the periods covered thereby and as of the Closing and the consolidated results of earnings of the Company and its Subsidiaries for the periods covered thereby and as of the Closing and (d) that the Company and its Subsidiaries are Solvent immediately prior to Closing, at the Closing, and after giving effect to the Sale and the other transactions contemplated by this Agreement, including the funding of the Financing, the Company and its Subsidiaries on a consolidated basis will be Solvent.

(j) No Other Representations or Warranties.  Purchaser, on its own behalf and on behalf of each of its Affiliates, hereby acknowledges and agrees that, except for the representations and warranties of Sellers contained in Section 3.1, the representations and warranties of the Company contained in Article IV, none of Sellers, the Transferred Entities, the New Entities, any of their respective Affiliates, any representatives of the foregoing or any other Person has made, shall be deemed to have made or makes, and each of Purchaser and its Affiliates is not relying upon, any representation or warranty, express or implied, oral or written, at law or in equity, made by or on behalf of any such Person with respect to Sellers, the Transferred Entities, the New Entities or any matter relating to any of them, including their respective businesses, affairs, assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any information provided or made available to Purchaser, its Affiliates or any of their respective representatives or any other Person.  Without limiting the generality of the foregoing, Purchaser, on its own behalf and on behalf of each of its Affiliates, hereby acknowledges and agrees that none of Sellers, the Transferred Entities, the New Entities, their respective Affiliates, any representatives of any of the foregoing or any other Person has made, shall be deemed to have made, or makes any representation or warranty with respect to any projections, forecasts, plans, estimates, budgets or other information regarding future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Transferred Entities, the New Entities or the future business, operations or affairs of the Transferred Entities and/or the New Entities.  Purchaser, on its own behalf and on behalf of each of its Affiliates, hereby expressly disclaims any such representation or warranty described in this Section 3.2(j) notwithstanding the delivery or disclosure to Purchaser or any of its Affiliates or any of their respective representatives or any other Person of any documentation or other information by any Seller, any Transferred Entity, any New Entity, any of their respective Affiliates or any representatives of any of the foregoing or any other Person, and no such Person will have any liability to Purchaser, any of its Affiliates, any of their respective representatives, or any other Person resulting from or in connection with the use of any such information.

Article IV REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSFERRED ENTITIES

Except as set forth in the corresponding sections of the Company Disclosure Schedule (giving effect to Section 1.3(b)), the Company represents and warrants to Purchaser as of the date of this Agreement and as of the Closing Date (except to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date, in which case, as of such specific date) as follows:

Section 4.1 Organization and Qualification; Authority; Enforceability.

(a) Each Transferred Entity (i) is a limited liability company or other legal entity duly organized, validly existing and in good standing, if applicable, under the Laws of its jurisdiction of organization, (ii) has all requisite limited liability company or other organizational power and authority to own, lease and operate its assets and properties and carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing as a foreign entity in each jurisdiction where the conduct of its business requires such license or qualification, except, in the case of clause (iii), where the failure to be so qualified, licensed or in good standing or to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

The Company Disclosure Schedule sets forth a list of all of the Transferred Entities as of the date hereof.

(b) Copies of the organizational documents of each Transferred Entity, as currently in effect, have been made available to Purchaser, and each such copy is true, correct and complete.  The Company is not in violation of any of the provisions of its organizational documents.  No material Subsidiary of the Company is in material violation of any of the provisions of its organizational documents.

(c) The Company has all necessary power and authority, and has taken all action necessary, to execute, deliver and perform this Agreement and to consummate the applicable transactions contemplated hereby in accordance with the terms of this Agreement.  This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by the other Parties, constitutes a valid, legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(d) No Dutch Subsidiary is a party, or has been a party since the Lookback Date, to a merger, split off or demerger within the meaning of Title 7 of Book 2 of the Dutch Civil Code or any other Laws.
Section 4.2 Capitalization.

(a) The Interests are duly authorized and validly issued.  The Interests constitute the only outstanding equity interests in the Company.  Other than the Interests, there are no preemptive or other outstanding rights, subscriptions, options, warrants, redemption rights, repurchase rights or other agreements, arrangements or commitments of the Company of any character providing for the issuance or repurchase of equity interests in the Company or any other securities or obligations convertible or exchangeable into or exercisable for any equity interest in the Company.

(b) Other than any equity interests held by a Transferred Entity or the Company, no equity interests in any Subsidiary of the Company are issued or outstanding, and there are no preemptive or other outstanding rights, subscriptions, options, warrants, equity appreciation rights, redemption rights, repurchase rights, convertible, exercisable, or exchangeable membership interests or other agreements, arrangements or commitments of any character that involve obligations with respect to the equity interests in any Subsidiary of the Company or any other securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity interest in any Subsidiary of the Company.

(c) No Transferred Entity has any outstanding bonds, debentures, notes or other obligations that grant to its holder voting rights in such Transferred Entity on any matter or that are convertible or exchangeable into or exercisable for securities that grant to the holder of such converted or exchanged security voting rights in the Company on any matter.

(d) No Transferred Entity has any other outstanding contractual obligations that provide for registration rights with respect to equity interests in the Company or any Subsidiary of the Company.

(e) The outstanding shares of capital stock, or other voting securities or equity interests of each Subsidiary of the Company have been  duly authorized, validly issued, and (to the extent applicable) are fully paid and non-assessable and not subject to or issued in violation of any pre-emptive rights.

Section 4.3 Consents and Approvals; No Violations.  No filing with or notice to, and no permit, authorization, registration, consent or approval of, any Governmental Entity is required on the part of any Transferred Entity for the execution, delivery and performance by Sellers or the Company of this Agreement or the consummation by Sellers of the Sale and the other transactions contemplated by this Agreement, except (a) compliance with the applicable requirements of the HSR Act and any applicable Antitrust Laws; or (b) those the failure of which to make or obtain would not reasonably be expected to (A) be material to the Transferred Entities, taken as a whole, or (B) prevent or materially delay the ability of the Sellers to consummate the Sale by the Outside Date.  Assuming compliance with the items described in the preceding sentence, neither the execution, delivery and performance of this Agreement by Sellers and the Company nor the consummation by Sellers and the Company of the Sale or the other transactions contemplated by this Agreement will (i) conflict with or result in any breach or violation of any provision of the respective limited liability company agreement, articles of incorporation or bylaws (or similar governing documents) of any Transferred Entity; (ii) result in a breach or violation of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to the creation of any Lien, except for Permitted Liens, or any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract or Permit to which any Transferred Entity is a party or its assets or properties are bound; or (iii) violate any Law applicable to any Transferred Entity or any of its respective properties or assets, except in the case of the foregoing clauses (ii) and (iii), for breaches, violations, defaults, Liens or other rights that would not reasonably be expected to (A) be material to the Transferred Entities, taken as a whole, or (B) prevent or materially delay the ability of the Sellers to consummate the Sale by the Outside Date.

Section 4.4 Financial Statements; Liabilities.

(a) Section 4.4(a) of the Company Disclosure Schedule contains the following financial statements (collectively, with any notes thereto, the “Financial Statements”):  (x) the audited consolidated balance sheet of the Transferred Entities (as they relate to such entities in existence at the applicable dates) as of December 31, 2016 and December 31, 2015 and the related consolidated statements of operations, consolidated statements of comprehensive income, consolidated statements of equity and consolidated statements of cash flows of the Transferred Entities (as they relate to such entities in existence at the applicable time periods) for the fiscal years ended December 31, 2016 and December 31, 2015, and (y) the unaudited consolidated balance sheet of the Transferred Entities (as it relates to such entities in existence at the applicable dates) as of March 31, 2017 and the related unaudited consolidated statement of operations of the Transferred Entities (as it relates to such entities in existence at the applicable time periods) for the three-month period ended March 31,

2017 (the “Interim Financial Statements”).  The Financial Statements (i) were derived from and prepared in accordance with the books of account and other financial records of the Transferred Entities, (ii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except, in the case of the Interim Financial Statements, for the omission of footnotes, and subject to normal adjustments, which will not be material in nature or amount to the Transferred Entities), and (iii) present fairly, in all material respects, the consolidated financial position and the consolidated results of operations of the Transferred Entities, as applicable, as of the respective dates thereof and the periods then ended, except as set forth in the notes thereto (subject, in the case of Interim Financial Statements, to normal adjustments, which will not be material in nature or amount to the Transferred Entities).   The Second Quarter Financial Statements, if delivered , (a) were derived from and prepared in accordance with the books of account and other financial records of the Transferred Entities, (b) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except for the omission of footnotes, and subject to normal adjustments, which will not be material in nature or amount to the Transferred Entities), and (c) present fairly, in all material respects, the consolidated financial position and the consolidated results of operations of the Transferred Entities, as applicable, as of the respective dates thereof and the periods then ended, except as set forth in the notes thereto (subject to normal adjustments, which will not be material in nature or amount to the Transferred Entities).

(b) There are no liabilities or obligations of the Transferred Entities that would be required by GAAP to be reflected or reserved for on a consolidated balance sheet of the Transferred Entities, other than those that (i) are reflected or reserved against in the Financial Statements or disclosed in the notes thereto, (ii) have been incurred since December 31, 2016, in the ordinary course of business or (iii) would not reasonably be expected to be, individually or in the aggregate, material to the Transferred Entities, taken as a whole.

(c) Since the Lookback Date, no Transferred Entity has received any material complaint, allegation, assertion or claim, regarding deficiencies in the accounting or auditing practices, procedures, methodologies or methods of the Transferred Entities or their respective internal accounting controls.

(d) The books of account and other financial records of the Transferred Entities have been kept accurately in all material respects in the ordinary course of business, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Transferred Entities and have been properly recorded therein in all material respects. The Company has established and maintains a system of internal accounting controls which is intended to provide, in all material respects, reasonable assurance: (i) that transactions, receipts and expenditures of the Transferred Entities are being executed and made only in accordance with appropriate authorizations of management and the board of directors of the Company, and (ii) that accounts, notes and other receivables are recorded by the Transferred Entities completely and accurately in all material respects in conformity with GAAP, subject to appropriate reserves.

Section 4.5 Absence of Certain Changes or Events.

(a) Since December 31, 2016 until the date hereof, the business of the Transferred Entities has been conducted in the ordinary course in all material respects.

(b) Since December 31, 2016, there have not occurred any events, changes or developments which have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Since December 31, 2016 until the date hereof, neither the Company nor any of its Subsidiaries has taken or authorized any action which, if taken or authorized on or after the date hereof, would require the consent of Purchaser pursuant to Sections 5.4(a)(ii),  (e),  (f),  (g),  (h),  (i),  (k),  (l) or (n).

Section 4.6 Litigation; Compliance with Laws.

(a) There is no material Action pending or, to the knowledge of the Company, threatened against or involving (i) any Transferred Entity or its respective businesses, properties or assets, or (ii) any officer or director of any Transferred Entity, or to the knowledge of the Company, against any employee of any Transferred Entity in connection with such officer’s, director’s or employee’s relationship with, or actions taken on behalf of any Transferred Entity, except, in each case, for Actions for which the only relief sought is monetary damages less than $250,000.

(b) No Transferred Entity or its respective businesses, properties or assets is subject to any material Order.

(c) The Transferred Entities are in compliance, and since the Lookback Date, have been in compliance, in all material respects, with all Laws applicable to them or the operation of their respective businesses or by which their assets are bound or affected.  As of the date of this Agreement, none of the Company or any of its Subsidiaries has received any written notice of any material violation of any Laws applicable to them or the operations of their respective businesses or by which their assets are bound or affected at any time since the Lookback Date.

(d) The Company and the Transferred Entities have been, since the Lookback Date, and currently are, in compliance in all material respects with applicable laws related to (i) anti-corruption or anti-bribery, including the U.S. Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., as amended, the UK Bribery Act 2010, as amended, and any other equivalent or comparable Laws of other countries that are applicable to business of the Transferred Entities; (ii) economic sanctions laws administered, enacted or enforced by any Sanctions Authority (collectively, “Sanctions Laws”, and any sanction administered or enforced thereby, a “Sanction”); (iii) export controls, including the U.S. Export Administration Regulations, 15 C.F.R. §§ 730, et seq., as amended, and any other equivalent or comparable Laws of other countries (collectively, “Export Control Laws”); (iv) anti-money laundering, including the Money Laundering Control Act of 1986, 18 U.S.C. §§ 1956, 1957, as amended, and any other equivalent or comparable Laws of other countries; (v) anti-boycott, as administered by the U.S. Department of Commerce and the Internal Revenue Service; and (vi)

importation of goods, including Laws administered by the U.S. Customs and Border Protection, Title 19 of the United States Code and Code of Federal Regulations, and any other equivalent or comparable Laws of other countries (collectively, “International Trade Control Laws” ) that are applicable to the business of the Transferred Entities.

(e) Except as set forth in Section 4.6(e) of the Company Disclosure Schedule, neither the Company nor the Transferred Entities, nor, to the knowledge of the Company, any of their directors, officers or employees, (i) is or is acting under the direction of or on behalf of a Person that is the subject of Sanctions or identified on any sanctions or similar lists administered by a Sanctions Authority, including but not limited to the U.S. Department of the Treasury’s Specially Designated Nationals and Blocked Persons List, the U.S. Department of Commerce’s Denied Persons List and Entity List, the U.S. Department of State’s Debarred List, HM Treasury’s Consolidated List of Financial Sanctions Targets and the Investment Bank List, or any similar sanctions list enforced by any other relevant Sanctions Authority, or any Person owned or controlled by any of the foregoing (collectively, “Prohibited Party”); (ii) is, or has been since the Lookback Date, the target of any Sanctions Laws; (iii) is, or has been since the Lookback Date, located, organized or resident in a country or territory that is, or whose government is, the target of comprehensive trade sanctions under Sanctions Laws, including, as of the date of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria; (iv) is participating, or has since the Lookback Date has participated in any transaction involving a Prohibited Party, or a Person who is the target of any Sanctions Laws, or any country or territory that was during such period or is, or whose government was during such period or is, the target of comprehensive trade sanctions under Sanctions Laws; or (v) to the knowledge of the Company, has, since the Lookback Date, made, offered or promised to make, or authorized the making of, any unlawful payment or provision of anything of value or advantage to any Person or requested or received any unlawful payment, gift, benefit, contribution or other unlawful thing of value or advantage, in each case that would be a material violation of any law applicable to the Transferred Entities; (vi) is exporting (including deemed exportation) or re-exporting, or, since the Lookback Date, exported (including deemed exportation) or re-exported, directly or indirectly, any commodity, software, technology, or services in violation in any material respect of applicable Export Control Laws; or (vii) to knowledge of the Company, is currently being investigated, or has, since the Lookback Date, been investigated by a Governmental Entity with respect to compliance with International Trade Control Laws.

Section 4.7 Permits.  The Transferred Entities hold all material Permits which are necessary to permit the operation of their business in all material respects as presently conducted, and such Permits are in full force and effect, except for the failure to be in full force or effect as would not be material to the Transferred Entities, taken as a whole.  Section 4.7 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a list of all such Permits.  Except as would not be material to the Transferred Entities, taken as a whole, the Transferred Entities are not in default or violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any Permit to which Transferred Entities are parties.  The Transferred Entities are not, and since the Lookback Date, have not been, in material violation or material breach of, or material default under, any such Permit, and as of the date of this Agreement, no Transferred Entity has been notified in writing that any such Permit may not in the ordinary course be renewed upon its expiration.

Section 4.8 Employee Benefit Matters.

(a) Section 4.8(a) of the Company Disclosure Schedule includes a true and complete list of all material Benefit Plans.  The Company has made available to Purchaser a true, correct and complete copy of each Benefit Plan (or, if not written, a written summary of its material terms) and, with respect to each Benefit Plan (if applicable) (i) any summary plan description, (ii) any annual report on Form 5500 filed with the Internal Revenue Service in the past year, (iii) any related trust agreements or other funding arrangements, (iv) the most recent annual audited financial statements and opinion and (v) if the Benefit Plan is intended to qualify under Section 401(a) of the Code, the most recent determination or opinion letter received from the Internal Revenue Service.

(b) The Internal Revenue Service has issued a favorable determination letter, or for a prototype plan, opinion letter, with respect to each Benefit Plan that is intended to qualify under Section 401(a) of the Code and the related trust that has not been revoked, and, to the knowledge of the Company, there are no existing circumstances or events that have occurred since the date of such letter that could reasonably be expected to adversely affect the qualified status of any such plan or the exempt status of any related trust.

(c) Neither the Transferred Entities nor any ERISA Affiliate maintains, sponsors or contributes to or has within the preceding six (6) years maintained, sponsored or contributed to, or had any liability with respect of, (i) any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA (including any “multiemployer plan” within the meaning of Section 3(37) of ERISA), (ii) a “multiple employer plan” as defined in Section 413(c) of the Code; (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA; (iv) an occupational pension scheme which provides anything other than money purchase benefits (as defined in section 181 of the Pension Schemes Act 1993 (England and Wales) save for where such benefits are fully insured; or (v) a pension scheme over which the UK Pensions Regulator has powers under sections 38 to 52 of the Pensions Act 2004 (England and Wales). For purposes hereof, “ERISA Affiliate”   shall mean (in regard to plans that are subject to ERISA) any entity that is a member of a “controlled group of corporations” with or is under “common control” (as each phrase is defined in section 414(b) or (c) of the Code) or (in regard to plans that are subject to the law of England and Wales) a Person which is “connected” or “associated” (as defined in the Insolvency Act 1986 (England and Wales)) with the Transferred Entities.

(d) Except as would not be reasonably likely to result in material liability to the Transferred Entities (i) all Benefit Plans have been administered in all material respects in accordance with their terms and ERISA, the Code (including, without limitation, Section 409A thereunder) and all other applicable Laws and (ii) any contributions required to be made under the terms of any of the Benefit Plans as of the date of this Agreement have been timely made or, if not yet due, have been properly accrued in accordance with GAAP.

(e) No Benefit Plan provides health, medical, life insurance, welfare or death benefits to current or former employees or other individual service providers of the Transferred Entities beyond their retirement or other termination of service, other than coverage mandated by Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or Section 4980B of the

Code, or any similar Law (including U.S. state and foreign group health plan continuation Laws), the cost of which (excluding administrative costs) is fully paid by such current or former employees or individual service providers or their dependents.

(f) Except as required by Law or as set forth in Section 4.8(f) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Sale will (either alone or in conjunction with any other event such as termination of employment) (i) result in any payment following the Closing for which the Transferred Entities are liable becoming due to any current or former employee or other individual service provider of the Transferred Entities, or increase the amount of any compensation due to any current or former employee or other individual service provider of the Transferred Entities, (ii) increase any benefits otherwise payable under any Benefit Plan, (iii) result in any acceleration of the time of payment, funding or vesting of any benefits or payments under any Benefit Plan or (iv) give rise to any “excess parachute payment” as defined in Section 280G(b)(1) of the Code.  The Transferred Entities do not maintain any obligations to gross-up or reimburse any individual for any tax or related interest or penalties incurred by such individual, including under Section 409A or 4999 of the Code or otherwise.

(g) There are no pending, or, to the knowledge of the Company, threatened, Actions against any Benefit Plan, other than ordinary claims for benefits by participants and beneficiaries or as would not be reasonably likely to result in material liability to the Transferred Entities.

(h) Except as would not be reasonably likely to result in material liability to the Transferred Entities, (i) each Benefit Plan that is maintained primarily in respect of any current or former employees or other individual service providers of the Transferred Entities who are located outside the United States (a “Foreign Benefit Plan”) has been established, maintained and administered in all material respects in accordance with its terms and applicable Laws, and if intended to qualify for special tax treatment, meets all the requirements for such treatment; (ii) all employer contributions to each Foreign Benefit Plan required by its terms or by applicable Law have been made or, if applicable, accrued in accordance with generally accepted accounting practices in the applicable jurisdiction; (iii) except to the extent included in Closing Date Indebtedness the fair market value of the assets of each funded Foreign Benefit Plan that is a pension or defined benefit retirement plan, the liability of each insurer for any such Foreign Benefit Plan funded through insurance or the book reserve established for any such Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Benefit Plan, and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; and (iv) each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

(i) No Benefit Plan is or is intended to be a “registered pension plan”, “deferred profit sharing plan”, or “retirement compensation arrangement”, as each such term is defined in the Income Tax Act (Canada).

(j) No insurance policy or any other agreement affecting any Benefit Plan requires or permits a retroactive increase in contributions, premiums or other payments due under such insurance policy or agreement. The level of insurance reserves under each insured Benefit Plan is reasonable and sufficient to provide for all incurred but unreported claims.

(k) No amendments have been made to any Foreign Benefit Plan by a Dutch Subsidiary without consent of the relevant works council, employees, former employees or trade unions (in each case to the extent required).

Section 4.9 Labor Relations; Employment.

(a) None of the Transferred Entities is a party to any collective bargaining agreement, works council agreement, or other labor Contract (a “Labor Agreement”), and to the knowledge of the Company, as of the date of this Agreement and since the Lookback Date, (i) there has been no organizational effort made or, to the knowledge of the Company, threatened by, or on behalf of, any labor union or works council to organize any employees of the Transferred Entities, (ii) no demand for recognition of any employees of the Transferred Entities has been made by, or on behalf of, any labor union or works council, and (iii) there are no pending, or to the knowledge of the Company, threatened unfair labor practice charges or complaints against any of the Transferred Entities.  Since the Lookback Date, no employees of any Transferred Entity have engaged in or, to the knowledge of the Company, threatened any strike, picketing, organized work stoppage, or other similar material labor activity against the Transferred Entities.

(a) Since the Lookback Date, except as would not be reasonably likely to result in material liability to the Transferred Entities, the Transferred Entities have complied in all material respects with all applicable Laws relating to labor or employment, including those concerning wages, hours, overtime, human rights, equal employment opportunity, employment discrimination, disability, family and medical leave, immigration and work authorization, affirmative action, labor practices, collective bargaining, occupational safety and health, workers’ compensation, mass terminations and reductions in force (including the Worker Adjustment and Retraining Notification Act (“WARN”)), classification of employees, background checks (including criminal and credit checks) under the Fair Credit Reporting Act and similar state and local Laws, and the payment of social security and similar taxes.  There are no pending or, to the knowledge of the Company, threatened Actions against the Transferred Entities under any Law relating to labor or employment except as would not be reasonably likely to result in material liability to the Transferred Entities.  All individuals providing services to Transferred Entities are and since the Lookback Date have been properly classified as employees, independent contractors, or consultants, as applicable, except as would not be reasonably likely to result in material liability to the Transferred Entities.  No mass layoffs, plant closures or similarly material reductions in force are currently contemplated, planned or announced by Transferred Entities, and, since the Lookback Date, the Transferred Entities have not implemented any plant closing or layoff of employees that could implicate the WARN Act or any similar foreign, state or local Laws.  Employees of the Transferred Entities have all work permits, immigration permits, visas, or other authorizations required by Law for such employee given the duties and nature of such employee’s employment, except as would not be reasonably likely to result in material liability to the Transferred Entities.

(a) To the extent required by applicable Law or by any Contract to which any of the Transferred Entities is a party (i) prior to the execution of this Agreement, the Transferred Entities have complied in all material respects with any applicable obligation to inform and consult with their employee representative bodies on the sale of the Interests in accordance with applicable Law, and (ii) prior to Closing, the Transferred Entities will have complied in all material respects with any applicable obligation to inform and consult with their employee representative bodies on the sale of the Interests in accordance with applicable Law.

Section 4.10 Taxes.

(a) All material Tax Returns required to be filed by the Transferred Entities have been timely filed (taking into account extensions), and all such Tax Returns were correct and complete in all material respects, except, in each case, with respect to matters for which adequate reserves have been established in accordance with GAAP.

(b) All material Taxes required to be paid by the Transferred Entities have been timely paid.

(c) In the last six (6) years, no written claim has been made by an authority in a jurisdiction where any of the Transferred Entities does not file Tax Returns that it is or may be subject to taxation by, or required to file Tax Returns with, that jurisdiction.

(d) No deficiencies for any material amount of Taxes of the Transferred Entities have been claimed, proposed or assessed in writing, or to the knowledge of the Company threatened, by any Taxing Authority.  There are no pending audits, assessments or other actions for or relating to any material liability in respect of Taxes of the Transferred Entities.

(e) The Transferred Entities have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.  All such withholdings and payments have been properly reported to, and all relevant forms and documents have been properly filed with, Taxing Authorities in accordance with applicable Law in all material respects.

(f) Since the date two (2) years prior to the date hereof none of the Transferred Entities has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) or Section 361 of the Code.

(g) None of the Transferred Entities has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(h) The Company is, and at Closing will be, and has at all times been and at all times until immediately prior to the Closing will be, properly classified as a partnership for U.S. federal income tax purposes.

(i) Other than any agreement that will be terminated pursuant to Section 9.10, none of the Transferred Entities is a party to, or otherwise bound by, any Tax indemnity, Tax sharing or tax allocation agreement.

(j) No extensions or waivers of statutes of limitations have been given or requested in the last six (6) years with respect to Taxes of any of the Transferred Entities.

(k) None of the Transferred Entities (A) has been a member of an affiliated group filing a consolidated federal income Tax (other than a group of which any of the Transferred Entities is the common parent) or (B) has any material liability for the Taxes of any Person (other than any of the Transferred Entities) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor or by contract except for any such agreement entered into in the ordinary course of business, the primary purpose of which does not relate to Taxes.

(l) None of the Transferred Entities will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; or (vi) election under Section 108(i) of the Code.

(m) None of the Transferred Entities has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(n) No material closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings relating to Taxes have been entered into or issued by and Taxing Authority with or in respect of any of the Transferred Entities.

(o) None of the Transferred Entities (i) is a “passive foreign investment company” within the meaning of Section 1297 of the Code or is a stockholder in a “passive foreign investment company,” (ii) has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized, (iii) has entered into a gain recognition agreement pursuant to Treasury Regulation Section 1.367(a)-8, or (iv) has transferred any material intangible property in a transaction subject to the rules of Section 367(d) of the Code.

(p) None of the Transferred Entities that is organized under non-U.S. Law has ever had income, gain, or loss that is treated as effectively connected with the conduct of a trade or business within the United States under Section 864(c) of the Code.

(q) None of the Transferred Entities that is treated as a partnership for U.S. federal income tax purposes is prohibited or subject to any restriction concerning the making of an election under Section 754 of the Code.

Section 4.11 Environmental Matters.

(a) The Transferred Entities and the facilities and operations of the Transferred Entities, including the facilities and operations on the Owned Real Property and the Leased Real Property, are, and since the Lookback Date have been, in compliance, in all material respects, with all applicable Environmental Laws.

(b) The Transferred Entities have obtained and, to the extent applicable, have filed timely applications to renew, and are, and since the Lookback Date have been, in compliance, in all material respects, with, all material Environmental Permits necessary to operate their business in all material respects as presently conducted.  No event or condition has occurred or exists which would reasonably be expected to result in a material violation of, material breach of, loss of a material benefit under or non-renewal of, any such Environmental Permit (in each case, with or without notice or lapse of time or both).

(c) None of the Transferred Entities is subject to any pending, or to the knowledge of the Company, threatened Action alleging that their business is in material violation of any Environmental Law or any Environmental Permit or that any of the Transferred Entities have any material liability under any Environmental Law, and none of the Transferred Entities nor any of their respective businesses, properties or assets is subject to any material Order relating to (i) Environmental Laws, (ii) Environmental Permits or (iii) (A) any substance that is listed, classified or regulated under any Environmental Laws as a pollutant or contaminant, or as hazardous or toxic; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint, polychlorinated biphenyls, radioactive material or radon; or (C) any other substance that may give rise to liability under any Environmental Laws (collectively, “Hazardous Materials”).

(d) There are no pending or, to the knowledge of the Company, threatened investigations under Environmental Laws of the business of the Transferred Entities, or any property currently or previously owned, leased, occupied or used by any of the Transferred Entities or any of their respective predecessors in interest, and there has been no (i) release, pumping, pouring, emptying, injecting, escaping, leaching, migrating, dumping, seepage, spill, leak, flow, discharge, disposal or emission (any such action, a “Release”) or (ii) threatened Release of any Hazardous Material at, on under or from any property currently or previously owned, leased, occupied or used by any of the Transferred Entities or any of their respective predecessors in interest, which, in each case, would reasonably be expected to result in the Transferred Entities incurring any material liability pursuant to any Environmental Law.

(e) None of the Transferred Entities has any material financial assurance, escrow, bonding or similar obligations under any Environmental Law or Environmental Permit, or any Environmental Law indemnity rights or obligations in force.

(f) Sellers have provided to Purchaser the most recent (if any) environmental audits, assessments, investigations, studies and other analysis relating to the

Transferred Entities, their respective business, or any of their respective currently or previously owned, leased, occupied or used properties that are in the possession or control of any Seller or any of the Transferred Entities.

Section 4.12 Intellectual Property; Cybersecurity; Privacy.

(a) Section 4.12(a) of the Company Disclosure Schedule sets forth a true and complete list of all of the following that are owned, in whole or in part, by any of the Transferred Entities: Intellectual Property that is registered or the subject of an issued patent and Intellectual Property that is the subject of a pending application (“Registered IP”).  For purposes of this Agreement, Registered IP that is material for the conduct of the Transferred Entities’ business and all third party material Intellectual Property that is licensed pursuant to Material Contracts are collectively referred to as the “Material IP”.  Except as would not be material to the Transferred Entities, all of the Registered IP is subsisting, and other than pending applications, all Registered IP is valid and enforceable and in full force and effect.  Except as would not be material to the Transferred Entities, taken as a whole, the Transferred Entities have timely made all filings, payments and ownership recordations with the appropriate foreign and domestic agencies required to all Registered IP.

(b) Except as would not be material to the Transferred Entities taken as a whole, the Transferred Entities, individually or jointly, (i) are sole and exclusive owners of all right title and interest in and to the owned Material IP; or (ii) are validly licensed to use, all licensed Material IP, free and clear of all Liens, except Permitted Liens.  The Material IP is all the Intellectual Property necessary for the conduct of the Transferred Entities’ business in all material respects as currently conducted.

(c) Except as would not be material to the Transferred Entities, taken as a whole, none of the Intellectual Property owned by or licensed to any of the Transferred Entities is subject to any Order adversely affecting the use thereof or rights thereto by any of the Transferred Entities, including the right to license, transfer, and assign any such Intellectual Property.  Except as set forth in Section 4.12(c) of the Company Disclosure Schedule or except as would not be material to the Transferred Entities, taken as a whole, (i)  there is no Action pending, or the knowledge of the Company, threatened, concerning any third party allegation that the use of any Intellectual  Property by any of the Transferred Entities violates, infringes, or otherwise misappropriates any third party Intellectual Property, including claims concerning data mining; (ii) there is no opposition or cancellation proceeding pending against any Transferred Entity concerning the ownership, validity, enforceability or infringement of any Intellectual Property owned by or licensed to any of the Transferred Entities; and (iii) the use of any Intellectual Property by the Transferred Entities, in the conduct of their business as conducted as of the date hereof does not infringe, on or otherwise violate or misappropriate the Intellectual Property Rights of any Person.

(d) Except as would not be material to the Transferred Entities, taken as a whole, the applicable Transferred Entities have taken commercially reasonable steps to protect and maintain the material Intellectual Property owned by or licensed to the Transferred Entities, including as it relates to trade secrets.  No Material IP that is a trade secret of any of the Transferred Entities has been disclosed to any Person other than employees, consultants or contractors of the Transferred Entities who had a need to know and use such Material IP and who have executed appropriate agreements prohibiting the unauthorized use or disclosure of such Material IP or are otherwise subject to obligations of confidentiality with respect to such Material IP.

(e) Except as set forth in Section 4.12(e) of the Company Disclosure Schedule or except as would not be material to the Transferred Entities, taken as a whole, to the knowledge of the Company, there are no (and have not been any since the Lookback Date) unauthorized uses or disclosures of any such Intellectual Property, including any personally identifiable information.

(f) Except as set forth in Section 4.12(f) of the Company Disclosure Schedule or except as would not be material to the Transferred Entities, taken as a whole, to the extent that any third party Software is incorporated under license in any Software programs or applications used, developed, licensed, or distributed by or for any of the Transferred Entities (“Company Software”), none of the Transferred Entities or its agents is in breach of any licenses pertaining to such third party software or any Open Source License Terms or similar license agreement or distribution models governing such software as used in the Company Software that would require any of the Transferred Entities to provide any source code to third parties (including pursuant to an open source license agreement or similar distribution model).  The term “Open Source License Terms” means terms in any license, distribution model or other agreement for software, libraries, or other codes (including middleware and firmware) (a “Work”), e.g., the GNU General Public License (GPL), Lesser/Library GPL (LGPL), the Common Development and Distribution License (CDDL), and the Artistic License (including PERL), which require, as a condition of use, reproduction, modification and/or distribution of the Work or of any other software, libraries, or other code (or a portion of any of the foregoing), in each case that is incorporated into or relies on, linked to or with, derived from in any manner, or distributed with a Work (collectively, “Related Software”), any of the following:  (1) the making available of source code or any information regarding the Work or any Related Software; (2) the granting of permission for creating modifications to or derivative works of the Work or any Related Software; (3) the granting of a royalty-free license, whether express, implied, by virtue of estoppel or otherwise, to any person under Intellectual Property rights (including Patents) regarding the Work alone, any Related Software alone or the Work or Related Software in combination with other hardware or software; (4) the imposition of any restrictions on future patent licensing terms, or other abridgement or restriction of the exercise or enforcement of any Intellectual Property rights through any means; (5) the obligation to include or otherwise communicate to other persons any form of acknowledgement and/or copyright notice regarding the origin of the Work or Related Software; or (6) the obligation to include disclaimer language, including warranty disclaimers and disclaimers of consequential damages.

(g) No academic institution, research center or Governmental Entity has any right, title or interest (including any “march in rights”) in the Material IP that is owned by any of the Transferred Entities.

(h) The computer systems, including the software, firmware, hardware, networks, interfaces, platforms and related systems, owned, leased or licensed by the

Transferred Entities in the conduct of their businesses (“Company Systems”) are sufficient in all material respects for the conduct of their businesses as conducted as of the date hereof.

(i) Except as set forth on Schedule 4.12(i) of the Company Disclosure Schedule or except as would not be material to the Transferred Entities, taken as a whole, since the Lookback Date (i) there have been no failures, breakdowns, continued substandard performance, introduction of any malware, viruses, ransomware, bugs, or other malicious codes into any of the Company Systems that have caused a material disruption or material interruption in or to the use of such Company Systems; (ii) to the knowledge of the Company, there have been no privacy or data security breaches (including ransomware or a cyber-attack) resulting in the unauthorized access, acquisition, exfiltration, manipulation, erasure, use, or disclosure of any Sensitive Data or that triggered any reporting requirement under any breach notification Law or Contract provision; (iii) to the knowledge of the Company, no service provider (in the course of providing services for or on behalf of the Transferred Entities) has suffered any material privacy or data security breach that resulted in the unauthorized access, acquisition, exfiltration, manipulation, erasure, use, or disclosure of any Sensitive Data.

(j) The Transferred Entities are, and since the Lookback Date have been, in compliance in all material respects with all U.S., non-U.S., international, European, local and cross-border data transfer, processing, privacy and data security Laws, regulations, and with PCI DSS, including laws regarding transparency.  Since the Lookback Date, the Transferred Entities have complied in all material respects with their published privacy policies and internal privacy and data security policies, and related contractual obligations with respect to the collection, acquisition, storage, transmission, transfer (including cross-border transfers), disclosure and use of Personal Information or Protected Health Information.

(k) The Company maintains and implements commercially reasonable (or legally required) plans, policies or procedures for privacy and protection of Personal Information, physical and cyber security, disaster recovery, business continuity and incident response, including reasonably appropriate administrative, technical, organizational and physical safeguards to protect the confidentiality and security of Sensitive Data in their possession, custody or control against unauthorized and/or unlawful access, use, modification, disclosure or other misuse and to safeguard the Company Systems against the risk of material business disruption.  The Company acts in compliance with such plans, procedures and policies in all material respects, and the Company has taken commercially reasonable steps to test the Company’s plans, procedures and policies on a periodic basis.

(l) To the knowledge of the Company, no Transferred Entities, or any of their respective subcontractors, vendors and service providers (in the course of providing services for or on behalf of any Transferred Entities), has failed to comply in any material respect with its respective Contract obligations relating to the handling of Sensitive Data.  Except as would not be material to the Transferred Entities, taken as a whole, the Transferred Entities have entered into legally sufficient Business Associate Agreements (as defined under the Health Insurance Portability and Accountability Act of 1996 and the Health Information Technology for Economic and Clinical Health Act of 2009 (together with their implementing regulations, and as amended from time to time, “HIPAA”) with each subcontractor, vendor and service provider in each instance where a Business Associate Agreement is required under

HIPAA. The Transferred Entities are in compliance in all material respects with all Business Associate Agreements under which Transferred Entities serves as a Business Associate (as defined in HIPAA).

(m) The Transferred Entities have performed, or have caused to be performed, privacy, data protection or data security assessments, audits, or HIPAA risk assessments of their businesses within the last two (2) years, and have remedied, in all material respects, any material privacy, data protection or data security issues raised in such privacy, data protection or data security assessments or audits (including third party assessments or audits of the Company Systems).

Section 4.13 Material Contracts.

(a) Section 4.13(a) of the Company Disclosure Schedule sets forth as of the date hereof a true and complete list of all Material Contracts.  True and complete copies of all Material Contracts (as of the date hereof) have been made available to Purchaser.

(b) Subject to the Bankruptcy and Equity Exception (i) each Material Contract is a legal, valid and binding obligation of the applicable Transferred Entity party thereto, and, to the knowledge of the Company, of each counterparty thereto; (ii) to the knowledge of the Company, each Material Contract is in full force and effect in all material respects; and (iii) neither the applicable Transferred Entity party thereto nor, to the knowledge of the Company, any other party thereto, is in material breach of, or in material default under, any Material Contract, and no event has occurred that with notice or lapse of time or both would reasonably be expected to result in a material breach or material default thereunder by the applicable Transferred Entity party thereto or, to the knowledge of the Company, any other party thereto.

Section 4.14 Real Property.

(a) Section 4.14(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all real property owned by the Transferred Entities (the “Owned Real Property”).  The applicable Transferred Entities have fee simple or comparable valid title to all Owned Real Property, free and clear of all Liens, except Permitted Liens. The Company has made or will make available to Purchaser copies of any title insurance policies currently insuring the Owned Real Property and copies of the most recent (if any surveys of the same.  With respect to each parcel of Owned Real Property:

(i) the Company has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof;

(ii)other than the right of Purchaser pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein; and

(iii)there are no pending, or to the knowledge of the Company, any threatened, condemnation proceedings relating to the Owned Real Property or the Leased Real Property or other matters adversely affecting the current use, occupancy or value thereof.

(b) Section 4.14(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all of the real property leased, subleased, licensed or otherwise occupied by any Transferred Entity, including all amendments, extensions, renewals and guaranties (the “Leased Real Property”).  The applicable Transferred Entities have a valid leasehold or subleasehold (as applicable) interest in all Leased Real Property, free and clear of all Liens, except Permitted Liens.  The Transferred Entities have not received since the Lookback Date any notice of any, and to the knowledge of the Company there is no, material default by the Transferred Entities or respective landlord under any such lease or sublease affecting the Leased Real Property.  Subject to the Bankruptcy and Equity Exception, all leases and subleases for the Leased Real Property under which any Transferred Entity is a lessee or sublessee are in full force and effect and are enforceable in accordance with their respective terms, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.15 Contracts with Sellers.  Except for Benefit Plans (and any transactions pursuant thereto), ordinary course arms’-length agreements or transactions for the purchase of any Transferred Entity’s products or services (which agreements and transactions are not material), the organizational documents of the Transferred Entities or as set forth in Section 4.15 of the Company Disclosure Schedule, there are no Contracts, and in the preceding twelve months there have been no material transactions, whether pursuant to Contract or otherwise, between the Transferred Entities on the one hand, and the Sellers or any of their respective Affiliates or any of their respective directors, officers or employees (in an executive position or above) or Person that has served in such capacity in the preceding twelve months (or to the knowledge of the Company, any of such Person’s immediate family members) on the other hand.  Except for the Benefit Plans, no Seller and no officer or director of any of the Sellers or the Transferred Entities owns or has any material interest in any material property or right, tangible or intangible, of the Transferred Entities, has any material claim or cause of action against the Transferred Entities or a material payable to or material receivable from the Transferred Entities.

Section 4.16 Brokers.  Except for Morgan Stanley & Co. LLC, whose fees with respect to the transactions contemplated by this Agreement will be borne by Sellers, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Sale or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Transferred Entities for which any Transferred Entity may otherwise be responsible.

Section 4.17 Personal Property.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) the Transferred Entities have good and marketable title to, or valid leasehold interests in or licenses for, all tangible personal property used in the business of the Transferred Entities, free and clear of all Liens (other than Permitted Liens), and (b) such property is in good working order and condition, ordinary wear and tear excepted.

Section 4.18 Insurance.

(a) The Transferred Entities own, hold or are entitled to access policies of insurance, in such amounts and against such risks customarily insured against by companies in similar lines of business as the Transferred Entities.  There is no material claim by any Transferred Entity pending under any insurance policies which has been denied or disputed by the insurer other than denials and disputes in the ordinary course of business.  Section 4.18(a) of the Company Disclosure Schedule sets forth a complete and correct list of each insurance policy in effect as of the date of this Agreement that is material to the businesses of the Transferred Entities including carrier, policy holder, policy number, policy period limit, deductible, whether the policy is occurrence-based or claims made and whether the policy is subject to self-insurance, reinsurance or other retention program beyond the disclosed deductible or retention.  With respect to each such insurance policy, (i) the Transferred Entities have paid, or caused to be paid, all premiums due under the policy and have not received written notice that they are in material default with respect to any obligations under the policy, and (ii) to the knowledge of the Company, as of the date hereof, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.  As of the date hereof, none of the Transferred Entities has received any written notice of cancellation or termination with respect to any insurance policy existing as of the date hereof that is held by, or for the benefit of, any of Transferred Entities, other than in connection with ordinary renewals.  As of the date hereof, except as set forth on Section 4.18(b) of the Company Disclosure Schedule, there are no pending workers’ compensation, general liability, automobile liability, or professional liability claims being pursued by the Transferred Entities or any of the Sellers primarily with respect to the business of the Transferred Entities, in each case other than any claim for less than $250,000.

(b) Section 4.18(b) of the Company Disclosure Schedule sets forth the last aggregate annual premium paid by the Company prior to the date hereof for the directors’ and officers’ liability coverage of the Transferred Entities’ existing managers, directors’ and officers’ insurance policies, and the Transferred Entities’ existing fiduciary liability insurance policies.

(c) Since the Lookback Date, the Transferred Entities have not failed to give any notice or present any claims under any applicable insurance policy in a due and timely fashion to the appropriate insurance company.

Article V COVENANTS
Section 5.1 Access to Books and Records.

(a) The Company shall, and shall cause it Subsidiaries and its and their respective representatives, from the date hereof to the earlier of the Closing Date and the valid termination of this Agreement pursuant to Section 7.1, to (i) afford to Purchaser and its representatives, subject to applicable Law, reasonable access to the books and records of the Transferred Entities and (ii) furnish to Purchaser and its representatives such other information as Purchaser may from time to time reasonably request regarding the business, properties and personnel of the Transferred Entities, in each case of clauses (i) and (ii) to the extent necessary for Purchaser to prepare for the Closing and/or planning for the operations of the Transferred Entities after the Closing; provided, that the Company shall not be required to, and shall not be required to cause its Subsidiaries or its or their representatives to, make available personnel files until after the Closing Date.  Any such access shall be at Purchaser’s sole cost and expense, and occur during normal business hours, upon reasonable prior written notice and in accordance with the reasonable procedures established by the Company.  Purchaser and its representatives shall conduct any such activities in such a manner so as not to interfere unreasonably with the business or operations of the Transferred Entities or otherwise cause any unreasonable interference with the prompt and timely discharge by the employees of the Transferred Entities of their normal duties.  Notwithstanding the foregoing provisions of this Section 5.1(a), the Company shall not be required by this Section 5.1(a) to (and shall not be required to cause its Subsidiaries and its and their representatives to) grant access or disclose information to Purchaser or any of its representatives that any Seller or the Company reasonably determines in good faith would (w) contravene any applicable Law, (x) relate to any litigation or similar dispute between the Parties, (y) jeopardize an attorney/client or attorney work product privilege or (z) violate an existing Contract; provided, that, except in the case of clause (x), the Company shall give written notice to Purchaser of the fact that such documents and information listed above are being withheld and thereafter the Parties shall cooperate in seeking to allow disclosure of such information to the extent doing so would not  contravene such applicable Law, cause such disclosure, jeopardize such privilege with respect to such information, or violate such Contract, as applicable.  Purchaser shall not, and shall cause its representatives not to, use any information obtained pursuant to this Section 5.1(a) for any purpose unrelated to furthering the consummation of the Sale or planning for the operations of the Transferred Entities after the Closing, and all such information shall be subject to the terms of the Confidentiality Agreement.

(b) From and after the Closing, for a period of seven (7) years, Purchaser shall, and shall cause its Affiliates (including the Transferred Entities) to, provide Sellers and their authorized representatives with access, during normal business hours and upon reasonable notice, under the supervision of the Company’s personnel, and in such a manner as not to unreasonably hinder the normal operations of the Company or any of its Subsidiaries, to (i) the books and records (including audit work papers) (for the purpose of examining and copying) of the Transferred Entities with respect to periods or occurrences prior to or on the Closing Date and (ii) accountants and employees of Purchaser and its Affiliates (including the Transferred Entities), in each case, solely to comply with the rules and regulations of any Governmental Entity or applicable Law, discharging its obligations under this Agreement, in connection with financial reporting and tax and accounting matters or in the event of any litigation.  Notwithstanding the foregoing provisions of this Section 5.2(b) the Purchaser shall not be required by this Section 5.2(b) to (and shall not be required to cause the Transferred Entities and its and their representatives to) grant access or disclose information to Sellers or any of their respective representatives that Purchaser or any Transferred Entity reasonably determines in good faith would (w) contravene any applicable Law, (x) relate to any litigation or similar dispute between the Parties, (y) jeopardize an attorney/client or attorney work product privilege or (z) violate an existing Contract; provided, that, the Purchaser shall give written notice to Seller of the fact that such documents and information listed above are being withheld and thereafter the Parties shall cooperate in seeking to allow disclosure of such information to the extent doing so would not  contravene such applicable Law, cause such disclosure, jeopardize such privilege with respect to such information, or violate such Contract, as applicable.   Unless otherwise consented to in writing by Sellers, Purchaser shall not, and shall not permit any of its Affiliates to, for a period of seven (7) years following the Closing Date (or such longer time as may be required by Law), destroy, alter or otherwise dispose of any of the books and records of the Transferred Entities for any period prior to the Closing Date without first giving reasonable prior written notice to Sellers and offering to surrender to Sellers such books and records or any portion thereof that Purchaser or any of its Affiliates may intend to destroy, alter or dispose of.  In the event of any conflict between this Section 5.1 and Section 9.4,  Section 9.4 shall control.

Section 5.2 Efforts to Consummate.

(a) Subject to the terms and conditions of this Agreement, each of Purchaser, the Company (and the Company shall cause the other Transferred Entities to) and Sellers shall use their respective reasonable best efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Sale and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following:  (i) the taking of all acts reasonably necessary to cause the conditions precedent set forth in Article VI to be satisfied; (ii) the obtaining of all necessary actions or non-actions, waivers, consents, approvals, orders, expiration of applicable waiting periods and authorizations from Governmental Entities and third parties and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any Action by any Governmental Entity; (iii) the defending of any Actions, whether judicial or administrative, challenging this Agreement or the consummation of the Sale and the other transactions contemplated hereby, including seeking to have any stay or temporary restraining order, decree, injunction or other agreement entered by any court or other Governmental Entity vacated or reversed; and (iv) the execution and delivery of additional instruments necessary to consummate the Sale and the other transactions contemplated hereby, and to fully carry out the purposes of, this Agreement.  In furtherance and not in limitation of the foregoing, each of Purchaser and Sellers shall (A) make or cause to be made the filings, registrations, notices, and declarations required of such Party under the HSR Act and any other Antitrust Laws with respect to the transactions contemplated by this Agreement as promptly as practicable after the date of this Agreement (and, in the case of any filings required under the HSR Act, in no event later than fifteen (15) days from the execution of this Agreement, unless otherwise agreed to by Purchaser and Sellers); (B) respond to, and comply with, at the earliest practicable date, any inquiries received from any Governmental Entity for additional information and documentary materials received by such Party from the U.S. Federal Trade Commission (the “FTC”) or the Antitrust Division of the U.S. Department of Justice (the “DOJ”), or by any other Governmental Entity (including under any Antitrust Laws), in respect of such filings or such transactions and not extend any waiting period under the HSR Act or enter into any agreement with any such Governmental Entity not to consummate the transactions contemplated in this Agreement, except with the prior written consent of the other Parties hereto; and (C) act in good faith and reasonably cooperate with the other Parties in connection with any such filings (including, if requested by any other Party, to accept all reasonable additions, deletions or changes suggested by such other Party in connection therewith) and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Entity under any of the HSR Act, the Sherman Antitrust Act of 1890, as amended, and the rules and regulations promulgated thereunder, the Clayton Act of 1914, as amended, and the rules and regulations promulgated thereunder, and any other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”) with respect to any such filing or any such transaction.

(b) In connection with and without limiting the generality of the foregoing, each of Purchaser and Sellers shall use their respective reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement.  In connection therewith, if any Action is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as inconsistent with or violative of any Law, each of Purchaser and Sellers shall cooperate with each other with respect to such objection and use its reasonable best efforts to vigorously contest and resist (by negotiation, litigation or otherwise) any Action related thereto, including any administrative or judicial action, and to have vacated, lifted, reversed or overturned any order, decree, injunction or other agreement whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, delays or restricts consummation of the Sale or the other transactions contemplated by this Agreement, including by vigorously pursuing all available avenues of administrative and judicial appeal.

(c) In furtherance and not in limitation of the foregoing, Purchaser and where applicable, Sellers shall (i) furnish to the other Parties as promptly as reasonably practicable all information required for any application or other filing to be made by any other Party pursuant to any applicable Law in connection with the transactions contemplated by this Agreement; (ii) promptly inform the other Parties of any substantive written or oral communications with, and inquiries or requests for information from, any Governmental Entity in connection with the transactions contemplated herein; (iii) consult with the other Parties in advance of any substantive meeting or conference, whether in-person or by telephone, with any Governmental Entity or, in connection with any proceeding by a private party under any Antitrust Law or other regulatory Law, with such private party, and to the extent not prohibited by such Governmental Entity or such private party, give the other Parties the opportunity to attend and participate in such meeting, telephone call or discussion; (iv) furnish the other Parties promptly with copies of all correspondence, filings and communications relating to any Antitrust Law or any Action pursuant to any Antitrust Law between them and their Affiliates and their respective representatives on the one hand, and the FTC, the DOJ or any other Governmental Entity or members of their respective staffs on the other hand, with respect to the transactions contemplated herein; provided,  however, that materials provided to the other Parties may be redacted (A) to remove references to valuation, (B) as necessary to comply with existing contractual arrangements with respect to confidentiality, and (C) as necessary to address reasonable attorney-client or other privilege concerns; and (v) act in good faith and reasonably cooperate with the other Parties in connection with any such registrations, declarations and filings and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Entity under the HSR Act or any other Antitrust Law with respect to any such registration, declaration and filing or any such transaction.  Purchaser and Sellers may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.2 as “Antitrust Counsel Only Material.”  Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, directors or managers of the recipient unless express permission is obtained in advance from the source of the materials (Purchaser or Sellers, as the case may be) or its legal counsel.

(d) In furtherance and not in limitation of the foregoing, if any objections are asserted with respect to the transactions contemplated hereby under any Law or if any suit is instituted (or threatened to be instituted) by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, Purchaser shall take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including taking all such further action as may be necessary to resolve such objections, if any, as any Governmental Entity may assert under any Law with respect to the transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity with respect to the transactions contemplated hereby so as to enable the Closing to occur as soon as reasonably practicable (and in any event no later than the Outside Date), including (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any businesses, product lines, assets or capital stock or other interests of Purchaser or the Transferred Entities, and (ii) otherwise taking or committing to take any actions that after the Closing Date would limit the freedom of Purchaser or its Subsidiaries’ (including the Transferred Entities) freedom of action with respect to, or its ability to retain, one or more of their or their Subsidiaries’ businesses, product lines, assets or capital stock or other interests, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding that would otherwise have the effect of preventing the Closing or delaying the Closing beyond the Outside Date; provided that (i) neither Purchaser nor the Transferred Entities shall be obligated to become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order of a Governmental Entity to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or business of the Transferred Entities, unless such requirement, condition, understanding, agreement or order is binding only in the event that the Closing occurs,  and (ii) Purchaser shall not be required to agree to any amendment to, or waiver under, this Agreement in connection with obtaining any requisite consent or expiration of an applicable waiting period under the HSR Act or other applicable Antitrust Law.

(e) Notwithstanding anything to the contrary herein or otherwise, none of the Sellers, the Transferred Entities or their respective Representatives or Affiliates shall (i) propose, negotiate, offer or commit to making or effecting any divestitures, dispositions, or licenses of any assets, properties, products, rights, services or businesses of Purchaser, Apollo Global Management LLC, any of its affiliated investment funds or portfolio companies, any Transferred Entity or any of their respective Affiliates, or (ii) agree to any other remedy, requirement, obligation, condition or restriction related to the conduct of Purchaser’s, Apollo Global Management LLC’s, any of its affiliated investment funds’ or portfolio companies’, any Transferred Entity’s or any of their respective Affiliates’ businesses, in each case in order to resolve any Governmental Entity’s objections to or concerns about the transactions contemplated by this Agreement.

(f) Without limiting any other obligation under this Agreement, during the period from the date of this Agreement until the Closing Date, each of Purchaser and Sellers shall not, and shall cause its Subsidiaries and Affiliates not to, take or agree to take any action that would reasonably be expected to prevent or delay the Parties from obtaining any governmental approval in connection with the transactions contemplated by this Agreement.

(g) Purchaser agrees to provide such security and assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any Governmental Entity whose consent or approval is sought in connection with the transactions contemplated hereby.  Whether or not the Sale is consummated, Purchaser shall be responsible for all filing fees and payments to any Governmental Entity in order to obtain any consents, approvals or waivers pursuant to this Section 5.2.

(h) Without limiting Purchaser’s obligations pursuant to this Section 5.2, (i) Purchaser shall determine strategy and timing, lead all proceedings and coordinate all activities with respect to seeking any actions, non-actions, terminations or expirations of waiting periods, consents, approvals or waivers of any Governmental Entity as contemplated hereby, and (ii) the Company shall, and shall cause each of its Subsidiaries to, to take such actions as reasonably requested by Purchaser in connection with obtaining any such actions, non-actions, terminations or expirations of waiting periods, consents, approvals or waivers, so long as any such action is binding only in the event that the Closing occurs.

Section 5.3 Further Assurances.  Each of Sellers and Purchaser agrees that, from time to time, whether before, at or after the Closing Date, each of them will execute and deliver such further documents, instruments of conveyance and transfer and take (or cause their controlled Affiliates to take) such other action (including, obtaining any consents, exemptions or authorizations) as may be reasonably required or desirable to carry out the purposes and intents of or to perform the provisions of this Agreement.  Notwithstanding anything herein to the contrary, if, immediately following the Closing, any of the Transferred Entities hold any Excess Cash or Trapped Cash, then the Company shall use commercially reasonable efforts to identify any such Excess Cash within two Business Days after the Closing Date and Purchaser shall cause the Transferred Entities (or shall cause its Affiliates to cause the Transferred Entities) to, and the Company shall and shall cause the other Transferred Entities to, transfer to Sellers (or any respective designee(s) designated by such Seller) such Seller’s proportion (as determined in accordance with the Seller Proportions) of any and all such Excess Cash and Trapped Cash up to $10 million in the aggregate, as soon as reasonably practicable following the Closing; provided that the Sellers shall bear the costs and expenses of any such transfers (including any related Tax) and such transfers shall only occur if such Excess Cash and Trapped Cash can be transferred to the Sellers within 10 Business Days following the Closing without violating any applicable Law or Contract as in effect as of immediately prior to the Closing.  Notwithstanding the foregoing, clauses (a), (b), (d), (e), (f), (g) and (h) of the definition of “Trapped Cash” shall not be included as “Trapped Cash” for purposes of this Section 5.3.

Section 5.4 Conduct of Business of the Company

.  During the period from the date of this Agreement until the earlier of the Closing Date and the valid termination of this Agreement, except as expressly required or contemplated by this Agreement or applicable Law, as consented to in writing by Purchaser or as set forth in Section 5.4 of the Company Disclosure Schedule, the Company shall, and shall cause the other Transferred Entities to, (i) use commercially reasonable efforts to conduct its business in the ordinary course of business consistent with past practice in all material respects, including to maintain its ongoing Capital Expenditures program in all material respects and (ii) use commercially reasonable efforts to preserve intact in all material respects its business and existing personal properties in the ordinary course of business consistent with past practice and to maintain its existing relationships and goodwill with Governmental Entities, customers, suppliers, vendors, creditors, employees, business partners, prospects and agents; provided that no action by any Transferred Entity with respect to matters addressed by any of the following provisions of this Section 5.4 shall be deemed a breach of this sentence unless such action would constitute a breach of one or more of such provisions, and provided,  further that the foregoing notwithstanding, the Company and the other Transferred Entities may use cash or cash equivalents to make or pay distributions or dividends on or prior to the Closing.  Without limiting the foregoing, during the period from the date of this Agreement until the earlier of the Closing Date and the valid termination of this Agreement, except as contemplated or permitted by this Agreement, as may be required by applicable Law, as consented to in writing by Purchaser (such consent not to be unreasonably withheld, conditioned or delayed in the case of Sections 5.4(d),  (i),  (j),  (k),  (l),  (m) and (o) and (p) (as it relates to the foregoing clauses) only below) or as set forth in Section 5.4 of the Company Disclosure Schedule, the Company shall not, and shall cause the other Transferred Entities not to:

(a) (i) amend or propose to amend the organizational documents of any of the Transferred Entities except as otherwise required by applicable Law; or (ii) declare, set aside or pay any non-cash dividend or non-cash distribution to any Person other than a Transferred Entity or redeem or repurchase any equity interest of any Transferred Entity from any stockholder or member of any Transferred Entity;

(b) issue, sell, pledge, repurchase or dispose of, any additional equity interests of any of the Transferred Entities, or any options, warrants or rights of any kind to acquire any membership interests which are convertible into or exchangeable for such membership interests, except for transactions between the Transferred Entities;

(c) incur, assume, guarantee, issue or otherwise become liable for any Covered Indebtedness or any debt securities or warrants or other rights to acquire any debt securities of the Transferred Entities, or enter into any Credit Support Arrangements, in each case, in an aggregate amount in excess of $5,000,000; provided that any indebtedness, debt securities or Credit Support Agreements incurred, assumed, guaranteed, issued or entered into pursuant to this Section 5.4(c) shall be repaid, redeemed, discharged or terminated (including satisfaction of all associated repayment costs and expenses), as applicable, prior to the Closing;

(d) enter into any intercompany loan or  any intercompany debt arrangement that will remain outstanding after the Closing, or, in either case, modify or otherwise increase or decrease the balances thereof to the extent such balance will remain outstanding following the Closing, except, in each case, in the ordinary course of business consistent with past practice;

(e) make any acquisition (by merger, consolidation or the purchase of substantially all of the assets of or equity interests) of any Person, business or assets for consideration in excess of $15,000,000, other than supplies or inventory in the ordinary course of business;

(f) enter into any new line of business outside its existing business as of the date of this Agreement;
(g) sell, lease, transfer, dispose of or encumber (other than Permitted Liens) any assets of the Transferred Entities (including the capital stock of Subsidiaries of the

Company ) to any Person in a single transaction or series of related transactions with a fair market value in excess of $1,000,000 individually or $5,000,000 in the aggregate, other than (i) dispositions of supplies or equipment in the ordinary course of business consistent with past practice, (ii) the disposition of obsolete or excess assets, or (iii) to a Transferred Entity;

(h) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganizational document with respect any Transferred Entity;

(i) cancel, compromise or settle any Action if such a settlement requires payments in excess of $1,000,000 individually or $2,000,000 in the aggregate or  that involves injunctive relief against any Transferred Entity or other restrictions on the business of any of the Transferred Entities as currently conducted;

(j) except as required by any Benefit Plan, Labor Agreement or applicable Law, (i) establish, adopt, enter into, materially amend or terminate any Benefit Plan or any employee benefit plan, agreement, policy, program or commitment that, if in effect on the date of this Agreement, would be a Benefit Plan, (ii) increase the compensation or benefits payable or to become payable to any of its employees or other individual service providers (including severance or termination pay), except for increases that will not materially increase the liability of the Company, individually and in the aggregate are in the ordinary course of business consistent with past practice, (iii) adopt, enter into, materially amend or terminate any Labor Agreement or other similar arrangement relating to union or organized employees, (iv) terminate the employment of any executive officer of the Transferred Entities, other than for cause or (v) hire any employee to be an executive officer, or (vi) waive any restrictive covenant obligation of any director, officer, or employee of any of the Transferred Entities, or

(k) conduct a reduction in force or other mass termination that would implicate the notice obligations or liability provisions of WARN or any similar applicable Law;

(l) (i) make, change or revoke any Tax election, (ii) change any annual accounting period, (iii) change any method of accounting for Tax purposes, (iv) settle or compromise any Tax liability, claim or assessment, or agree to any adjustment of any Tax attribute, (v) amend any Tax Return, (vi) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any comparable agreement under state, local or non-U.S. Law) or any Tax sharing, allocation or indemnity agreement, (vii) agree to forgo or surrender any right to claim a Tax refund, (viii) request any private letter ruling or similar ruling from any Taxing Authority or, (ix) waive or extend any statute of limitations with respect to Taxes, in each case except for any action that would not reasonably be expected to result in a material increase in the Tax liability of Purchaser for any period ending after the Closing Date or a material decrease in any Tax attribute of any of the Transferred Entities existing on the Closing Date;

(m) other than as permitted by any clause of this Section 5.4 or in the ordinary course of business, enter into any Contract that would be a Material Contract if in effect on the date hereof or amend, waive or  modify in any material respect any such Contract or any Material Contract (or waive or assign any material right thereunder) or renew, assign or voluntarily terminate any such Contract or any Material Contract, other than any termination or renewal in accordance with the terms of any existing Material Contract that occurs automatically without any action (other than notice of renewal) by any Transferred Entity;

(n) change in any material respect any of the Transferred Entities’ financial accounting methods, policies or procedures, other than as required by GAAP, applicable Law, by any Governmental Entity or by the Financial Accounting Standards Board;

(o) fail to use commercially reasonable efforts to maintain in full force and effect in all material respects, or fail to use commercially reasonable efforts to replace, extend or renew, material insurance policies of the Transferred Entities existing as of the date hereof;

(p) agree to do, make any commitment to do, enter into any agreement to do, or otherwise become obligated to do, or adopt any resolutions of the board of managers or members of any Transferred Entity in support of, any of the foregoing.

During the period from the date of this Agreement until the earlier of the Closing Date and the valid termination of this Agreement, except as expressly required or contemplated by this Agreement or applicable Law, the Sellers shall not fail to use commercially reasonable efforts to maintain in full force and effect in all material respects, or fail to use commercially reasonable efforts to replace, extend or renew, any of their material insurance policies existing as of the date hereof, which policies provide material insurance coverage to the Transferred Entities.

Section 5.5 Exclusive Dealing.

(a) From and after the date hereof until the earlier of the Closing Date and the valid termination of this Agreement, each Seller agrees (on its own behalf) and the Company agrees (on behalf of itself and the other Transferred Entities) not to, and each shall cause each of its respective Affiliates, shall cause its and their respective officers, directors and employees, and shall direct its and their respective agents, investment bankers, financial advisors, attorneys, accountants and other representatives (collectively, “Representatives”) not to, directly or indirectly:

(i) initiate, solicit or knowingly encourage the submission to any Transferred Entity, any Seller or any of their respective Affiliates or Representatives of any proposal or offer that constitutes or would reasonably be expected to lead to any Acquisition Transaction;

(ii) enter into, engage in, continue or otherwise participate in any discussions or negotiations with a third party in connection with any Acquisition Transaction, or provide any non-public information or data concerning the Transferred Entities to any third party (other than Purchaser or its representatives) that would reasonably be expected to make a proposal regarding an Acquisition Transaction (including to afford any access to the personnel, offices, facilities, properties or books and records of the Transferred Entities) or otherwise knowingly facilitate or encourage any effort or attempt by any such third party to make, finance or implement any Acquisition Transaction; or

(iii) approve or recommend, or enter into any agreement, agreement in principle, understanding, term sheet, letter of intent, purchase agreement, option or similar instrument or arrangement relating to any Acquisition Transaction.

(a) Notwithstanding anything in this Section 5.5 to the contrary, the Sellers, the Transferred Entities and their respective Affiliates and Representatives shall be permitted to (i) discuss or approve or enter into any agreements or arrangements amongst themselves or with their respective Representatives, and (ii) respond to any unsolicited inquiries (or inquiries that were solicited prior to the date hereof) regarding any Acquisition Transaction to inform such parties that the Transferred Entities are not engaging in discussions at the present time.

(a) Each of the Sellers (on its own behalf) and the Company (on its own behalf and on behalf of the other Transferred Entities) shall and shall instruct its respective Representatives to immediately cease and suspend any existing activities, discussions or negotiations with any person or entity (other than Purchaser, its Affiliates or its or their respective Representatives and other than the Sellers and the Transferred Entities and any of their respective Affiliates or Representatives) conducted heretofore with respect to any Acquisition Transaction.  Promptly following the execution and delivery of this Agreement, each of the Sellers (on its own behalf) and the Company shall cause access to the electronic data room established for “Project Camaro” to be restricted solely to Purchaser or persons designated by Purchaser (provided, for the avoidance of doubt, the Sellers, the Transferred Entities and their respective Representatives shall continue to have access to the data room).

(a) The Company shall promptly (and in any event within three (3) Business Days hereof) deliver a written notice to each such Person to the effect that the Company is ending all such solicitations, communications, activities, discussions or negotiations with such Person, effective on the date hereof, which written notice shall also request that each Person promptly return or destroy all non-public information previously furnished to such Person or any of its representatives by or on behalf of the Company or any of its Subsidiaries.  Without limiting the foregoing, it is agreed that any violation or breach of the restrictions or obligations set forth in this Section 5.5 by any Transferred Entity or by any of their respective Representatives shall be deemed to be a breach of Section 5.5 by the Company.

Section 5.6 Control of Other Party’s Business.  Nothing contained in this Agreement shall give Purchaser, directly or indirectly, the right to control or direct any Transferred Entity’s operations prior to the Closing Date or give Sellers, directly or indirectly, the right to control or direct Purchaser’s operations.  Prior to the Closing Date, each of Purchaser, Sellers and the Transferred Entities shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.7 Public Announcements.  The initial press release regarding the Transactions shall be a joint press release by the Company and Purchaser, and may include any of the Sellers.  No Party to this Agreement or any Affiliate or representative of such Party shall issue or cause the publication of any press release or public announcement in respect of this Agreement or make any other public communication regarding the transactions contemplated by this Agreement without the prior written consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law,

Order, court process or the rules and regulations of any national securities exchange or national securities quotation system, in which case the Party required to publish such press release or public announcement or make such other communication shall use commercially reasonable efforts to provide the other Parties a reasonable opportunity to review and comment on such press release or public announcement of such publication or such other communication in advance of the time it is made, and the Party issuing such press release or public announcement shall consider any comments in good faith. Notwithstanding the foregoing, this Section 5.7 shall not (i) apply to any press release or other public statement (a) that contains information that has been previously announced or made public in accordance with the terms of this Agreement or (b) is made in the ordinary course of business and does not relate specifically to the signing of this Agreement or the Transactions, or (ii) prohibit Purchaser, Apollo Global Management, LLC or their respective Affiliates from providing ordinary course communications regarding this Agreement and the Transactions to existing or prospective general and limited partners, equity holders, members, managers and investors of any Affiliates of such Person who are subject to customary confidentiality restrictions prohibiting further communications thereof.

Section 5.8 D&O Indemnification and Insurance.

(a) For not less than six (6) years from and after the Closing Date, Purchaser and the Company shall, and shall cause the other Transferred Entities to, indemnify and hold harmless all current or former officers, directors, partners, members, managers or employees of the Transferred Entities (or their respective predecessors) (collectively, the “D&O Indemnitees”) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any actual or threatened claim, suit, proceeding or investigation to each D&O Indemnitee to the extent permitted by applicable Law; provided that such D&O Indemnitee agrees in advance to return any such funds to which a court of competent jurisdiction has determined in a final, nonappealable judgment such D&O Indemnitee is not ultimately entitled), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, investigation, suit or proceeding in respect of acts or omissions occurring or alleged to have occurred at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Sale or the other transactions contemplated hereby), in connection with such Persons serving as an officer, director, employee, agent or other fiduciary of any Transferred Entity or of any Person if such service was at the request or for the benefit of any of the Transferred Entities, to the extent permitted by Law.  Notwithstanding anything herein to the contrary, if any D&O Indemnitee notifies Purchaser on or prior to the sixth (6th) anniversary of the Closing Date of a matter in respect of which such Person may seek indemnification pursuant to this Section 5.8(a), the provisions of this Section 5.8(a) shall continue in effect with respect to such matter until the final disposition of all claims, actions, investigations, suits and proceedings relating thereto.

(b) From and after the Closing, Purchaser and the Company shall and shall cause the other Transferred Entities to take any necessary actions to provide that all rights to indemnification and all limitations on liability existing in favor of D&O Indemnitees, as provided in (i) the organizational documents of the Transferred Entities in effect on the date of this Agreement or (ii) any agreement providing for indemnification by any Transferred Entity of any of the D&O Indemnitees in effect on the date of this Agreement shall survive the consummation of the transactions contemplated hereby and continue in full force and effect and be honored by the Transferred Entities.

(c) Prior to the Closing Date, Company shall obtain extended reporting period (“ERP”) or “tail” insurance policies for (i) the directors’ and officers’ liability coverage of the Transferred Entities’ existing managers, directors’ and officers’ insurance policies, and (ii) the Transferred Entities’ existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six (6) years from and after the Closing Date from an insurance carrier with the same or better credit rating as the Transferred Entities’ insurance carrier as of the date hereof with respect to directors’ and officers’ liability insurance and fiduciary liability insurance with terms, conditions, retentions and limits of liability that are as favorable to the insureds as is reasonably possible as the Transferred Entities’ existing policies with respect to matters claimed against a director, manager or officer of any Transferred Entity by reason of him or her serving in such capacity that existed or occurred on or prior to the Closing Date and the Transferred Entities shall be responsible for any retention or deductible related to a claim made under the ERP insurance policies ; provided that the Company not commit or spend on such ERP insurance policy more than $200,000 (the “Base Amount”), and if the cost of such ERP insurance policy would otherwise exceed the Base Amount, the Company shall be permitted to purchase as much coverage as reasonably practicable for the Base Amount.

(d) In the event that any Transferred Entity, Purchaser or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of their respective properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of such Transferred Entity or Purchaser, as the case may be, shall succeed to or assume the obligations set forth in this Section 5.8.

(e) The obligations of Purchaser and the Company under this Section 5.8 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 5.8 applies without the express written consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 5.8 applies shall be third-party beneficiaries of this Section 5.8).

Section 5.9 Employee Matters.

(a) During the period commencing at the Closing and ending on the first anniversary of the Closing Date (the “Employee Protection Period”), Purchaser shall provide each employee of the Transferred Entities (a “Business Employee”) with (i) a base salary or base wage rate, annual cash bonus and commission opportunities, that are substantially comparable in the aggregate to the base salary or base wage rate, annual cash bonus and commission opportunities, as applicable, provided by the Transferred Entities to such Business Employee immediately prior to the Closing (it being understood that Purchaser may substitute equity incentives for cash bonus or other long term incentive opportunities) and (ii) non-cash compensation and employee benefits (in each case, excluding long-term incentive plans, equity, equity-based awards or any change in control or retention bonus) that are substantially comparable in the aggregate to the non-cash compensation and employee benefits provided by the Transferred Entities to such Business Employee immediately prior to the Closing.  Without limiting the immediately preceding sentence, Purchaser shall provide to each Business Employee whose employment terminates during the Employee Protection Period with severance benefits equal to the greater of (A) the severance benefits for which such Business Employee was eligible immediately prior to the Closing, and (B) the severance benefits for which employees of Purchaser and its Affiliates who are similarly situated to such Business Employee would be eligible under the severance plans or policies of Purchaser or its Affiliates, in each case, determined without taking into account any reduction after the Closing in compensation paid to such Business Employee that is not permitted by this Section 5.9(a).

(b) With respect to any employee benefit plans of Purchaser or its Affiliates in which any Business Employees become eligible to participate on or after the Closing (the “New Plans”), Purchaser shall (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any New Plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Benefit Plan, (ii) provide each such employee and his or her eligible dependents with credit for any eligible expenses incurred by such employee or dependent prior to the Closing under a Benefit Plan (to the same extent that such credit was given under the analogous Benefit Plan prior to the Closing) in satisfying any applicable deductible,  co-payment or out-of-pocket requirements under any New Plans, and (iii) recognize all service of such employees with the Transferred Entities for all purposes in any New Plan to the same extent that such service was taken into account under the analogous Benefit Plan prior to the Closing; provided, that the foregoing service recognition shall not apply to the extent it would result in duplication of benefits for the same period of services.

(c) Purchaser shall assume and honor all Benefit Plans in accordance with their terms.

(d) Nothing in this Agreement shall confer upon any employee, officer, director or consultant of the Transferred Entities any right or remedy, including any right to continue in the employ or service of any Transferred Entity or Affiliate thereof, or shall interfere with or restrict in any way the rights of the Company or any Affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of any Transferred Entity or Affiliate thereof at any time for any reason whatsoever, with or without cause.  Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of any Transferred Entity or Affiliate thereof to amend, modify or terminate any particular Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement after the Closing.  Without limiting the generality of Section 8.4, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of any Transferred Entity or Affiliate thereof, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(e) Prior to the Closing, all unvested amounts in participant account balances under the LTIP and the ELTIP shall become fully vested and the LTIP and ELTIP shall be terminated for all purposes other than the payment of any accrued but unpaid obligations thereunder.  All accrued but unpaid obligations under the LTIP and ELTIP shall be paid by the Company to the participants as soon as administratively practicable following the termination of the LTIP and ELTIP, but in no event later than 30 days following the termination of the LTIP and ELTIP pursuant to this Section 5.9(e).  Any and all marketable securities held by or for the benefit of the Company or its Subsidiaries in respect of LTIP and/or ELTIP obligations shall be liquidated by the Company following the Closing in a prudent and commercially reasonable manner, but in no event shall such liquidation occur later than the first anniversary of the Closing Date.  To the extent that the proceeds realized from the sale of all such marketable securities (i) exceed the amounts paid or payable under the LTIP and ELTIP pursuant to this Section 5.9(e), the amount of such excess proceeds shall be paid by the Company to the Sellers (in accordance with their respective Seller Proportions), or (ii) are less than the amounts paid or payable under the LTIP and ELTIP pursuant to this Section 5.9(e), the amount of such shortfall shall be paid by the Sellers (in accordance with their respective Seller Proportions) to the Company, in each case, within 30 days of the complete liquidation of such marketable securities.

(f) Before the Closing Date, the Company shall (to the extent the requisite waivers described below are obtained) seek, or cause to be sought, the approval by such number of stockholders of the Transferred Entities as is required by the terms of Section 280G(b)(5)(B) of the Code so as to render the parachute payment provisions of Section 280G of the Code inapplicable to any and all accelerated vesting, payments, benefits, options and/or stock provided pursuant to agreements, contracts or arrangements in existence as of the Closing Date (and excluding any such agreements, contracts or arrangements that might be entered into by Purchaser or its Affiliates (including the Transferred Entities following the Closing) without the Sellers’ consent) that might otherwise result from the consummation of the transactions contemplated by this Agreement, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G of the Code, with such shareholder vote to be obtained in a manner that satisfies all applicable requirements of applicable state Law and of Section 280G(b)(5)(B) of the Code and the Treasury Regulations promulgated thereunder (the “280G Shareholder Vote”).  In connection therewith, the Company shall take, or shall cause to be taken, commercially reasonable efforts to obtain and deliver to the Company (with a copy to Purchaser), prior to the initiation of the 280G Shareholder Vote, a parachute payment waiver agreement (a “280G Waiver”) from each person who is a “disqualified individual” (within the meaning of Section 280G(c) of the Code and the Treasury Regulations promulgated thereunder), as determined immediately prior to the 280G Shareholder Vote, and who might otherwise have, receive or have the right or entitlement to receive any payments or benefits from the consummation of the transactions contemplated by this Agreement that would be subject to treatment as parachute payments within the meaning of Section 280G of the Code.  Copies of all materials produced by the Company in connection with the 280G Shareholder Vote shall be provided to Purchaser at least five Business Days in advance for Purchaser’s review and comment, which comment and any requested changes the Company shall consider in good faith and not unreasonably omit.  Notwithstanding the foregoing, to the extent the Company fails to obtain an affirmative 280G Shareholder Vote or any disqualified individual (within the meaning of Section 280G(c) of the Code and the Treasury Regulations promulgated thereunder) fails to deliver a 280G Waiver, then the resulting amount of any lost deductions for the Transferred Entities and the cost of any related tax gross up payment (in each case, excluding any lost deduction or tax gross up payment attributable to agreements, contracts or arrangements that are entered into by Purchaser or its Affiliates (including the Transferred Entities following the Closing) without the Sellers’ consent) as a result of any such failures shall be included in Seller Transaction Expenses.

(g) In the event that any portion of the Employee Retention Awards is not paid, or becomes (by its terms as of immediately prior to the Closing) not payable, to the applicable recipient (the “Unpaid Retention Amount”), the Company shall pay to Sellers (in accordance with their respective Seller Proportions) an amount (the “Employee Retention Allocation”) equal to the portion of the Seller Transaction Expenses that was attributable to the Unpaid Retention Amount (including any portion of the Seller Transaction Expenses attributable to related payroll Tax obligations).  Any portion of the Employee Retention Allocation payable to Sellers hereunder shall be paid within 60 days of Seller’s request for payment.

Section 5.10 Non-Competition

.

(a) For purposes of this Agreement, “Restricted Business” means the business of providing online job applicant search and screening services and related human capital management software.

(b) For a period commencing as of the Closing Date and expiring on the second (2nd) anniversary of the Closing Date, without the prior written consent of Purchaser, each Seller (other than McClatchy Interactive West and its Affiliates, solely to the extent of activity consistent with their respective past practice (including entering into and performing arrangements to replace the arrangements terminated pursuant to Section 5.14) and reasonable extensions thereof) agrees not to, directly or indirectly through any Affiliate,

(i) engage in the Restricted Business;

(ii) knowingly and intentionally interfere with or disrupt, or attempt to interfere with or disrupt, the relationship of any of the Transferred Entities with any material customer of the Transferred Entities’ Restricted Business; or

(iii) knowingly and intentionally solicit, or attempt to solicit, the business (with respect to products or services of the kind or type marketed, furnished, or sold by the Transferred Entities’ Restricted Business on the Closing Date) of any material customer of the Restricted Business.

(c) Notwithstanding the foregoing, nothing herein shall preclude any Seller or any of its Affiliates from:

(i) acquiring and, after such acquisition, owning an interest in any Person (or its successor) that is engaged in the Restricted Business if the Restricted Business generated less than the greater of (A) twenty percent (20%) of such Person’s consolidated annual revenues and (B) $30,000,000 in annual revenues, measured for the last completed fiscal year of such Person;

(ii) owning twenty percent (20%) or less of the outstanding securities of any Person who may be engaged in the Restricted Business;

(iii) acquiring and, after such acquisition, owning an interest in any Person (or its successor) that is engaged in a Restricted Business if (A) such Restricted Business generated twenty percent (20%) or more (but in no event greater than forty percent (40%)) of such Person’s consolidated annual revenues in the last completed fiscal year of such Person and (B) such Seller, within one (1) year after the consummation of such acquisition, discontinues, or enters into a definitive agreement to cause the divestiture of, a sufficient portion of the Restricted Business of such Person such that the restrictions set forth in this Section 5.10 would not operate to restrict such ownership;

(iv) exercising its rights or performing or complying with its obligations under or in connection with this Agreement;
(v) exercising its rights or performing or complying with its obligations under or in connection with the Operating Agreement or any organizational documents of any Subsidiary of Parent;
(vi) engaging in the Restricted Business for the benefit of any of the Transferred Entities or any of the Subsidiaries of Parent;

(vii) entering into or participating in a joint venture, partnership or other strategic business relationship with any Person engaged in the Restricted Business, if such joint venture, partnership or other strategic business relationship does not engage in the Restricted Business; or

(viii) providing or engaging in activities, services, products or systems of a nature provided by such Seller (or any of its Affiliates) apart from the Restricted Business as of the date of this Agreement or the Closing Date and reasonable extensions thereof.

Section 5.11 Non-Solicitation; No Hire

.

(a) For the period commencing as of the Closing Date and expiring eighteen (18) months after the Closing Date, each Seller shall not, and shall cause its Subsidiaries not to, solicit, recruit, hire or employ any individual who was a Key Transferred Employee immediately prior to the Closing to become an employee of such Seller or its Subsidiaries.

(b) Section 5.11(a) will not be deemed to (i) prohibit Sellers or their respective Subsidiaries from engaging in general media advertising or general employment solicitation (including through the use of recruitment agencies), which may be targeted to a particular geographic or technical area, but that is not targeted towards Key Transferred Employees, or (ii) apply to persons who ceased to be employees of Purchaser, or any of its Subsidiaries (including the Transferred Entities) not less than six months prior to the commencement of any such solicitation or hiring.

Section 5.12 Confidentiality

.  Purchaser and the Sellers shall, and shall cause their respective Affiliates and its and their respective representatives to hold and treat in confidence all documents and information concerning Transferred Entities in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, which Confidentiality Agreement shall be deemed terminated upon the Closing.

Section 5.13 Financing

.

(a) Purchaser shall (taking into account the expected timing of the Marketing Period and the Closing Date) take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to obtain the proceeds of the Cash Equity on the terms and conditions described in the Equity Commitment Letters on or prior to the date upon which the Sale is required to be consummated pursuant to the terms hereof, including by causing the Equity Investors to maintain in effect each Equity Commitment Letter, satisfying on a timely basis all conditions in the Equity Commitment Letters and complying with its obligations and enforcing its rights thereunder in a timely and diligent manner, and, in the event that all conditions contained in Section 6.1 and Section 6.2 (except those that, by their nature, are to be satisfied by actions taken on the Closing Date but which are capable of being satisfied) have been satisfied, causing the Equity Investors to comply with their respective obligations to fund the Cash Equity.  Purchaser shall (taking into account the expected timing of the Marketing Period and the Closing Date) use reasonable best efforts to take, or use reasonable best efforts to cause to be taken, all actions, and do, or use reasonable best efforts to cause to be done, all things necessary, proper or advisable to permit the Company to obtain the proceeds of the Debt Financing as contemplated by Section 2.1(a), in each case, on the terms and conditions described in the Debt Commitment Letter and any related fee letter (or on terms that, with respect to conditionality, are no less favorable to Purchaser than the terms and conditions set forth in the Debt Commitment Letter and any related fee letter, so long as such other terms would not (and would not reasonably be expected to) have any result, event or consequence described in any of clauses (A) through (D) of Section 5.13(b)(i)) on or prior to the date upon which the Sale is required to be consummated pursuant to the terms hereof, including by using reasonable best efforts to (i) maintain in effect the Debt Commitment Letter, (ii) negotiate definitive agreements with respect to the Debt Financing (or, if necessary, any alternative financing in accordance with this Section 5.13) (to which the Transferred Entities shall be a party) (the “Definitive Agreements”) consistent with the terms and conditions contained therein (including, as necessary, the “flex” provisions contained in any related fee letter) (or on other terms that, with respect to conditionality, are not less favorable to Purchaser than the terms and conditions set forth in the Debt Commitment Letter and any related fee letter, so long as such other terms would not (and would not reasonably be expected to) have any result, event or consequence described in any of clauses (A) through (D) of Section 5.13(b)(i)), (iii) satisfy on a timely basis all conditions in the Debt Commitment Letter and the Definitive Agreements and complying with its obligations thereunder, in each case, applicable to Purchaser that are within its control, (iv) subject to Section 5.13(e),  in the event that all conditions contained in Section 6.1 and Section 6.2 (except those that, by their nature, are to be satisfied by actions taken on the Closing Date but which are capable of being satisfied) and in the Debt Commitment Letter (other than, with respect to the Debt Financing (or any alternative financing in accordance with this Section 5.13), the availability of the Cash Equity) have been satisfied, to cause the Lenders to comply with their respective obligations to fund the Debt Financing (or any alternative financing in accordance with this Section 5.13) (including by instituting litigation in respect thereof), and (v) comply in all material respects with its obligations, and enforce its rights, under the Debt Commitment Letter in a timely and diligent manner; provided that notwithstanding the foregoing, nothing contained in this Section 5.13 shall require Purchaser to pay any fees or expenses required to be paid pursuant to the terms of the Debt Commitment Letter and any related fee letter on or after the Closing Date.  Purchaser shall use commercially reasonable efforts, taking into account the Purchaser’s view of market conditions, to begin syndication of the Debt Financing as promptly as reasonably practicable after the Company has provided the Required Information and such Required Information is Compliant.

(a) Purchaser shall not, without the prior written consent of the Sellers:  (i) permit any amendment or modification to, or any waiver of any provision or remedy under, any of the Commitment Letters, if such amendment, modification, waiver or remedy (A) adds new (or adversely modifies any existing) conditions to the consummation of all or any portion of the Financing in a manner that would (or would reasonably be expected to) prevent, materially delay or materially impede the consummation of the Financing or the Closing, (B) reduces the total amount of the Financing, (C) adversely affects the ability of Purchaser to enforce its rights against other parties to the Commitment Letters as so amended, replaced, supplemented or otherwise modified, relative to the ability of Purchaser to enforce its rights against the other parties to the Commitment Letters as in effect on the date hereof or (D) could otherwise reasonably be expected to prevent or materially delay the consummation of the Sale and the other transactions contemplated by this Agreement; provided that, for the avoidance of doubt, Purchaser may amend the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, documentation agents, syndication agents or similar entities who had not executed the Debt Commitment Letter as of the date of this Agreement if the addition of such parties, individually or in the aggregate, could not reasonably be expected to prevent, impede or delay the availability of the Financing or the consummation of the contemplated transactions; or (ii) terminate any Commitment Letter.  Purchaser shall promptly deliver to Sellers copies of any such amendment, modification, waiver or replacement.

(a) In the event that any portion of the Debt Financing becomes unavailable, regardless of the reason therefor, Purchaser will (i) use reasonable best efforts to obtain alternative debt financing (in an amount sufficient, when taken together with Cash Equity and the available portion of the Debt Financing, to pay the Required Payment Amount) from the same or other sources with terms and conditions (including “flex” provisions) not materially less favorable to Purchaser and the Company (or their respective Affiliates) than the terms and conditions set forth in the Debt Commitment Letter and any related fee letter and which do not include any conditions to the consummation of such alternative debt financing that would (or would reasonably be expected to) have any result, event or consequence described in any of clauses (A) through (D) of Section 5.13(b)(i) and (ii) promptly notify Sellers of such unavailability and the reason therefor.  For the purposes of this Agreement, the term (i) “Debt Commitment Letter” shall be deemed to include any commitment letter (or similar agreement) with respect to any alternative financing arranged in compliance herewith (and any Debt Commitment Letter remaining in effect at the time in question) and (ii) “Debt Financing” shall be deemed to include the financing contemplated by such commitment letter (or similar agreement).  Purchaser shall provide Sellers with prompt written notice of any actual or threatened breach or default by any party to any Commitment Letter and the receipt of any written notice or other written communication from any Lender, Equity Investor, or other financing source with respect to any actual or threatened breach, default, termination or repudiation by any party to any Commitment Letter of any provision thereof.  At Sellers’ request, Purchaser shall keep Sellers reasonably informed on a current basis of the status of its efforts to consummate the Financing (or any alternative financing in accordance with this Section 5.13).  The foregoing notwithstanding, compliance by Purchaser with this Section 5.13 shall not relieve Purchaser of its obligation to consummate the transactions contemplated by this Agreement whether or not the Financing (or any alternative financing in accordance with this Section 5.13)  is available.  Notwithstanding anything contained in this Agreement to the contrary, nothing contained in this Section 5.13 shall require, and in no event shall the reasonable best efforts of Purchaser be deemed or construed to require, Purchaser or any Affiliate thereof to (i) seek Equity Financing from any other source other than the Equity Investors (or its assignees thereunder) counterparty to, or in any amount in excess of that contemplated by, the Equity Commitment Letters or (ii) pay any material fees in excess of those contemplated by the Equity Commitment Letters or the Debt Commitment Letter (and any related fee letter).

(a) Prior to the Closing, the Company shall, and shall cause the Company’s Subsidiaries to, and solely with respect to clause (D) below the Sellers shall, use reasonable best efforts to provide, and to cause their respective representatives, including legal and accounting representatives, to provide, all cooperation reasonably requested by Purchaser or necessary for the arrangement of the Debt Financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company or any of its Subsidiaries), including by (A) (1) participating in a reasonable number of meetings, lender calls, presentations, road shows, due diligence sessions (including accounting due diligence sessions) and sessions with rating agencies, and assisting Purchaser in obtaining ratings as contemplated by the Debt Financing, in each case at reasonable times and with reasonable advance notice, (2) assisting Purchaser  and each lead arranger, on behalf of each Lender and each other Person (including each agent and arranger) that commits to provide or has otherwise entered into agreements to arrange and/or provide the Debt Financing, including the Debt Commitment Letter (or any joinder thereto), together with each Affiliate thereof and each officer, director, employee, partner, member, manager, controlling person, equityholder, agent and representative of each such lender, other Person or Affiliate and their respective successors and permitted assigns (collectively, “Debt Financing Sources”), in the preparation of (a) offering documents, rating agency presentations, lender presentations, bank information memoranda and similar marketing documents for any of the Debt Financing, including the execution and delivery of customary authorization letters in connection with bank information memoranda and reviewing and commenting on Purchaser’s draft of a business description and “Management’s Discussion and Analysis” of the Transferred Entities’ financial statements to be included in offering documents and marketing materials contemplated by the Debt Financing, (3) as promptly as reasonably practicable (i) furnishing Purchaser with the Required Information and (ii) informing Purchaser if the Sellers or the Company shall have knowledge of any facts as a result of which the Required Information would not be Compliant; (4) using reasonable best efforts to cause their independent auditors to provide, consistent with customary practice, (a) consent to offering documents, bank information memoranda and similar marketing documents that include or incorporate the Transferred Entities’ consolidated financial information and their reports thereon, in each case, to the extent such consent is required and customary auditors reports with respect to financial information relating to the

Transferred Entities, (b) reasonable assistance in the preparation of pro forma financial statements by Purchaser and (c) reasonable assistance to and cooperation with Purchaser, including attending accounting due diligence sessions if requested by any Debt Financing Source; and (5) furnishing Purchaser with all other financial statements, financial data, audit reports and other information of the type and form customarily included in marketing documents used to syndicate credit facilities of the type to be included in the Debt Financing, in each case that is required to be delivered to the Debt Financing Sources or reasonably necessary to satisfy the conditions in Paragraph 5 of Exhibit C to the Debt Commitment Letter, in each case, assuming that the Debt Financing were consummated at the same time during the Company’s fiscal year as such Debt Financing will be consummated; provided, that in no event shall the Company or any of its Subsidiaries be required to provide any (i) pro forma financial statements or adjustments (including regarding any synergies, cost savings, ownership or other post-Closing adjustments) or projections, (ii) risk factors relating to all or any component of the Debt Financing (or any alternative financing in accordance with Section 5.13), (iii) separate financial statements in respect of any of the Company’s Subsidiaries, or (iv) other information required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X, any Compensation, Discussion and Analysis required by Item 402(b) of Regulation S-K; (B) executing and delivering as of (but not before, except with respect to borrowing requests in connection with the initial borrowings under the Debt Financing) the Closing any pledge and security documents, other definitive financing documents, or other customary certificates or documents as may be reasonably requested by Purchaser (including a certificate of the chief financial officer of the Company with respect to solvency matters in the form set forth as Exhibit D to the Debt Commitment Letter) and otherwise facilitating the pledging of collateral, in each case to the extent required by the Debt Commitment Letter (including cooperation in connection with Purchaser’s efforts to obtain title insurance); (C) taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by Purchaser that are necessary to permit the consummation of the Debt Financing and to permit the proceeds thereof to be made available on the Closing Date to consummate the transactions contemplated by this Agreement; (D) providing all documentation and other information about the Sellers, the Transferred Entities and Parent Acquisition as has been reasonably requested by the Debt Financing Sources as they reasonably determine is required by applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act, and (E) providing (i) audited consolidated balance sheets and related statements of operations, equity and cash flows of the Transferred Entities for the three most recently completed fiscal years ended at least 90 days prior to Closing Date and (ii) unaudited consolidated balance sheets and related statements of operations, equity and cash flows of the Transferred Entities for each subsequent fiscal quarter ended subsequent to the most recent fiscal year in respect of which financial statements have been delivered pursuant to clause (i) above and ended at least 45 days prior to Closing Date  (but excluding the fourth quarter of any fiscal year), it being understood that the Company’s obligations set forth in this Section 5.13(d), including clauses (A) through (D) of this sentence, are only to use reasonable best efforts with respect to the matters covered thereby and shall be satisfied if the Company shall have used such reasonable best efforts whether or not any applicable deliverables or actions are actually obtained or provided or taken.  The foregoing notwithstanding, neither Sellers, the Company nor any of their respective Affiliates shall be required to take or permit the taking of any action pursuant to this Section 5.13(d) that would:  (i) require any of the Sellers and their respective Affiliates or any Persons who are directors or managers of the

Sellers, the Transferred Entities or any of their respective Affiliates to pass resolutions or consents to approve or authorize the execution of the Debt Financing (or any alternative financing in accordance with this Section 5.13)  or execute or deliver any certificate, document, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement (other than (i) customary representation letters and authorization letters (including with respect to the presence or absence of material non-public information and the accuracy of the information contained in the disclosure and marketing materials related to the Debt Financing) and (ii) borrowing requests with respect to the initial borrowings under the Debt Financing), in each case, that is not contingent upon the occurrence of the Closing or that would be effective prior to the Closing Date, (ii) cause any representation or warranty in this Agreement to be breached by any of the Sellers, the Transferred Entities or any of their respective Affiliates, (iii) require any of the Sellers, the Transferred Entities or any of their respective Affiliates (other than with respect to the Transferred Entities on the Closing Date) to pay any commitment or other similar fee in connection with the Financing (or any alternative financing in accordance with this Section 5.13), (iv) require the Sellers to incur any other expense, liability or obligation that is not reimbursed by Company in connection with the Financing (or any alternative financing in accordance with this Section 5.13) prior to the Closing Date in accordance with this Section 5.13(d), (v) cause any director, officer or employee or equityholder of any of the Sellers, the Transferred Entities or any of their respective Affiliates to incur any personal liability (as opposed to liability in his or her capacity as a director, officer or employee or equityholder of such Person), (vi) conflict with the organizational documents of any of the Transferred Entities or any of their respective Affiliates or any Laws, (vii) result (or would reasonably be expected to result) in a material violation or breach of, or a default (with or without notice, lapse of time, or both) under, (a) any material contract to which any of the Transferred Entities or any of their respective Affiliates is a party or (b) the restrictions on the incurrence of liens in (1) that certain Amended and Restated Competitive Advance and Revolving Credit Agreement, dated as of December 13, 2004 (as amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof), among TEGNA Inc., as borrower, JPMorgan Chase Bank, N.A., as administrative agent, the lenders party thereto and the other parties party thereto, (2) that certain Tenth Supplemental Indenture, dated as of July 29, 2013, between TEGNA Inc. and U.S. Bank National Association, as trustee, (3) that certain Eleventh Supplemental Indenture, dated as of October 3, 2013, between TEGNA Inc. and U.S. Bank National Association, as trustee or (4) that certain Twelfth Supplemental Indenture, dated as of September 8, 2014, between TEGNA Inc. and U.S. Bank National Association, as trustee, or (viii) require the delivery of any legal opinions.  Nothing contained in this Section 5.13(d) or otherwise shall require the Transferred Entities to be an issuer or other obligor with respect to the Debt Financing (or any alternative financing in accordance with this Section 5.13)  prior to the Closing Date, and in no event shall any of the Sellers or any of their Affiliates (other than the Transferred Entities) be required to be an issuer or other obligor with respect to the Debt Financing (or any alternative financing in accordance with this Section 5.13)  at any time whatsoever.  If the Closing does not occur, Purchaser shall indemnify and hold harmless the Sellers, the Transferred Entities and their respective Affiliates and any representatives of any of the foregoing from and against any and all losses suffered or incurred by any of them in connection with the arrangement of the Debt Financing (or any alternative financing in accordance with this Section 5.13), any action taken by them at the request of Purchaser pursuant to this Section 5.13(d) and any information used in connection therewith (other than historical information provided in writing by the Company or any of its Subsidiaries specifically for use in connection therewith), in each case other than to the extent any of the foregoing arises from the bad faith, gross negligence or willful misconduct of or material breach of this Agreement by the Sellers, the Company or any of its Subsidiaries and their Affiliates and any representatives of any of the foregoing (as determined by a final and non-appealable judgment of a court of competent jurisdiction).    From and after the Closing, the Company shall indemnify and hold harmless the Sellers and their respective Affiliates and any representatives of any of the foregoing from and against any and all losses suffered or incurred by any of them in connection with the arrangement of the Debt Financing (or any alternative financing in accordance with this Section 5.13), any action taken by them at the request of Purchaser pursuant to this Section 5.13(d) and any information used in connection therewith (other than historical information provided in writing by the Sellers specifically for use in connection therewith), in each case other than to the extent any of the foregoing arises from the bad faith, gross negligence or willful misconduct of or material breach of this Agreement by the Sellers, and their respective Affiliates and any representatives of any of the foregoing (as determined by a final and non-appealable judgment of a court of competent jurisdiction). The Company shall promptly reimburse the Sellers for their respective costs and expenses, if any, incurred in connection with this Section 5.13.

(a) At the Closing, if the Debt Financing is available and all conditions in Article VI have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but which are capable of being satisfied), at the reasonable request of Purchaser, (x) the Company shall use reasonable best efforts to cause the execution and delivery of a certificate of the chief financial officer of the Company with respect to solvency matters in the form set forth as Exhibit D to the Debt Commitment Letter, and (y) the Company and the other Transferred Entities organized in the United States (other than any of the Non-Wholly Owned Subsidiaries) shall (i) execute and deliver all other customary agreements, certificates and other documents provided by Purchaser and (ii) take (or cause to be taken) any customary corporate or similar authorizations and approvals, in each case, necessary or required to satisfy the conditions (A) in paragraph 6 of the Debt Commitment Letter, (B) under the paragraph titled “Conditions Precedent to Initial Borrowing” in Exhibit B to the Debt Commitment Letter, and (C) in Exhibit C to the Debt Commitment Letter, provided that, in no event shall this Section 5.13(e) (i) require any action that would cause any director, officer or employee or equityholder of any of the Sellers, the Transferred Entities or any of their respective Affiliates to incur any personal liability (as opposed to liability in his or her capacity as a director, officer or employee or equityholder of such Person) or (ii) require delivery of any legal opinions of counsel to the Sellers or the Transferred Entities.

(a) All non-public or otherwise confidential information regarding Sellers, the Company or their respective Affiliates obtained by Purchaser or its representatives pursuant to this Section 5.13 shall be treated as if such information were “Evaluation Material” under the Confidentiality Agreement.

(a) The Company hereby consents to the use of the logos of the Company solely in connection with the Debt Financing; provided that (i) such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or the Company’s reputation or goodwill and (ii) such logos are used in a manner consistent with the

Company’s usage requirements to the extent made available to Purchaser prior to the date of this Agreement.

(a) The Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to periodically update any Required Information provided to Purchaser as may be necessary so that such Required Information (i) is Compliant, (ii) meets the applicable requirements set forth in the definition of “Required Information” and (iii) would not, after giving effect to such update(s), result in the Marketing Period to cease to be deemed to have commenced. For the avoidance of doubt, subject to the terms of this Section 5.13, Purchaser may, to most effectively access the financing markets, require the cooperation of the Company and its Subsidiaries under this Section 5.13 at any time, and from time to time and on multiple occasions, between the date hereof and the Closing; provided that, for the avoidance of doubt, the Marketing Period shall not be applicable as to each attempt to access the markets.

(a) For the avoidance of doubt, the Parties hereto acknowledge and agree that the provisions contained in Section 2.1(a) and this Section 5.13 represent the sole obligations of any of the Sellers, the Transferred Entities, their respective Affiliates and any representatives of any of the foregoing with respect to cooperation in connection with the arrangement of any financing (including any Debt Financing) to be obtained with respect to the transactions contemplated by this Agreement.

Section 5.14 Certain Affiliate Arrangements.

(a) Prior to the Closing, each Seller (or such Seller’s Affiliates) party to  all of the Contracts required to be set forth in Section 4.15 of the Company Disclosure Schedule (other than those Contracts set forth in Section 5.14(a) of the Company Disclosure Schedule) (the “Terminated Contracts”) shall cause such Terminated Contracts to be terminated (effective and conditioned on the Closing) without any liability or obligation of any Transferred Entity.

(a) Prior to the Closing, the Company shall comply with the obligations set forth in Section 5.14(b) of the Company Disclosure Schedule.

(b) Effective upon the consummation of the Closing, the Company and McClatchy hereby terminate, without any further obligation of or liability to the Company or McClatchy, the arrangements set forth on Section 5.14(c) of the Company Disclosure Schedule, other than receivables and payables reflected in the determination of Working Capital, which shall survive such termination.

Section 5.15 Insurance Reporting and Access.

(a) Prior to Closing, the Sellers and the Transferred Entities shall promptly report all potential claims related to the business of the Transferred Entities that could reasonably be expected to be insurable under, and based on the reporting requirements of, the insurance policies set forth on Section 4.18(a) of the Company Disclosure Schedule to applicable carriers.

(b) If there are insurance claims primarily related to the business of the Transferred Entities under any occurrence based insurance policies of any of the Sellers covering events occurring prior to the Closing (each a “Pre-Closing Claim”) then, following the Closing, such Seller shall cooperate with the Company and use its commercially reasonable efforts to assist the Company, at the Company’s sole cost and expense, in obtaining amounts payable under such Pre-Closing Claims, and such Seller (or its designee) will promptly remit to the Company any and all amounts recovered, net of costs and expenses, after the Closing pursuant to such Seller’s insurance policies for any Pre-Closing Claim, only to the extent such Pre-Closing Claims exceed any retention or deductible set forth on Section 4.18(a) of the Company Disclosure Schedule, related to a claim made under the applicable occurrence policies and after reimbursement by the Company of the associated claims handling cost.  The Purchaser and the Company shall, and shall cause the Transferred Entities to provide all assistance and information reasonably requested by any Seller in connection with processing of Pre-Closing Claims and providing information to its insurance underwriters.  The Company shall promptly reimburse any Seller for its out-of-pocket costs and expenses (including the associated claims handling cost) incurred in providing the assistance described in this Section 5.16(b).  For the avoidance of doubt, (i) nothing in this Agreement shall require any Seller or its Affiliates to extend or purchase any insurance policy following the Closing, and (ii) the Purchaser acknowledges and agrees that the Transferred Entities shall be responsible for any deductible, retention or similar amount under such policies for any Pre-Closing Claims.

(c) If there are insurance claims primarily related to the business of the Transferred Entities under any claims-made insurance policies of any of the Sellers covering events occurring prior to the Closing for which claims were made by the applicable Seller or Transferred Entity (each a “Pending Claim”), then, following the Closing, such Seller shall cooperate with the Company and the Transferred Entities, and use its commercially reasonable efforts to assist the Company, at the Company’s sole cost and expense, in obtaining amounts payable in respect of such Pending Claims under the applicable policies, and such Seller (or its designee) will promptly remit to the Company any and all amounts recovered, net of costs and expenses, after the Closing pursuant to such Seller’s insurance policies for such Pending Claims, only to the extent such claims exceed any retention or deductible set forth on Section 4.18(a) of the Company Disclosure Schedule applicable thereto, and after reimbursement by the Company of the associated claims handling cost.  The Purchaser and the Company shall, and shall cause the Transferred Entities to provide all assistance and information reasonably requested by any Seller in connection with processing of such Pending Claim and providing information to its insurance underwriters.  The Company shall promptly reimburse any Seller for its out-of-pocket costs and expenses (including the associated claims handling cost) incurred in providing the assistance described in this Section 5.15(c).  For the avoidance of doubt, the Purchaser acknowledges and agrees that the Transferred Entities shall be responsible for any deductible, retention or similar amount under such policies for any Pending Claim.

Section 5.16 Notification.  From and after the date hereof until the earlier of the Closing and the valid termination of this Agreement in accordance with its terms, each Party shall promptly notify the others in writing if it obtains actual knowledge of (a) the occurrence, or failure to occur, of any event which occurrence or failure would reasonably be likely to cause any representation or warranty made by such Party to be untrue or inaccurate, or (b) any failure of such Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in the case of each of clauses (a) and (b), that would reasonably be expected to result in any condition set forth in Article VI not being satisfied.  The delivery of any such notice pursuant to this Section 5.16 shall not cure any breach of any representation, warranty, covenant or agreement contained in this Agreement or otherwise limit or affect the remedies available hereunder.  Notwithstanding anything herein to the contrary, any breach of, or failure to comply with, the provisions set forth in this Section 5.16 shall not be considered a breach of, or failure to comply with, a covenant or agreement for purposes of Article VI,  Article VIII or Article IX.

Section 5.17 Unaudited Quarterly Financials.   If the Closing has not occurred on or prior to August 14, 2017, the Company shall deliver to Purchaser by August 30, 2017 the unaudited consolidated balance sheet of the Transferred Entities as of June 30, 2017 and the related unaudited consolidated statements of operations, consolidated statements of comprehensive income, consolidated statements of equity and consolidated statements of cash flows of the Transferred Entities for the three-months and six-months periods ended June 30, 2017 (the “Second Quarter Financial Statements”).

Section 5.17 Compliance Investment.   From and after the date hereof until the earlier of the Closing and the valid termination of this Agreement in accordance with its terms, the Company shall, and shall cause the Transferred Entities to: (a) use commercially reasonable efforts to implement commercially reasonable compliance safeguards, consistent with customary industry practice, to prevent and block access to websites of the Transferred Entities by any Person targeted or listed as a sanctioned party under Sanctions Laws or located in a country subject to comprehensive Sanctions Laws; (b) inform Purchaser in reasonable detail of, and provide for Purchaser’s prior review of, the compliance safeguards measures that it intends to adopt and  implement for these purposes; (c) consider in good faith any proposals or feedback from Purchaser or its Representatives with respect to such compliance safeguards; (d) not voluntarily disclose or otherwise voluntarily communicate information to any Governmental Entity or any other third party regarding its compliance safeguards and practices with regard to Sanctions Laws, or the existence of any potential past or current Transferred Entity activity involving persons targeted by Sanctions Laws, or any other issues regarding compliance with International Trade Control Laws, without prior consultation with, and consent of, Purchaser (such consent not to be unreasonably withheld), and (e) to the extent permitted by Law and not resulting from a voluntary disclosure or communication contemplated by the immediately preceding clause (d), (i) promptly inform the Purchaser of any inquiries or requests for information from, any Governmental Entity, in connection with Sanctions Law compliance; (ii) to the extent practicable and not prohibited by such Governmental Entity, consult with the Purchaser in advance of any written or oral communications, including meetings or conferences, whether in-person or by telephone, with any Governmental Entity in connection with Sanctions Law compliance, and give the Purchaser the opportunity to attend and participate in such meeting, telephone call or discussion; and (iii) to the extent not prohibited by such Governmental Entity, furnish Purchaser promptly with copies of all correspondence, filings and written communications with any Governmental Entity relating to any Sanctions Law or any Action pursuant thereto.  Notwithstanding anything herein to the contrary, all costs, fees and expenses incurred as a result of compliance with this Section 5.18 shall be borne solely by the Transferred Entities and not by any of the Sellers, and such amounts shall not be Seller Transaction Expenses hereunder.

Article VI CONDITIONS TO OBLIGATIONS TO CLOSE

Section 6.1 Conditions to Obligation of Each Party to Close.  The respective obligations of each Party to consummate the Sale shall be subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions:

(a) Regulatory Approvals. Any waiting period (and any extension thereof) applicable to the consummation of the Sale under the HSR Act shall have been terminated or shall have expired; and

(b) No Illegality.  No Governmental Entity of competent authority and jurisdiction shall have issued an Order or enacted a Law that remains in effect and makes illegal or prohibits the consummation of the Sale.

Section 6.2 Conditions to Purchaser’s Obligation to Close.  Purchaser’s obligation to consummate the Sale shall be subject to the satisfaction or waiver on the Closing Date of all of the following conditions:

(a) Representations and Warranties.  (i)  The Fundamental Representations of the Company and the Sellers shall be true and correct in all respects (except for de minimis failures); and (ii) the other representations and warranties of Sellers and the Company set forth in Article III and Article IV (disregarding any Material Adverse Effect, “material” or “in all material respects” qualifications) shall be true and correct, except, in the case of clause (ii) where the failure of such representations or warranties to be so true and correct would not constitute, individually or in the aggregate, a Material Adverse Effect; in each case, as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date, in which case, as of such specific date).

(b) Covenants and Agreements.  The covenants and agreements of Sellers and the Company to be performed on or before the Closing Date in accordance with this Agreement shall have been performed in all material respects.

(c) No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any event, change or development that has had, or is reasonably likely to have, a Material Adverse Effect.

(d) Sufficient Benefits Cash. As of the 12:01 AM on the Closing Date, the amount of (i) Benefits Cash shall not be less than (ii) the Customer Obligations, in each case as of such time.

(e) Officer’s Certificates.  Purchaser shall have received certificates, dated as of the Closing Date, and (i) signed on behalf of each Seller by an authorized officer of such Seller, stating that the conditions specified in Section 6.2(a) and Section 6.2(b) have been satisfied (in each case only with respect to the representations, warranties, covenants and agreements of such Seller) and (ii) signed on behalf of the Company by an authorized officer of the Company, stating that (A) the conditions specified in Section 6.2(a) and Section 6.2(b) have been satisfied (in each case only with respect to the representations, warranties, covenants and agreements of the Company), and (B) the conditions specified in Section 6.2(c), and Section 6.2(d) have been satisfied.

(f) Unaudited Quarterly Financials.  If the Closing has not occurred on or prior to August 14, 2017, two (2) Business Days shall have elapsed since the Purchaser’s receipt of Second Quarter Financial Statements.

Section 6.3 Conditions to Sellers’ Obligation to Close.  The obligations of Sellers to consummate the Sale shall be subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions:

(a) Representations and Warranties  (i)  The Fundamental Representations of Purchaser shall be true and correct in all respects (except for de minimis failures); (ii) the representations and warranties of Purchaser set forth in Section 3.2(e) and Section 3.2(i) shall be true and correct in all material respects (disregarding any “material” or “in all material respects” qualifications); and (iii) the other representations and warranties of Purchaser set forth in Article III (disregarding any “material” or “in all material respects” qualifications) shall be true and correct, except, in the case of clause (iii) where the failure of such representations or warranties to be so true and correct would not, individually or in the aggregate, prevent Purchaser from carrying out its obligations under this Agreement or the consummation by Purchaser of the transactions contemplated by this Agreement in accordance with the terms hereof; in each case, as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date, in which case, as of such specific date).

(b) Covenants and Agreements.  The covenants and agreements of Purchaser to be performed on or before the Closing Date in accordance with this Agreement shall have been performed in all material respects.

(c) Officer’s Certificate.  Sellers shall have received a certificate, dated as of the Closing Date and signed on behalf of Purchaser by an authorized officer of Purchaser, stating that the conditions specified in Section 6.3(a) and Section 6.3(b) have been satisfied.

Section 6.4 Frustration of Closing Conditions.  Neither Sellers nor Purchaser may rely, either as a basis for not consummating the Sale or terminating this Agreement and abandoning the Sale, on the failure of any condition set forth in Section 6.1,  Section 6.2 or Section 6.3, as the case may be, if such failure was caused by such Party’s failure to comply with any provision of this Agreement.

Article VII TERMINATION
Section 7.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of Sellers and Purchaser;

(b) by the Sellers or Purchaser, if:

(i) the Closing shall not have occurred on or before October 16, 2017 (the “Outside Date”); provided, that in the event the Marketing Period has commenced but not yet been completed at the time of the Outside Date, the Outside Date shall be extended until (3) three Business Days after the final date of the Marketing Period; provided,  further, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any Party to this Agreement if any action of such party or the failure of such Party to perform any covenant or obligation under this Agreement has been the primary cause of or resulted in the failure of the Sale to occur on or before such date;

(ii) any Legal Restraint permanently preventing or prohibiting consummation of the Sale shall have become final and non-appealable; provided that the terminating Party shall have complied in all material respects with its obligations under Section 5.2;

(iii) any Governmental Entity that must grant a consent, authorization or approval required by Section 6.1(a) shall have denied such grant, and such denial shall have become final and nonappealable; provided that the terminating Party shall have complied in all material respects with its obligations under Section 5.2;

(c) by the Sellers, if Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, and such breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b); and (ii) (A) cannot be cured prior to the Outside Date or (B) has not been cured prior to the earlier of the Outside Date and the date that is thirty (30) days from the date that Purchaser is notified of such breach or failure to perform; provided, that the Sellers shall not have the right to terminate this Agreement pursuant to this Section 7.1(c) if Sellers or the Company are then in breach of any representation, warranty, covenant or other agreement hereunder such that Purchaser has the right to terminate this Agreement under Section 7.1(d);

(d) by Purchaser, if Sellers or the Company shall have breached or failed to perform any of their respective representations, warranties, covenants or other agreements contained in this Agreement, and such breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b); and (ii) (x) cannot be cured prior to the Outside Date or (y) has not been cured prior to the earlier of the Outside Date and the date that is thirty (30) days from the date that Sellers or the Company (as applicable) are notified of such breach or failure to perform; provided, that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 7.1(d) if it is then in breach of any representation, warranty, covenant or other agreement hereunder such that the Sellers have the right to terminate this Agreement under Section 7.1(c); or

(e) by the Sellers if (i) all of the conditions set forth in Section 6.1 and Section 6.2 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but which are capable of being satisfied), (ii) the Sellers confirmed in writing that the Sellers stand ready, willing and able to consummate the Closing, and (iii) Purchaser has failed to consummate the Closing (including, subject to the Transferred

Entities’ compliance with the covenant set forth in Section 5.13(e), by causing the net proceeds of the Debt Financing to be disbursed to the Company as provided in Section 2.1(a)) by the later of the date the Closing should have occurred pursuant to Section 2.3 and five days after Purchaser’s receipt of such notice.

Section 7.2 Notice of Termination.  In the event of termination of this Agreement by either or both of the Sellers and Purchaser pursuant to Section 7.1, written notice of such termination shall be given by the terminating Party to the other Party or Parties to this Agreement.

Section 7.3 Effect of Termination.  In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall terminate and become void and have no effect, and the transactions contemplated by this Agreement shall be abandoned without further action by the Parties to this Agreement, and there shall be no liability on the part of Purchaser, any Seller or any of their respective Affiliates hereunder except that the last sentence of Section 5.2(g) (Efforts to Consummate), the provisions of Section 5.7 (Public Announcements), the last sentence of Section 5.13(d) (Financing), Section 5.13(f) (Financing), this Section 7.3 (Effect of Termination), Section 7.4 (Reverse Termination Fee), Section 10.2 (Governing Law; Submission to Jurisdiction; Waiver of Jury Trial), Section 10.3 (Entire Agreement), Section 10.4 (Expenses), Section 10.5 (Notices), Section 10.6 (Successor and Assigns) and Section 10.7 (Third-Party Beneficiaries) shall survive the termination of this Agreement.  Notwithstanding the foregoing, nothing herein shall relieve any Party of any liability for damages resulting from such Party’s Willful Breach of the covenants contained in this Agreement. The Company and the Sellers acknowledge and agree that none of the Debt Financing Sources (in their capacities as such) shall have any liability  in contract, tort or otherwise or obligation to the Sellers, the Transferred Entities and their Related Parties and representatives or any other person (in each case other than Purchaser and its Affiliates) arising out of their breach or failure to perform (whether willfully, intentionally, unintentionally or otherwise) any of their obligations under the Debt Commitment Letter or any related fee letter, provided that the foregoing shall not in any way limit or modify the rights and obligations of Parent and its Affiliates to assert claims against the Debt Financing Sources pursuant to the terms and conditions of the Debt Commitment Letter or any related fee letter.

Section 7.4 Reverse Termination Fee.

(a) If this Agreement is terminated pursuant to Section 7.1(e) and/or Section 7.1(c) (or pursuant to Section 7.1(b)(i) at a time when this Agreement is terminable pursuant to Section 7.1(e) and/or Section 7.1(c))  (a “Specified Termination”), then Purchaser shall, within two (2) Business Days of any such Specified Termination, pay to each Seller, in cash by wire transfer of immediately available funds to the account or accounts designated in writing by such Seller, such Seller’s proportion (determined in accordance with the Seller Proportions) of the Reverse Termination Fee. For the avoidance of doubt, in no event will (i) the Reverse Termination Fee be payable or paid more than once, or (ii) Sellers be entitled to receive both a grant of specific performance pursuant to Section 10.9 that results in the Closing and payment of the Reverse Termination Fee.

(b) Each Party acknowledges that the agreements contained in this Section 7.4 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other Parties would not enter into this Agreement.  The Parties acknowledge that the Reverse Termination Fee shall not constitute a penalty but is liquidated damages, in a reasonable amount that will compensate Sellers, other than for fraud or Willful Breach of this Agreement, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Sale, which amount would otherwise be impossible to calculate with precision.

(c)  In the event of any litigation between the Parties arising from or relating to the Reverse Termination Fee, the prevailing Party (as determined by a court of competent jurisdiction in a final, non-appealable order) shall be entitled to recover its reasonable documented out-of-pocket expenses (including outside counsel legal fees and other costs) incurred therein, including any appeals therefrom.

(d) Subject to Section 7.3 and except as provided in the last sentence of Section 5.2(g), the last sentence of Section 5.13(d) and in Section 7.4(b),  Section 7.4(c) and Section 10.4, if a Specified Termination occurs and the Reverse Termination Fee is paid in full pursuant to Section 7.4(a), the Reverse Termination Fee shall be the sole and exclusive remedy of the Sellers against Purchaser, each Guarantor under each Guaranty, the Debt Financing Sources, the parties to the Debt Commitment Letter or the Equity Commitment Letters and any of their Related Parties as a result of such Specified Termination.  For the avoidance of doubt, nothing in this Section 7.4(d) shall limit (i) any remedies of Sellers prior to a Specified Termination, including specific performance pursuant to Section 10.9, or (ii) any of Purchaser’s obligations under or remedies available to the Company with respect to the Confidentiality Agreement, whether in equity or at law, in contract, tort or otherwise.

Article VIII SURVIVAL, INDEMNIFICATION AND LIMITED RELEASE

Section 8.1 Survival Periods.  Except for Fundamental Representations, all other representations and warranties of Purchaser, the Sellers and the Company contained in this Agreement and the right to commence any claim with respect thereto under Section 8.2 and Section 8.3 shall survive the Closing until the date that is one (1) year after the Closing Date.  The Fundamental Representations contained in this Agreement and the right to commence any claim with respect thereto under Section 8.2 and Section 8.3 shall survive the Closing and remain in full force and effect until sixty (60) days following the expiration of all applicable statutes of limitations.  The covenants and agreements contained in this Agreement that by their nature are required to be performed at or prior to the Closing and the right to commence any claim with respect thereto under Section 8.2 and Section 8.3 shall survive the Closing until the day that is one (1) year after the Closing Date, and the covenants and agreements in this Agreement that by their nature are required to be performed following the Closing Date shall survive, and thus a claim may be brought in respect of a breach thereof, until one (1) year following the last date on which each such post-Closing covenant was required to be performed.  Notwithstanding the foregoing, (a) the indemnity for Excluded Taxes under Section 9.1, the representations, warranties and covenants relating to Taxes and the obligations and the right to commence any claim with respect thereto under Article IX shall survive the Closing and remain in full force and effect until sixty (60) days following the expiration of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof), and (b) if notice in writing of a bona fide claim with respect to the inaccuracy or breach of any such representation or warranty or covenant or failure to comply with any such covenant providing with reasonable specificity the basis for the claim shall have been given in good faith to the Party against whom such indemnity may be sought prior to the expiration date of the applicable survival period, such representation or warranty or covenant in respect of which indemnity may be sought under this Agreement, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 8.1 solely with respect to the claims made in such written notice and claims reasonably related to the underlying facts until finally resolved.

Section 8.2 Indemnification by Sellers.  From and after the Closing Date, except with respect to Taxes and Tax matters (indemnification claims in respect of which may be brought solely under Article IX), and subject to the provisions of this Article VIII (including the limitations set forth in Section 8.5), each Seller, severally (in proportion to its Seller Proportion, except to the extent subject to the proviso to this Section 8.2) but not jointly, shall indemnify and hold harmless

(a) the Company and its Subsidiaries (collectively, the “Company Indemnified Parties”) from and against any and all Losses actually incurred by the Company Indemnified Parties to the extent resulting from:

(i) any breach of a Fundamental Representation by the Company;
(ii) any breach of any other representation or warranty by the Company contained in Article IV;
(iii) any breach of any covenant or agreement contained in this Agreement to be performed by the Company prior to Closing; or
(iv) the matters set forth in Section 8.2(a)(iv) of the Purchaser Disclosure Schedule.

(b) the Purchaser and its Affiliates (other than the Company Indemnified Parties) (collectively, the “Purchaser Indemnified Parties” and together with the Company Indemnified Parties, the “Seller Indemnitees”) from and against any and all Losses actually incurred by the Purchaser Indemnified Parties to the extent resulting from:

(i) any breach of a Fundamental Representation by such Seller;
(ii) any breach of any other representation or warranty by such Seller contained in Section 3.1;
(iii) any breach of any covenant or agreement contained in this Agreement to be performed by such Seller; or

(iv) Seller Transaction Expenses to the extent they were incurred prior to the Closing and were not considered in calculating the Equity Value or the Distribution Amount.

provided that, notwithstanding anything in this Agreement to the contrary, any indemnifiable Losses incurred by the Company Indemnified Parties or the Purchaser Indemnified Parties to the extent resulting from the breach of any representation or warranty made by a Seller or from the breach of a covenant or agreement made by a Seller shall be indemnified solely by the breaching Seller in accordance with this Article VIII, and not by any other Seller; provided further, notwithstanding anything in this Agreement to the contrary, the foregoing indemnification with respect to the Purchaser Indemnified Parties is intended to indemnify the Purchaser Indemnified Parties only for Losses suffered or incurred by them directly and is not intended to indemnify the Purchaser Indemnified Parties with respect to Losses suffered by a Company Indemnified Party or that they may suffer or incur solely by virtue of their direct or indirect equity ownership in a Company Indemnified Party.

Section 8.3 Indemnification by Purchaser.  From and after the Closing Date, except with respect to Taxes and Tax matters (indemnification claims in respect of which may be brought solely under Article IX), and subject to the provisions of this Article VIII (including the limitations set forth in Section 8.5), Purchaser shall indemnify and hold harmless Sellers and their Affiliates (collectively, the “Seller Indemnified Parties” and together with the Seller Indemnitees the “Indemnified Parties”) from and against any and all Losses actually incurred by the Seller Indemnified Parties to the extent resulting from:

(a) any breach of a Fundamental Representation by Purchaser;
(b) any breach of any other representation or warranty by Purchaser contained in Section 3.2; or
(c) any breach of any covenant or agreement contained in this Agreement to be performed by Purchaser or, after the Closing, the Company.
Section 8.4 Claims Procedures.

(a) Third Party Claims (other than Specified Matters)

(i) Upon becoming aware of a claim or a possible claim by a third party against an Indemnified Party, other than with respect to a Specified Matter, in respect of which such Indemnified Party may seek indemnity with respect thereto under this Article VIII (a “Third Party Claim”  ), such Indemnified Party shall promptly provide the Indemnifying Party with written notice of such claim or possible claim, describing in reasonable detail the facts and circumstances on which such claim is based, the provisions of this Agreement pursuant to which indemnification is being sought (including the representations, warranties, covenants or agreements alleged to have been breached) and an estimate of the Indemnified Party’s Losses for which indemnification is being sought (if ascertainable). The failure to provide such notice shall not result in a waiver of any right to indemnification hereunder except to the extent that the Indemnifying Party is prejudiced by such failure.  The Indemnified Party shall permit the Indemnifying Party, at the Indemnifying Party’s option, to assume the complete defense of any

Third Party Claim within thirty (30) calendar days of receipt of notice of such Third Party Claim by the Indemnifying Party, with full authority to conduct such defense, through counsel reasonably acceptable to the Indemnified Party.  The Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim without the consent of the Indemnified Party if such Third Party Claim (x) seeks an injunction or other equitable or non-monetary relief against the Indemnified Party (other than non-monetary relief that is incidental to monetary damages as the primary relief sought) and not also against the Indemnifying Party, (y) is related to or otherwise arises in connection with any criminal matter, or (z) based on the facts then known, is reasonably expected to result in Losses in excess of two hundred percent (200%) of the maximum amount for which the Indemnifying Party could then be liable pursuant to this Article VIII, in which case the Indemnified Party shall allow the Indemnifying Party a reasonable opportunity to participate in such defense with its own counsel and at its own expense.  Notwithstanding an election by the Indemnifying Party to assume the defense of any Third Party Claim, the Indemnified Party shall have the right to employ one separate co-counsel and to participate in the defense in such action or proceeding, and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel, if, based on advice from counsel, there exists any actual or potential conflict of interest between the Indemnified Party and the Indemnifying Party in connection with the defense of the Third Party Claim.

(ii) The Indemnified Party shall reasonably cooperate with the Indemnifying Party in connection with the matters contemplated by Section 8.4(a)(i), including by furnishing books and records, personnel and witnesses, as appropriate for any defense of such claim, and if the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnifying Party shall be authorized to consent to any settlement of, or entry of any judgment arising from, any such Third Party Claim, in its sole discretion and without the consent of any Indemnified Party; provided, that such settlement or judgment (i) does not involve any injunctive relief (other than non-monetary relief that is incidental to monetary damages as the primary relief sought) or finding or admission of any violation of Law or any admission of wrongdoing by any Indemnified Party, (ii) fully and finally releases the Indemnified Party completely in connection with such Third Party Claim, and (iii) the Indemnifying Party shall pay or cause to be paid all amounts in such settlement or judgment subject to the limitations of this Article VIII.

(iii) If the Indemnifying Party does not assume the defense within thirty (30) days after being notified thereof in accordance with Section 8.4(a)(i) (whether by election, or because it is not entitled to do so), or withdraws from the defense of a Third Party Claim, then the Indemnified Party shall, subject to following sentence of this Section 8.4(a)(iii), have the right to defend, contest, settle and compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement, and shall cooperate in good faith and keep the Indemnifying Party reasonably informed of material developments with respect to such Third Party Claim (and allow the Indemnifying Party to participate in such Third Party Claim). The Indemnified Party shall in no event settle (or consent to the settlement of) any Third Party Claim without the prior written consent of the Indemnifying Party, provided that the Indemnified Party may settle any Third Party Claim without such consent if it first irrevocably waives in writing any right to indemnity under this Agreement with respect to all Losses related to such Third Party Claim.  Any non-compliance by the Indemnified Party with the terms and conditions of this Section 8.4 shall be deemed a waiver of such Indemnified Party’s right to indemnification hereunder solely to the extent the Indemnifying Party is actually prejudiced.

(b) Specified Matters.

(i) Upon becoming aware of any development with respect to a Specified Matter, the Company, as Indemnified Party, shall promptly provide the Sellers with written notice of such development, describing in reasonable detail any updates or changes to the Company’s estimate of Losses for which indemnification is being sought (if ascertainable). The failure to provide such notice shall not result in a waiver of any right to indemnification hereunder except to the extent that the Indemnifying Party is prejudiced by such failure.  Upon request by an Indemnifying Party, the Company shall promptly provide copies to the Indemnifying Parties of all materials and documents sent or received by any of the Transferred Entities or Purchaser or their representatives to or from, and the Company shall promptly advise and inform the Indemnifying Parties of other communications to or from, any Governmental Entity concerning any Specified Matter.  The Company shall, after reasonably consulting with the Indemnifying Party and considering the Indemnifying Party’s views in good faith, (A) retain control of the defense of any claim related to Specified Matters, including any commercially reasonable internal investigation, through counsel reasonably acceptable to the Sellers; provided that unless an actual conflict of interest arises, Akin Gump Strauss Hauer & Feld LLP and Ropes & Gray LLP shall be deemed acceptable to the Sellers, (B) retain control of any remedial actions related to a Specified Matter contemplated by Item 4(b) of Section 8.2(a)(iv) of the Purchaser Disclosure Schedule, and (C) if required by a Governmental Entity, retain control of remedial actions related to a Specified Matter contemplated by Item 4(c) of Section 8.2(a)(iv) of the Purchaser Disclosure Schedule.  With respect to clause (A) of the immediately preceding sentence, the Company shall allow, and shall cause the other Transferred Entities to allow, the Indemnifying Parties a reasonable opportunity to participate in such defense with their own counsel and at their own expense.

(ii) The Company shall be authorized, after reasonably consulting with the Indemnifying Parties and considering the Indemnifying Parties’ views in good faith, to consent to any settlement of, or entry of any judgment arising from, any claim in respect of Specified Matter, in its reasonable discretion and without the consent of any Indemnifying Party; provided, that such settlement or judgment (A) involves only injunctive relief against any of the Transferred Entities or (B) does not result in Losses indemnifiable hereunder in excess of $2 million; provided,  further, that such settlement or judgment (i) does not involve any injunctive relief against any of the Sellers or any of their respective Affiliates or finding or admission of any violation of Law or any admission of wrongdoing by any Seller or any Affiliate of any Seller or by any of the Transferred Entities, and (ii) fully and finally releases the Transferred Entities and the Indemnified Parties completely in connection with such Specified Matter.  Except as expressly set forth in the foregoing sentence, neither the Company nor any other Transferred Entity may consent to any settlement of, or entry of any judgment arising from, any claim in respect of a Specified Matter without the prior written consent of the Indemnifying Parties, which consent may be withheld or delayed in the sole discretion of the Indemnifying Parties; provided that, with the consent of Purchaser (which may be given or withheld in Purchaser’s sole and absolute discretion), the Company or any other Transferred Entity may settle any Specified Matter without consent from the Indemnifying Parties if (x) the Transferred Entities and Purchaser first irrevocably waives in writing any right to indemnity under this Agreement with respect to all Losses related to such Specified Matter and (y) such settlement (I) does not involve any injunctive relief against any of the Sellers or any of their respective Affiliates or finding or admission of any violation of Law or any admission of wrongdoing by any Seller or any Affiliate of any Seller, and (II) fully and finally releases the Transferred Entities and the Indemnified Parties completely in connection with such Specified Matter.

(c) Non-Third Party Claims. The Indemnified Party will notify the Indemnifying Party in writing promptly (and in any event on or before the applicable survival date for such indemnity claim pursuant to Section 8.1) after becoming aware of any matter for which the Indemnified Party may be entitled to indemnification hereunder other than a Third Party Claim or with respect to a Specified Matter, which notice shall set forth in reasonable detail the facts and circumstances on which such claim is based, the provisions of this Agreement pursuant to which indemnification is being sought (including the representations, warranties, covenants or agreements alleged to have been breached) and an estimate of the Indemnified Party’s Losses for which indemnification is being sought (if ascertainable); provided that any failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any indemnification obligations that it may have to the Indemnified Party hereunder other than to the extent the Indemnifying Party is actually prejudiced thereby.  During the 30-day period immediately following the delivery of any notice pursuant to the immediately preceding sentence of this Section 8.4(b), the Indemnifying Party and the Indemnified Party shall, in good faith, attempt to resolve any dispute related to such claim for indemnity by the Indemnified Party.

Section 8.5 Limitations on Indemnification. Notwithstanding anything to the contrary in this Agreement:

(a) Any claim under Section 8.2 or Section 8.3 or Article IX required to be made on or prior to the expiration of the applicable survival period set forth in Section 8.1 and not made on or prior to such expiration in accordance with Section 8.1 shall be irrevocably and unconditionally released and waived by the party seeking indemnification with respect thereto.  It is the express intent of the Parties that, if the applicable period for an item as contemplated by Section 8.1 and this Section 8.5 is shorter than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item shall be reduced to the shortened survival period contemplated hereby.  The Parties further acknowledge that the time periods set forth in Section 8.1 for the assertion of claims under this Agreement are the result of arm’s-length negotiation among the Parties and that they intend for the time periods to be enforced as agreed by the Parties.

(b) (i) The Seller Indemnitees shall not be entitled to recover from any Seller for any claim pursuant to Section 8.2(a),  Section 8.2(b) or Article IX unless such claim individually or a series of related claims involves Losses in excess of $25,000 (the “De Minimis Threshold”), it being understood that if such Losses do not exceed the De Minimis Threshold, such Losses shall not be applied to or considered for purposes of calculating the aggregate amount of Seller Indemnitee’s indemnifiable Losses under Section 8.2(a),  Section 8.2(b) or Article IX; (ii) the Seller Indemnitees shall not be entitled to recover from any Seller for any claims pursuant to Section 8.2(a)(ii) or Section 8.2(b)(ii) until the aggregate amount of the Seller Indemnitees indemnifiable Losses under Section 8.2(a)(ii) and Section 8.2(b)(ii) exceeds $4,500,000 (the “Deductible”), it being understood that if such

Losses exceed the Deductible, the Seller Indemnitees shall only be entitled to indemnification for Losses under Section 8.2(a)(ii) or Section 8.2(b)(ii) in excess of the amount of the Deductible; (iii) the maximum amount of indemnifiable Losses for which a Seller may be liable pursuant to Section 8.2(a)(ii) and Section 8.2(b)(ii) shall be an amount equal to such Seller’s proportion (determined in accordance with the Seller Proportions) of $34,000,000; and (iv) the maximum amount of indemnifiable Losses for which a Seller may be liable pursuant to Section 8.2 and Article IX shall be an amount equal to such Seller’s proportion (determined in accordance with the Seller Proportions) of the Total Seller Payment.

(c) Sellers shall not be required to indemnify or hold harmless any Seller Indemnitees against any Losses or Taxes to the extent the related liabilities were reflected in, reserved for or taken into account in the determination of Working Capital as of immediately prior to the Closing and reduced the Aggregate Common Equity Price accordingly, or Closing Date Indebtedness.

(d) The amount of any Losses or Taxes for which indemnification is provided under this Article VIII or Article IX shall be net of any amounts recovered by the Indemnified Party under insurance policies, indemnity or contribution agreements, Contracts or otherwise with respect to such Losses (in each case, with a third party), as applicable (it being agreed that if any such amounts are recovered by the Indemnified Party in respect of any such Losses subsequent to the Indemnifying Party’s making of an indemnification payment in satisfaction of its applicable indemnification obligation, such amounts shall be promptly remitted to the Indemnifying Party to the extent of the indemnification payment made), and the Indemnified Parties shall use, and cause their Affiliates to use, commercially reasonable efforts to seek recovery under all provisions covering such Losses to the same extent as it would if such Losses were not subject to indemnification hereunder.  Any amount of Losses or Taxes for which reimbursement or indemnification is provided under this Agreement shall be determined net of any Tax Benefit actually realized by the Indemnified Party arising from the incurrence or payment of any such Loss or Tax. Claims for Taxes shall be made solely pursuant to Article IX, and no claims therefor shall be made under this Article VIII, in each case subject to the provisions of this Section 8.5.  In the event of any conflict between this Article VIII and Article IX, the provisions of Article IX shall govern, in each case subject to the provisions of this Section 8.5.

(e) Except to the extent of Losses payable by an Indemnified Party to a third party in respect thereof, no Indemnifying Party shall, in any event, be liable hereunder to any Indemnified Party for any consequential, incidental, indirect, special or punitive damages, loss of revenue, income or profits, diminution of value or loss of business reputation or opportunity.

(f) For purposes of determining the amount of Losses subject to indemnification pursuant to this Article VIII for a breach of representation or warranty (but not, for the avoidance of doubt, for determining whether a breach exists), any limitations or qualifications as to materiality (including the word “material”), Material Adverse Effect or other similar limitation or qualification contained in or otherwise applicable to such representation or warranty shall be disregarded (other than in Section 4.4(a),  Section 4.5(b) or in the definitions of Material Adverse Effect, Material Contract and Material IP).

(g) No Indemnified Party shall be entitled to any indemnification hereunder to the extent that such indemnification would constitute a duplicative payment for the same Loss.

(h) Except as set forth in Section 8.5(h) of the Company Disclosure Schedule, (i) each of the Parties and the Indemnified Parties shall use its commercially reasonable efforts to mitigate its respective Losses upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Losses that are indemnifiable hereunder, and (ii) no Indemnifying Party shall be liable for any Losses to the extent they arise out of or result from the Indemnified Party’s failure to use commercially reasonable efforts to mitigate such Losses.

Section 8.6 Exclusive Remedies.  Except (a) with respect to (i) the matters covered by Section 2.4, (ii) any matter relating to Taxes (which shall be governed exclusively by Article IX), and (iii) Losses arising out of fraud committed by a Party with respect to its representations and warranties in this Agreement or Willful Breach by a Party of its covenants and agreements contained in this Agreement, and (b) for the Parties’ right to seek and obtain specific performance, an injunction or any other equitable relief pursuant to Section 10.9, the Parties acknowledge and agree that, following the Closing, the indemnification provisions of Section 8.2 and Section 8.3 shall be the sole and exclusive remedies of the Parties and the Indemnified Parties for any liabilities or Losses (including any liabilities or Losses from claims for breach of contract, warranty, tortious conduct (including negligence) or otherwise and whether predicated on common law, statute, strict liability, or otherwise) that any Party, any Indemnified Party (or any of their respective Affiliates) may at any time suffer or incur, or become subject to, as a result of, or in connection with the Sale or the other transactions contemplated hereby, including any breach of any representation or warranty in this Agreement by any Party, or any failure by any Party to perform or comply with any covenant or agreement that, by its terms, was to have been performed, or complied with, under this Agreement.  Without limiting the generality of the foregoing, each of Purchaser and the Company hereby irrevocably waives any right of rescission it may otherwise have or to which it may become entitled.  For the avoidance of doubt, this Section 8.6 is not intended to limit the rights and remedies of the parties to the Operating Agreement, the Voting Agreement and the Registration Rights Agreement for matters arising following the Closing.

Section 8.7 Manner of Payment.

(a) To the extent that the any Seller Indemnitee  is entitled to any indemnification payments pursuant to Section 8.2, within ten (10) Business Days after the final determination thereof, Sellers shall promptly pay to such Seller Indemnitee  such amount by wire transfer of immediately available funds to the account or accounts designated by such Seller Indemnitee.

(b) To the extent that Sellers are entitled to any indemnification payments pursuant to Section 8.3, within ten (10) Business Days after the final determination thereof, Purchaser shall promptly pay to Sellers such amount by wire transfer of immediately available funds to the account or accounts designated by Sellers.

Section 8.8 Limited Releases.

(a) Except for the rights and obligations of the parties specifically set forth herein and in the Confidentiality Agreement, effective upon the Closing, and intending to be legally bound, each Seller, on its own behalf and on behalf of its Affiliates, representatives, agents, heirs, executors, administrators, successors and assigns (each individually, a “Seller Releasor Party”  and collectively, the “Seller Releasor Parties” ), as applicable and to the extent legally possible, hereby releases, waives and discharges the Transferred Entities, their Affiliates (including Purchaser and its Affiliates from and after the Closing Date) and each of their respective officers, directors, employees, equityholders, members, managers, holders, agents, successors and assigns, as applicable (collectively, the “Purchaser Released Parties,”  and each individually a “Purchaser Released Party” ), from and against any and all liabilities or Losses whatsoever, at Law or in equity, whether now known or for any reason unknown, fixed or contingent, liquidated or unliquidated, mature or unmatured, arising or existing on, or at any time prior to, the Closing, including any liability, Losses or cause of action based on or relating to any of the Transferred Entities, any act or omission occurring prior to the Closing or the operation of the businesses of the Transferred Entities prior to the Closing.  To the extent permitted by applicable Law, each Seller, on behalf of itself and each of its Seller Releasor Parties, agrees and promises that it will not file any claim asserting any such liabilities or Losses and, that if such a claim is brought on such Seller Releasor Party’s behalf or for such Seller Releasor Party’s benefit in or by any Governmental Entity, such Seller, on behalf of itself and each of its Seller Releasor Parties, hereby waives and agrees not to take any award or money or other damages as a result of such claim.  Each Seller, on its own behalf and on behalf of each of its Seller Releasor Parties, acknowledges and agrees that the Seller Released Parties shall be third-party beneficiaries of this Section 8.8(a).

(b) Except for the rights and obligations of the parties specifically set forth herein and in the Confidentiality Agreement, effective upon the Closing, and intending to be legally bound, the Company, on its own behalf and on behalf of its Subsidiaries, Affiliates, representatives, agents, heirs, executors, administrators, successors and assigns (each individually, a “Company Releasor Party” and collectively, the “Company Releasor Parties”), as applicable and to the extent legally possible, hereby releases, waives and discharges each of the Seller Releaser Parties (which for purposes of this Section 8.8(b) shall also include directors and/or officers of any of the Transferred Entities who are also directors, officers and/or employees of any of the Sellers or any of their respective Affiliates) from and against any and all liabilities or Losses whatsoever, at Law or in equity, whether now known or for any reason unknown, fixed or contingent, liquidated or unliquidated, mature or unmatured, arising or existing on, or at any time prior to, the Closing, including any liability, Losses or cause of action based on or relating to (i) any of the Seller Releaser Parties, the Transferred Entities, any act or omission occurring prior to the Closing or the operation of the businesses of the Transferred Entities prior to the Closing, or (ii) any breach of fiduciary or similar duties of such Seller Releasor Party, in such Seller Releasor Party’s capacity as shareholder, manager, equity owner, director or officer of any of the Transferred Entities.  To the extent permitted by applicable Law, the Company, on behalf of itself and each of the Company Releasor Parties, agrees and promises that it will not file any claim asserting any such liabilities or Losses and, that if such a claim is brought on the Company Releasor Party’s behalf or for the Company Party’s benefit in or by any Governmental Entity, the Company, on behalf of itself and each of the Company Releasor Parties, hereby waives and agrees not to take any award or money or other damages as a result of such claim.

Article IX TAX MATTERS
Section 9.1 Tax Indemnification.

(a) Subject to Section 8.5, from and after the Closing Date, each Seller, severally (in proportion to its Seller Proportion, except to the extent subject to the second sentence of this Section 9.1(a)) but not jointly, shall pay or cause to be paid and shall indemnify and hold harmless the Purchaser Indemnified Parties from and against (i) any Excluded Taxes and (ii) any costs and expenses, including reasonable legal fees and expenses attributable to any Excluded Taxes; provided that no Seller shall be required to pay or cause to be paid or indemnify or hold harmless Purchaser or any of its Affiliates from and against any Taxes for which Purchaser is responsible pursuant to Section 9.1(b).    For purposes of this Section 9.1(a), Excluded Taxes described in clauses (a), (b), (c), (d), (e)(ii), (f)(ii) and (h) of the definition thereof shall be borne by each Seller in proportion to its Seller Proportion; Excluded Taxes described in clause (e)(i) of the definition thereof shall be borne by the breaching Seller; and Excluded Taxes described in clauses (f)(i) and (g) of the definition thereof shall be borne the Seller whose action or failure to act caused the imposition of the relevant Tax.

(b) Subject to Section 8.5, Purchaser shall pay or cause to be paid and shall indemnify and hold harmless Sellers from and against (i) any Taxes arising from or in connection with any action or transaction taken by Purchaser on the Closing Date after the Closing that is outside the ordinary course of business, (ii) any Taxes resulting from any breach of any covenant or agreement of Purchaser contained in this Agreement, (iii) any Taxes for which Purchaser is responsible pursuant to Section 9.6, and (iv) any costs or expenses including reasonable legal fees and expenses attributable to any item described in Sections 9.1(b)(i),  (ii) and (iii).

Section 9.2 Filing of Tax Returns. From and after the Closing:

(a) Sellers shall prepare and timely file, or shall cause to be prepared and timely filed (taking into account extensions), (i) any combined, consolidated or unitary Tax Return that includes any Seller or any of its Affiliates, on the one hand, and any of the Transferred Entities, on the other hand (a “Combined Tax Return”), and (ii) any Tax Return (other than any Combined Tax Return) that is required to be filed by or with respect to any of the Transferred Entities for any taxable period that ends on or before the Closing Date  (any Tax Return described in this sentence a “Pre-Closing Tax Return”).  Purchaser shall not amend or revoke any Pre-Closing Tax Return (or any notification or election relating thereto) without the prior written consent of the Sellers.  Purchaser shall promptly provide (or cause to be provided) to the Sellers any information reasonably requested by a Seller to facilitate the preparation and filing of any Pre-Closing Tax Returns, and Purchaser shall use commercially reasonable efforts to prepare (or cause to be prepared) such information in a manner and on a timeline reasonably requested by a Seller, which information and timeline shall be consistent with the past practice of the relevant Transferred Entity.  In the case of any  Pre-Closing Tax Return that reflects any Tax for which Purchaser may be liable pursuant to Section 9.1(b),  such Pre-Closing Tax Return shall be prepared on a basis consistent with past practice, unless the Sellers reasonably determine that such practice is not more likely than not to be sustained upon examination, and shall be true, correct and complete in all material respects, and the Sellers shall deliver to the Purchaser, for its review, comment, and approval, a copy of any such Tax Return no later than the later of (i) as soon as reasonably practicable and (ii) thirty (30) days prior to the due date thereof, including extensions, and the Sellers shall revise such Tax Return to reflect any reasonable comments received from Purchaser.  For the taxable year of the Company that ends on the Closing Date, Sellers shall compute the distributive shares of each Person treated as a partner in the Company for U.S. federal income tax purposes through an interim closing of the Company’s books.

(b) Purchaser shall timely prepare and file, or shall cause to be timely prepared and filed, any Tax Return of the Transferred Entities for any Straddle Period.  Purchaser shall deliver to the Sellers, for their review, comment and approval, a copy of any such Tax Return at least thirty (30) days prior to the due date thereof, including extensions, and Purchaser shall revise such Tax Return to reflect any reasonable comments received from the Sellers.  Such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Transferred Entities with respect to such items, unless Purchaser reasonably determines that such practice is not more likely than not to be sustained upon examination.  Purchaser shall not amend or revoke any such Tax Return (or any elections relating thereto) without the Sellers’ prior written consent, which shall not be unreasonably withheld.

(c)Purchaser shall timely prepare and file or shall cause to be timely prepared and filed all Tax Returns of the Transferred Entities for any taxable period that begins after the Closing Date.

(d)Notwithstanding anything to the contrary in this Agreement, no Seller shall be required to provide any Person with any Tax Return or copy of any Tax Return of (i) any Seller or any of its Affiliates (other than the Transferred Entities) or (ii) a consolidated, combined or unitary group that includes any Seller or any of its Affiliates (other than a group that exclusively contains the Transferred Entities).

Section 9.3 Tax Benefits, Refunds, Credits and Carrybacks.

(a) Each Seller shall be entitled to any refunds or credits of or against any Taxes for which such Seller is responsible under Section 9.1, net of all out-of-pocket expenses, including Taxes, incurred in connection with such refund or credit and without interest.  Purchaser shall be entitled to any refunds or credits of the Transferred Entities of or against any Taxes other than refunds or credits to which a Seller is entitled pursuant to the foregoing sentence.  Any refunds or credits of Taxes of the Transferred Entities for any Straddle Period shall be equitably apportioned between the Sellers and Purchaser in accordance with the principles set forth in the definition of Excluded Taxes and the first sentence of this Section 9.3(a).  The Transferred Entities shall pay, or cause its Affiliates to pay, to the Party entitled to a refund or credit of Taxes under this Section 9.3(a), the amount of such refund or credit (net of out-of-pocket expenses including any Taxes to the party receiving such refund or credit in respect of the receipt or accrual of such refund or credit) in readily available funds within fifteen (15) days of the actual receipt of the refund or credit or the application of such refund or credit against amounts otherwise payable.

(b) With the written permission of Sellers, which permission shall not be unreasonably withheld, the Transferred Entities shall be allowed to carry back, where permitted by applicable Law, any item of loss, deduction or credit which arises in any taxable period ending after the Closing Date into any taxable period beginning before the Closing Date.

Section 9.4 Assistance and Cooperation.

(a)From and after the Closing Date, Purchaser and the Sellers shall, and shall cause their respective Affiliates to, provide the other party with such cooperation, documentation and information as either of them reasonably may request in connection with (a) preparing and filing any Tax Return or claim for refund; (b) determining a liability for Taxes, an indemnity or payment obligation under this Article IX or a right to a refund of Taxes; (c) conducting any Tax Proceeding (which shall include granting any powers of attorney reasonably requested by the party entitled to control a Tax Proceeding pursuant to Section 9.5); or (d) determining an allocation of Taxes between a Pre-Closing Period and a Post-Closing Period.  Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns, together with all relevant accompanying schedules and work papers (or portions thereof), relevant documents relating to rulings or other determinations by Taxing Authorities and relevant records concerning the ownership and Tax basis of property and other information, which Purchaser or the Sellers may possess.  Each of Purchaser and each of the Sellers shall make its employees reasonably available on a mutually convenient basis at its cost to provide an explanation of any documents or information so provided.

(b)Each Party shall retain all Tax Returns, schedules and work papers, and all material records and other documents relating to Tax matters, of the relevant entities for their respective Tax periods ending on or prior to the Closing Date until the later of (x) the expiration of the statute of limitations for the Tax periods to which the Tax Returns and other documents relate, or (y) ten (10) years following the due date (without extension) for such Tax Returns.  Thereafter, the Party holding such Tax Returns or other documents may dispose of them after offering the other Parties reasonable notice and opportunity to take possession of such Tax Returns and other documents.

Section 9.5 Contests.

(a) If any Taxing Authority asserts a Tax Claim, then the Party hereto first receiving notice of such Tax Claim promptly shall provide written notice thereof to the other Party or Parties hereto; provided,  however, that the failure of such Party to give such prompt notice shall not relieve the other Party of any of its obligations under this Article IX, except to the extent that the other Party is actually prejudiced thereby.  Such notice shall specify in reasonable detail the basis for such Tax Claim and shall include a copy of the relevant portion of any correspondence received from the Taxing Authority.

(b) The Sellers shall have the right to control any audit, examination, contest, litigation or other proceeding by or against any Taxing Authority (a “Tax Proceeding”) in respect of any Transferred Entity for any taxable period that ends on or before the Closing Date;  provided,  however,  (i) the Sellers shall defend such Tax Proceeding diligently and in good faith as if it were the only party in interest in connection with such Tax Proceeding and (ii) the Purchaser shall be entitled to participate in such Tax Proceeding at its own expense and attend any meetings or conferences with the relevant Taxing Authority.

(c) In the case of a Tax Proceeding for a Straddle Period of any Transferred Entity, the Controlling Party shall have the right to control such Tax Proceeding; provided,  however, that (i) the Controlling Party shall provide the Non-controlling Party with a timely and reasonably detailed account of each stage of such Tax Proceeding, (ii) the Controlling Party shall consult with the Non-controlling Party before taking any significant action in connection with such Tax Proceeding, (iii) the Controlling Party shall consult with the Non-controlling Party and offer the Non-controlling Party an opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Proceeding, (iv) the Controlling Party shall defend such Tax Proceeding diligently and in good faith as if it were the only party in interest in connection with such Tax Proceeding, (v) the Non-controlling Party shall be entitled to participate in such Tax Proceeding at its own expense and attend any meetings or conferences with the relevant Taxing Authority and (vi) the Controlling Party shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, of the Non-controlling Party if such settlement, compromise or abandonment could have an adverse impact on the Non-controlling Party or any of its Affiliates.  “Controlling Party” means the Sellers, if the Sellers are reasonably expected to bear the greater Tax liability in connection with the relevant Straddle Period Tax Proceeding, and otherwise Purchaser and “Non-controlling Party” means whichever of the Sellers (as a group) or Purchaser is not the Controlling Party with respect to such Straddle Period Tax Proceeding.

(d) Notwithstanding anything to the contrary in this Agreement, each Seller shall have the exclusive right to control in all respects, and neither Purchaser nor any of its

Affiliates shall be entitled to participate in, any Tax Proceeding with respect to (i) any Tax Return of such Seller or any of its Affiliates (other than a Transferred Entity); and (ii) any Tax Return of a consolidated, combined or unitary group that includes such Seller or any of its Affiliates (other than a Transferred Entity) (including any Combined Tax Return).  If any Tax Proceeding described in the immediately preceding sentence involves more than one Seller or the Affiliate (other than the Transferred Entities) of more than one Seller, such Sellers shall cooperate in good faith in the conduct of such Tax Proceeding.

(e) Purchaser shall have the right to control any Tax Proceeding involving any Transferred Entity (other than any Tax Proceeding described in Section 9.5(b), (c) or (d)).

Section 9.6 Transfer Taxes.  Purchaser on one hand and Sellers (in accordance with their Seller Proportions) on the other hand, shall be equally responsible for and shall pay all transfer, sales, use and other similar non-income Taxes (“Transfer Taxes”) incurred in connection with the consummation of the transaction contemplated by this Agreement.  Sellers and Purchaser shall, and shall cause their respective Affiliates to, cooperate to timely prepare and file any Tax Returns or other filings relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes.

Section 9.7 Treatment of Indemnity Payments.

(a) Except as provided in Section 9.7(b) or as otherwise required pursuant to a “determination” (within the meaning of Section 1313(a) of the Code or any similar provision of state, local or non-U.S. law), all indemnification payments made pursuant to this Agreement shall be treated by the Parties as an adjustment to the Aggregate Common Equity Price for Tax purposes.

(b) Notwithstanding anything to the contrary in this Agreement, to the extent that an indemnity payment pursuant to Section 8.2(a) is treated for U.S. federal income tax purposes as made to an entity that is classified as a partnership, (i) such indemnity payment shall be treated as a capital contribution by the Indemnifying Party, and (ii) the associated Loss relating to such indemnity payment shall be allocated to the Indemnifying Party.

Section 9.8 Certain Tax Elections.

(a) Purchaser shall not make, and shall cause its Affiliates (including the Transferred Entities) not to make, any election with respect to any Transferred Entity (including any election pursuant to Treasury Regulation Section 301.7701-3), which election would be effective or have effect on or prior to the Closing Date.

(b) To the extent permitted by Law, Purchaser shall (or shall cause its Affiliate that is a “subsequent elector” within the meaning of Treasury Regulations Section 1.1503(d)-6(f)(2)(iii)(A) to) file a “new domestic use agreement” in accordance with the provisions of Treasury Regulations Section 1.1503(d)-6(f)(2)(iii) such that the transfer of the Interests will not constitute a “triggering event” within the meaning of Treasury Regulations Section 1.1503(d)-6(e) with respect to any dual consolidated loss attributable to CareerBuilder UK, Ltd. Purchaser and/or its Affiliate that is a “subsequent elector” shall not (and shall cause its Affiliates (including the Transferred Entities) not to) amend or revoke the domestic use election that is the subject of such domestic use agreement or cause any triggering event with respect to any such dual consolidated loss before January 1, 2018 without the consent of the Sellers other than by sale of all the equity interests of Purchaser to an unaffiliated third party.

(c) At the time of the Closing, the Company shall have a valid election under Section 754 of the Code in in effect.

Section 9.9 Manner of Payment.  Any indemnification payments pursuant to this Article IX shall be made within five (5) Business Days after the final determination thereof, but in no case earlier than five (5) Business Days prior to the date on which the relevant Taxes or other amounts are required to be paid to the applicable Taxing Authority.

Section 9.10 Tax Sharing Agreements.  Anything in any other agreement to the contrary notwithstanding, all liabilities and obligations between any of the Sellers or any of their respective Affiliates, on the one hand, and any of the Transferred Entities, on the other hand, under any Tax allocation or Tax sharing agreement in effect prior to the Closing Date (other than this Agreement) shall cease and terminate as of the Closing Date as to all past, present and future taxable periods.

Section 9.11 Tax Matters Coordination.  Notwithstanding anything to the contrary in this Agreement, indemnification with respect to Taxes and the procedures relating thereto shall be governed exclusively by this Article IX,  Section 8.1 and Section 8.5, and the provisions of Article VIII (other than Section 8.1 and Section 8.5) shall not apply.

Article X MISCELLANEOUS

Section 10.1 Counterparts.  This Agreement may be executed in two or more counterparts, and by each of the Parties in separate counterparts, all of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.  If this Agreement is translated into another language, the English language text shall in any event prevail.

Section 10.2 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts executed and to be performed wholly within such State and, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(b) Each Party irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, solely if such court declines jurisdiction, to any federal court located in the State of Delaware) any Action arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such Action may be heard and determined only in such court and not to bring any such Action in any other court, except as provided in clause (i) of the last sentence of this Section 10.2(b).  Each Party hereby agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such court and, without limiting the generality of the foregoing, waives, and agrees not to assert by way of motion, defense, counterclaim, or otherwise, the defense of an inconvenient forum to the maintenance of such Action.  The Parties further agree (i) that any final and non-appealable judgment against any of them in any Action contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment, and each Party agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, any contention that any such judgment may not be recognized and/or enforced in whole or in part; and (ii) that service of process upon such Party in any such Action shall be effective if notice is given in accordance with Section 10.5.

(c) Each Party to this Agreement knowingly, intentionally, and voluntarily waives to the fullest extent permitted by applicable Law trial by jury in any action, proceeding or counterclaim brought by any of them against the other arising out of or in any way connected with this Agreement, or any other agreements executed in connection herewith or the administration thereof or any of the transactions contemplated herein or therein, including any Action relating to the Debt Financing or the performance thereof or involving any Debt Financing Source.  No Party to this Agreement shall seek a jury trial in any lawsuit, proceeding, counterclaim or any other litigation procedure based upon, or arising out of, this Agreement or any related instruments or the relationship between the Parties.  No Party will seek to consolidate any such Action in which a jury trial has been waived with any other Action in which a jury trial cannot be or has not been waived.  Each Party to this Agreement certifies that it has been induced to enter into this agreement or instrument by, among other things, the mutual waivers and certifications set forth above in this Section 10.2.

(d) Notwithstanding anything to the contrary contained in this Section 10.2, each party to this Agreement acknowledges and irrevocably agrees (i) that any legal action, whether at Law or in equity, whether in Contract or in tort or otherwise, against any Debt Financing Source arising out of or relating to this Agreement or the Debt Commitment Letters or the performance thereunder shall be subject to the exclusive jurisdiction of the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), (ii) that any legal action, whether at Law or in equity, whether in Contract or in tort or otherwise, against any Debt Financing Source (in such capacity) shall be governed by, and construed in accordance with, the laws of the State of New York, (iii) not to bring or permit any of their Affiliates to bring any such legal action in any other court, (iv) that the provisions of Section 10.2(c) shall apply to any such legal action and (v) that the Debt Financing Sources are express third-party beneficiaries of this Section 10.2(d).

Section 10.3 Entire Agreement.  This Agreement (including the Schedules and Exhibits to this Agreement) together with the Confidentiality Agreement contain the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes any prior discussion, negotiation, term sheet, agreement, understanding or arrangement and there are no agreements, understandings, representations or warranties between the Parties other than those set forth or referred to in this Agreement (including the Schedules and Exhibits to this Agreement) together with the Confidentiality Agreement.

Section 10.4 Expenses.  Except as otherwise expressly provided in this Agreement, whether or not the Closing takes place, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such costs and expenses unless expressly otherwise contemplated in this Agreement; provided,  however, that if the Closing occurs, 50% of the first $2 million in expenses of the Transferred Entities or the Sellers in connection with seeking any third-party consents or approvals in connection with this Agreement shall be borne by Purchaser as “Purchaser Transaction Expenses,” and the other 50% and any excess over $2 million shall be borne by the Sellers as “Seller Transaction Expenses.” Notwithstanding anything herein to the contrary, the Sellers and the Transferred Entities shall not be required hereby to incur any expenses in excess of $2 million to obtain any consents or approvals.  If the Closing occurs (including the payment to Sellers of the Distribution Amount), all Purchaser Transaction Expenses and any costs, fees and expenses included in the Bank Fee Amount shall be paid by the Company (subject to Purchaser’s payment to Parent of an amount in cash equal to the Additional Equity Contribution pursuant to Section 2.1(g)).

Section 10.5 Notices.  All notices and other communications to be given to any Party hereunder shall be sufficiently given for all purposes hereunder if in writing and upon delivery if delivered by hand, one (1) Business Day after being sent by courier or overnight delivery service, three (3) Business Days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when sent in the form of a facsimile or e-mail and receipt confirmation is received (on the same Business Day as received or, if received on a day other than a Business Day, the next Business Day), and shall be directed to the address, facsimile number or e-mail address set forth below (or at such other address, facsimile number or e-mail address as such Party shall designate by like notice):

(a) If to Sellers or the Company:

TEGNA Inc.

7950 Jones Branch Drive

McLean, Virginia 22107

Attention:  Chief Legal and Administrative Officer

Fax No: (703) 873-6331

E-mail: lawdept@tegna.com

With a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York  10019
Attention:
Igor Kirman
Victor Goldfeld

Fax No:(212) 403-2000
E-mail:  IKirman@wlrk.com
VGoldfeld@wlrk.com

(b) If to Purchaser:

AP Special Sits Camaro Holdings, LLC

c/o Apollo Management Holdings, L.P.

9 West 57th Street, 43rd Floor

New York, New York 10019

Attention:       David Sambur

                       Reed Rayman

Email: Sambur@apollolp.com

Rrayman@apollolp.com

With a copy to:

Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, NY 10036
Attention:  Adam K. Weinstein, Esq.
                 Tony D. Feuerstein, Esq.
Fax No:  (212) 872-1002

E-mail:  aweinstein@akingump.com
             tfeuerstein@akingump.com

Section 10.6 Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Parties to this Agreement and their respective successors, assigns, heirs, executors and administrators, except that no Party to this Agreement will assign any or all of its rights or delegate any or all of its obligations under this Agreement (except as contemplated by Section 2.1(h)) without the express prior written consent of each other Party to this Agreement; provided, that (a) Purchaser may assign any or all of its rights (but not obligations) under this Agreement to one or more Affiliates of Purchaser or Apollo Global Management, LLC, and (b) Purchaser may assign any or all of its rights (but not obligations) under this Agreement to any Debt Financing Source pursuant to the terms of the Debt Commitment Letter for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Debt Financing, but, in each case, such assignment shall not relieve Purchaser of any obligation or liability hereunder.  Any attempted assignment in violation of this Section 10.6 shall be void.

Section 10.7 Third-Party Beneficiaries.  Except for (i) Section 5.8 (D&O Indemnification and Insurance), Section 5.13(d) (Financing), Section 8.8 (Limited Release) and Section 10.13 (Non-Recourse), which are intended to benefit, and to be enforceable by, the Persons specified therein, and (ii) the last sentence of Section 7.3 (Effect of Termination), Section 7.4 (Reverse Termination Fee), Section 10.2 (Governing Law; Submission to Jurisdiction; Waiver of Jury Trial), , this Section 10.7,  Section 10.8 (Amendments, Extensions and Waivers), Section 10.9 (Specific Performance), Section 10.13 (Non-Recourse) and the definitions of Lender, Lenders, Debt Financing and Debt Financing Sources which are intended to benefit, and to be enforceable by, the Debt Financing Sources, this Agreement, together with the Exhibits and Schedules hereto, is not intended to confer upon any Person not a Party to this Agreement (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof.

Section 10.8 Amendments, Extensions and Waivers.  This Agreement may not be modified or amended except by an instrument or instruments in writing signed by all of the Parties hereto; provided, that the last sentence of Section 7.3 (Effect of Termination), Section 7.4 (Reverse Termination Fee), Section 10.2 (Governing Law; Submission to Jurisdiction; Waiver of Jury Trial), Section 10.7 (Third-Party Beneficiaries), this Section 10.8,  Section 10.9 (Specific Performance), Section 10.13 (Non-Recourse) and the definitions of Lender, Lenders, Debt Commitment Letter, Debt Financing and Debt Financing Sources shall not be amended in a manner that directly relates to and is adverse to any Debt Financing Source without the prior written consent of such Debt Financing Source.  The failure by any Party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision.  No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance.  At any time prior to the Closing, either the Sellers, on one hand, or Purchaser, on the other hand, may (a) extend the time for performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties of the other contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions of the other contained in this Agreement.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties granting such extension or waiver.

Section 10.9 Specific Performance

.

(a) The Parties agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that, in addition to any other remedy to which they may be entitled (at law or in equity) the Company and the Purchaser shall be entitled to an injunction or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (it being understood that the Company may obtain such remedies with respect to Purchaser’s obligations to the Sellers).  Each Party irrevocably waives, and shall in no circumstances assert, any objection or defense to the effect that the granting of an injunction, specific performance or other equitable relief as provided in the preceding two sentences is not an appropriate remedy for any reason at law or in equity for a breach of this Agreement as described, or would be inequitable, or would impose undue burden on a Party hereto.  Any Party as to which another Party seeks an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement or other equitable relief hereby waives any requirement to provide any bond or other security in connection with such order or injunction or relief.  Without limiting the generality of the foregoing, the parties agree that the Company shall be entitled to specific performance against Purchaser (A) of Purchaser’s obligations under Section 5.13, including, to the extent contemplated by Section 5.13, Purchaser’s obligation to cause the Equity Investors to, and to use reasonable best efforts to cause the Lenders to, fund its respective portion of the Financing (or any alternative financing in accordance with Section 5.13) required to consummate the transactions contemplated hereby and to enforce its rights under the Commitment Letters as contemplated by Section 5.13; provided that the Company shall not be entitled to specific performance against the Purchaser pursuant to this clause (A) unless the Transferred Entities have complied with their obligations in Section 5.13(e) and (B) of Purchaser’s obligations to cause the Equity Investors to maintain in effect each Equity Commitment Letter pursuant to Section 5.13.  The foregoing is in addition to any other remedy to which any Party is entitled at law, in equity or otherwise.  The Parties further agree that nothing set forth in this Section 10.9 shall require any Party hereto to institute any Action for (or limit any Party’s right to institute any Action for) specific performance under this Section 10.9 prior or as a condition to exercising any termination right under Article VII (and pursuing damages after such termination).  The Parties hereto agree that, notwithstanding any other provision of this Agreement to the contrary, but subject to Section 10.9(b), the Company shall be entitled to specific performance (or any other equitable relief) to cause Purchaser to consummate the Closing and to cause Purchaser to draw down the Cash Equity under each Equity Commitment Letter to consummate the Closing, on the terms set forth herein.

(b) Notwithstanding Section 10.9(a), it is explicitly agreed that the right of the Company to seek specific performance to consummate the Closing or to cause Purchaser to draw down the Cash Equity under each Equity Commitment Letter to consummate the Closing shall be subject to the requirements that:

(i) Purchaser has failed to consummate (or indicated an intention to fail to consummate) the Closing in accordance with Section 2.3;

(ii) the conditions set forth in Section 6.1 and Section 6.2 would have been satisfied, if the Closing were to have occurred in accordance with Section 2.3 (other than those conditions that by their nature are to be satisfied at the Closing, but which are capable of being satisfied);

(iii) the Debt Financing (or any alternative financing in accordance with Section 5.13) has been funded or will be funded at the Closing if the Cash Equity is funded at the Closing; and

(iv) the Sellers have confirmed in writing to Purchaser that (A) all of the conditions to Seller’s obligation to consummate the Closing have been satisfied or waived (other than those conditions that by their nature are intended to be satisfied by actions taken at Closing and that are capable of being satisfied at Closing), and (B) if specific performance is granted and the Debt Financing (or any alternative financing in accordance with Section 5.13) is funded in accordance with Section 2.1(a), then the Sellers will effect the Closing pursuant to Section 2.3.

(c) Without limiting the foregoing or the right of any member of the Sellers or the Company to cause Purchaser to comply with this Agreement, in no event shall the Sellers or the Company itself or any of their respective Affiliates, Related Parties or Representatives be entitled to seek the remedy of specific performance of this Agreement or the Debt Commitment Letter against the Debt Financing Sources.

(d) For the avoidance of doubt, notwithstanding anything to the contrary herein, the only Parties that may seek an injunction or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement are the Purchaser and the Company (it being understood that the Company may obtain such remedies with respect to Purchaser’s obligations to the Sellers).

Section 10.10 Treatment of Cape Publications, Inc..  Each of Cape Publications, Inc. and TEGNA Inc. acknowledges and agree that (a) Cape Publications, Inc. is a wholly-owned Subsidiary of TEGNA Inc., and (b) notwithstanding anything to the contrary herein or otherwise, all obligations of Cape Publications, Inc. and TEGNA Inc. hereunder shall be joint and several as between them, even with respect to obligations that are otherwise several as between TEGNA Inc. and Cape Publications, Inc.

Section 10.11 Provision Respecting Legal Representation.  It is acknowledged by each of the Parties that each of the Company, Sellers, and their Subsidiaries have retained Wachtell, Lipton, Rosen and Katz (“WLRK”) to act as their counsel in connection with the transactions contemplated hereby and that WLRK has not acted as counsel for Purchaser in connection with the transactions contemplated hereby and that Purchaser does not have the status of a client of WLRK for conflict of interest or any other purposes as a result thereof.  Purchaser, the Company and Sellers hereby agree that, in the event that a dispute arises after the Closing between Purchaser, the Company, and/or their Affiliates on the one hand, and Sellers or their respective Affiliates, on the other hand, WLRK may represent the Sellers and/or such Affiliates in such dispute even though the interests of the Sellers and/or such Affiliates may be directly adverse to Purchaser, the Company or their Affiliates, and even though WLRK may have represented the Company or its Subsidiaries in a matter substantially related to such dispute, or may be handling ongoing matters for Purchaser, the Company or any of their Affiliates.  The Purchaser further agrees that, as to all communications prior to Closing among WLRK, the Company, its Subsidiaries, Sellers, and/or any of their respective Affiliates that relate in any way to the transactions contemplated by this Agreement, the attorney–client privilege and the expectation of client confidence belongs to TEGNA Inc. and may be controlled by TEGNA Inc. and shall not pass to or be claimed by Purchaser, the Company or any of their Affiliates or any of the Sellers other than TEGNA Inc. or any of such other Sellers’ Affiliates.  Notwithstanding the foregoing, in the event that a dispute arises after the Closing between the Purchaser, the Company or any of their Affiliates, or any Sellers other than TEGNA Inc. and/or any of their respective Affiliates, on the one hand, and a third party (other than a Party or any of its Affiliates), on the other hand, the Company and its Affiliates or the other Sellers and their respective Affiliates, as applicable, may assert the attorney–client privilege to prevent disclosure of confidential communications by WLRK to such third party; provided,  however, that neither the Company and/or its Affiliates nor any of the Sellers other than TEGNA Inc. and/or their respective Affiliates may waive such privilege without the prior written consent of TEGNA Inc.

Section 10.12 Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement (or portions thereof) shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  If any provision of this Agreement (or any portion thereof) shall be held to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.  Upon a determination that any term, provision, covenant or restriction of this Agreement is invalid, void or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 10.13 Non-Recourse.  Each Party agrees, on behalf of itself and its Affiliates (and in the case of the Company, its Related Parties), that all Actions (whether in Contract or in tort, at Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to (a) this Agreement or the other Transaction Documents or the transactions contemplated hereunder or thereunder (including the Financing), (b) the negotiation, execution or performance of this Agreement or any other Transaction Document (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or any other Transaction Document), (c) any breach or violation of this Agreement, any other Transaction Document and (d) any failure of the transactions contemplated hereunder or under any Transaction Document (including the Financing) to be consummated, in each case, may be made only against the Persons that are expressly identified as parties to the applicable Transaction Document (excluding the Debt Commitment Letters and the Debt Financing Sources), in each case, solely as and to the extent specified, and on the terms and subject to the conditions set forth, herein or therein, as applicable.  In furtherance and not in limitation of the foregoing, and notwithstanding anything contained in this Agreement or any other Transaction Document to the contrary, and, in accordance with, and subject to the terms and conditions of, this Agreement each Party hereto covenants, agrees and acknowledges, on behalf of itself and its respective Affiliates (and in the case of the Company, its Related Parties), that no recourse under this Agreement, any other Transaction Document or in connection with any transactions contemplated hereby or thereby (including the Financing) shall be sought or had against any Person (including the Debt Financing Sources) who is not a party to any of the Transaction Documents (excluding the Debt Commitment Letters) under the Transaction Documents (excluding the Debt Commitment Letters), and no Person (including the Debt Financing Sources) who is not a party to any of the Transaction Documents (excluding the Debt Commitment Letters) shall have any liabilities to any party to such Transaction Document under such Transaction Document (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any claims, causes of action, liabilities arising under, out of, in connection with or related in any manner to the items listed in the first sentence of this Section 10.13.   For the avoidance of doubt, nothing in this Section 10.13 shall limit any obligations of the Debt Financing Sources to Purchaser or its Affiliates.

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IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the Parties as of the day first above written.

COMPANY:
CAREERBUILDER, LLC
By: /s/ Matt Ferguson_______________ Name: Matt Ferguson Title: CEO
SELLERS:
CAPE PUBLICATIONS, INC.
By: /s/ Todd Mayman_______________ Name: Todd Mayman Title: Vice President
MCCLATCHY INTERACTIVE WEST
By:R. Elaine Lintecum_____________ Name: R. Elaine Lintecum Title: V.P., Assistant Secretary and Treasurer
TEGNA INC.
By:/s/ Todd Mayman_______________ Name: Todd Mayman Title: Executive Vice President
TRIBUNE NATIONAL MARKETING COMPANY, LLC
By:/s/ Edward Lazarus_____________ Name: Edward Lazarus Title: VP/General Counsel/Secretary

PURCHASER:
AP Special Sits Camaro Holdings, LLC
By:/s/ Reed Rayman_______________ Name: Reed Rayman Title: Vice President

Schedule I

Sellers

	Seller	Class A Membership Interest	Class B Membership Interest
1.	Cape Publications, Inc., a Delaware corporation	19.6%
2.	TEGNA, Inc., a Delaware corporation	33.3%
3.	Tribune National Marketing Company, LLC, a Delaware limited liability company	32.1%
4.	McClatchy Interactive West, a Delaware corporation		15.0%